Exhibit 10.12(a)

$1,130,000,000

REVOLVING CREDIT AND TERM LOAN AGREEMENT

Dated as of July 27, 2007

among

ATLAS PIPELINE PARTNERS, L.P.,

as Borrower

ATLAS ARKANSAS PIPELINE, LLC

ATLAS CHANEY DELL, LLC

ATLAS MIDKIFF, LLC

ATLAS PIPELINE NEW YORK, LLC

ATLAS PIPELINE OHIO, LLC

ATLAS PIPELINE PENNSYLVANIA, LLC

ATLAS PIPELINE OPERATING PARTNERSHIP, L.P.

ATLAS PIPELINE MID-CONTINENT LLC

ELK CITY OKLAHOMA PIPELINE, L.P.

ELK CITY OKLAHOMA GP, LLC,

MID-CONTINENT ARKANSAS PIPELINE, LLC

NOARK PIPELINE SYSTEM, LIMITED PARTNERSHIP

NOARK ENERGY SERVICES, L.L.C.

OZARK GAS GATHERING, L.L.C.

OZARK GAS TRANSMISSION, L.L.C.

as Guarantors

WACHOVIA BANK, NATIONAL ASSOCIATION,

as Administrative Agent, Collateral Agent, Issuing Bank and Swingline Lender

BANK OF AMERICA, N.A.

BANK OF OKLAHOMA, N.A.

WELLS FARGO FOOTHILL, LLC

BNP PARIBAS

as Co-Documentation Agents

and

THE LENDERS SIGNATORY HERETO

WACHOVIA CAPITAL MARKETS, LLC,

Sole Lead Arranger and Sole Book Runner

-i-

-ii-

-iii-

Exhibits

Exhibit A-1	Form of Revolver Note
Exhibit A-2	Form of Term Loan Note
Exhibit A-3	Form of Swingline Note
Exhibit B	Form of Borrowing, Continuation and Conversion Request
Exhibit C	Form of Compliance Certificate
Exhibit D	Security Instruments
Exhibit E	Form of Assignment and Assumption
Exhibit F	[Reserved]
Exhibit G	Form of Guaranty
Exhibit H	Form of Perfection Certificate

-iv-

Exhibit I	Form of Notice of Election

Schedules

Schedule 1.01	Existing Letters of Credit.
Schedule 2.01	Lenders and Commitments
Schedule 7.03	Litigation
Schedule 7.08	ERISA
Schedule 7.09	Tax Obligations
Schedule 7.10	Title Exceptions
Schedule 7.15	Subsidiary Interests
Schedule 7.20	Insurance
Schedule 7.21	Hedging Agreements
Schedule 7.23	Material Agreements
Schedule 7.24	Imbalances
Schedule 9.01	Debt

-v-

REVOLVING CREDIT AND TERM LOAN AGREEMENT

THIS REVOLVING CREDIT AND TERM LOAN AGREEMENT dated as of July 27, 2007, among ATLAS PIPELINE PARTNERS, L.P., a Delaware limited partnership (“Borrower”); ATLAS PIPELINE NEW YORK, LLC, a Pennsylvania limited liability company (“APL New York”); ATLAS CHANEY DELL, LLC, a Delaware limited liability company (“Atlas Chaney”), ATLAS MIDKIFF, LLC, a Delaware limited liability company (“Atlas Midkiff”), ATLAS PIPELINE OHIO, LLC, a Pennsylvania limited liability company (“APL Ohio”); ATLAS PIPELINE PENNSYLVANIA, LLC, a Pennsylvania limited liability company (“APL Pennsylvania”); ATLAS PIPELINE OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (“APL Operating”); ATLAS PIPELINE MID-CONTINENT LLC, a Delaware limited liability company (“APL Mid-Continent”); ELK CITY OKLAHOMA PIPELINE, L.P., a Texas limited partnership (“Elk City”); ELK CITY OKLAHOMA GP, LLC, a Delaware limited liability company (“Elk City GP”); ATLAS ARKANSAS PIPELINE LLC, an Oklahoma limited liability company (“Atlas Arkansas”); MID-CONTINENT ARKANSAS PIPELINE, LLC, an Arkansas limited liability company (“AAPL2”); NOARK PIPELINE SYSTEM, LIMITED PARTNERSHIP, an Arkansas limited partnership (“NOARK”); NOARK ENERGY SERVICES, L.L.C., an Oklahoma limited liability company (“NOARK Energy”); OZARK GAS GATHERING, L.L.C., an Oklahoma limited liability company (“OGG”); and OZARK GAS TRANSMISSION, L.L.C., an Oklahoma limited liability company (“OGT”; OGT, OGG, NOARK Energy, NOARK, AAPL2, Atlas Arkansas, Atlas Chaney, Atlas Midkiff, Elk City GP, Elk City, APL Mid-Continent, APL New York, APL Ohio, APL Pennsylvania and APL Operating are collectively referred to herein as the “Initial Guarantors,” and the Borrower and the Initial Guarantors are collectively referred to herein as the “Initial Obligors”); each of the lenders that is a signatory hereto or which becomes a signatory hereto as provided in Section 12.06 (individually, together with its successors and assigns, a “Lender,” and collectively, the “Lenders”); WACHOVIA BANK, NATIONAL ASSOCIATION, as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”); Wachovia Bank, National Association, as collateral Agent (in such capacity, together with its successors in such capacity, the “Collateral Agent”) WACHOVIA BANK, NATIONAL ASSOCIATION, as issuing bank (in such capacity, together with its successors in such capacity, the “Issuing Bank”); WACHOVIA BANK, NATIONAL ASSOCIATION, as swingline lender (in such capacity together with its successors in such capacity, the (“Swingline Lender”); BANK OF AMERICA, N.A., BANK OF OKLAHOMA, N.A., WELLS FARGO FOOTHILL, LLC and BNP PARIBAS as co-documentation agents; and WACHOVIA CAPITAL MARKETS, LLC, as sole Lead Arranger (in such capacity, together with its successors in such capacity, the “Lead Arranger”).

RECITALS

WHEREAS, pursuant to that certain Master Formation Agreement dated as of June 1, 2007 by and between Western Gas Resources, Inc. (“Western”) and the Borrower and that certain Master Formation Agreement dated as of June 1, 2007 by and among Western, Western Gas Resources-Westana, Inc. and the Borrower (together, as each may be amended, supplemented or otherwise modified through the date hereof, the “Formation Agreements”) the Borrower has agreed with Western to form (the formation of the Anadarko JVs, the Atlas Contribution and the Western Contribution collectively, the “Anadarko Formation”), Atlas Pipeline Midcontinent WestOK, LLC, a Delaware limited liability company (“WestOK”), and Atlas Pipeline Midcontinent WestTex, LLC, a Delaware limited liability company (“WestTex”; each of WestOK and WestTex, an “Anadarko JV” and together, the “Anadarko JVs”) and in connection therewith, Western has agreed to contribute (the “Western Contribution”) all of the gathering pipeline, processing plants and associated compression and related assets currently known as the Chaney Dell and Midkiff/Benedum Systems (the “Acquired Business”) to the Anadarko JVs and the Borrower has agreed to contribute an aggregate of approximately $1,850,000,000 in cash (the “Atlas Contribution”);

WHEREAS, Borrower has requested that (i) the Term Loan Lenders make Term Loans to Borrower of $830,000,000 in the aggregate and (ii) the Revolver Lenders provide Revolver Commitments of $300,000,000 in the aggregate to be available for Revolver Loans to Borrower and Letters of Credit issued for the account of Borrower; and

WHEREAS, the Lenders have agreed to extend certain credit facilities to Borrower on the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements herein contained and of the loans, extensions of credit and commitments hereinafter referred to, the parties hereto agree as follows:

ARTICLE I

Definitions and Accounting Matters

Section 1.01 Terms Defined Above. As used in this Agreement, the terms “AAPL2,” “Acquired Business,” “Administrative Agent,” “Anadarko Formation,” “Anadarko JVs,” “Atlas Arkansas,” “Atlas Contribution,” “APL New York,” “APL Ohio,” “APL Pennsylvania,” “APL Operating,” “APL Mid-Continent,” “Atlas Chaney,” “Atlas Midkiff,” “Borrower,” “Collateral Agent,” “Initial Guarantors,” “Issuing Bank,” “Lender,” “Lenders,” “Initial Obligors,” “Elk City,” “Elk City GP,” “Lead Arranger,” “NOARK,” “NOARK Energy,” “OGG,” “OGT,” “Western,” “Western Contribution,” “WestOK” and “WestTex” shall have the meanings indicated above.

Section 1.02 Certain Defined Terms. As used herein, the following terms shall have the following meanings (all terms defined in this Article I or in other provisions of this Agreement in the singular to have equivalent meanings when used in the plural, and vice versa):

Additional Costs has the meaning assigned such term in Section 5.01(a).

Adjusted LIBOR means, with respect to any LIBOR Loan, a rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by the Administrative Agent to be equal to the quotient of (i) LIBOR for such Loan for the Interest Period for such Loan divided by (ii) 1 minus the Eurodollar Reserve Percentage for such Loan for such Interest Period.

Administrative Questionnaire means an Administrative Questionnaire in a form supplied by the Administrative Agent.

Affected Loans has the meaning assigned such term in Section 5.04.

Affiliate of any Person means (i) any Person directly or indirectly controlled by, controlling or under common control with such first Person, (ii) any director or officer of such first Person or of any Person referred to in clause (i) above and (iii) if any Person in clause (i) above is an individual, any member of the immediate family (including parents, spouse and children) of such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family and any Person who is controlled by any such member or trust. For purposes of this definition, any Person which owns directly or indirectly 10% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or 10% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to “control” (including, with its correlative meanings, “controlled by” and “under common control with”) such corporation or other Person.

Agreement means this Revolving Credit and Term Loan Agreement, as the same may from time to time be further renewed, extended, amended, restated or supplemented.

Aggregate Maximum Revolver Amount at any time equals the sum of the Maximum Revolver Amounts of the several Revolver Lenders ($300,000,000), as the same may be reduced pursuant to Section 2.03(a).

Aggregate Maximum Term Loan Amount at any time equals the sum of the Maximum Term Loan Amount of the several Term Loan Lenders ($830,000,000).

AHD means Atlas Pipeline Holdings, L.P., a Delaware limited partnership.

Applicable Lending Office means, for each Lender and for each Type of Loan, the lending office of such Lender (or an Affiliate of such Lender) designated for such Type of Loan on the signature pages hereof or such other offices of such Lender (or of an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office by which its Loans of such Type are to be made and maintained.

Applicable Margin means (a) with respect to Term Loans, 2.75% for LIBOR Loans and 1.75% for Base Rate Loans; provided that upon the Borrower’s notice to the Administrative Agent of receipt of ratings for the Facilities from both S&P and Moody’s, the “Applicable Margin” with respect to Term Loans shall mean the Ratings Based Spread and (b) with respect to Revolver Loans, (i) prior to the end of the first full fiscal quarter ending after the Closing Date, 2.25% for LIBOR Loans and 1.25% for Base Rate Loans and (ii) thereafter the applicable per annum percentage set for at the appropriate intersection in the table shown below, based on the Leverage Ratio as in effect from time to time:

Pricing Level	Leverage Ratio	LIBOR +	Base Rate +
I	Less than or equal to 3.50:1.00	1.25%	0.25%

II	Greater than 3.50:1.00, but less than or equal to 4.00:1.00	1.50%	0.50%

III	Greater than 4.00:1.00, but less than or equal to 4.50:1.00	1.75%	0.75%

IV	Greater than 4.50:1.00, but less than or equal to 5.00:1.00	2.00%	1.00%

V	Greater than 5.00 to 1.00	2.25%	1.25%

; provided that if the Borrower has not caused both S&P and Moody’s to issue a rating with respect to the Facilities (i) on or prior to the 90th day following the Closing Date, the Applicable Margin with respect to Term Loans and Revolver Loans shall be increased by 0.25% from the Applicable Margin that would have otherwise been applicable to such Loans; and (ii) on or prior to the 180th day following the Closing Date, the Applicable Margin with respect to Term Loans and Revolver Loans shall be increased by an additional 0.25% from the Applicable Margin that would have otherwise been applicable to such Loans (including after giving effect to clause (i) of this proviso); provided further that upon the Borrower’s notice to the Administrative Agent of receipt of ratings for the Facilities from both S&P and Moody’s, the “Applicable Margin” (x) with respect to Term Loans shall revert to the Ratings Based Spread and (y) with respect to Revolver Loans shall revert to the applicable per annum percentage set for at the appropriate intersection in the table shown above, based on the Leverage Ratio as in effect at such time.

Each change in the Applicable Margin resulting from a change in the Leverage Ratio shall take effect on the date of delivery by the Borrower to the Administrative Agent of notice thereof pursuant to Section 8.01(j). However, if the Borrower fails to deliver a compliance certificate when required pursuant to Section 8.01(j), then the Applicable Margin shall be set at the highest level until such date as the Borrower delivers such compliance certificate to the Administrative Agent.

In the event that any financial statement or compliance certificate delivered pursuant to Section 8.01(j) is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy if corrected would have led to a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (i) Borrower shall immediately deliver to the Administrative Agent a correct compliance certificate for such Applicable Period, (ii) the Applicable Margin shall be determined as if Pricing Level V were applicable for such Applicable Period and (iii) Borrower shall immediately pay to the Administrative Agent the additional interest owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with the terms hereof. Following the delivery of the corrected compliance certificate, the Applicable Margin for periods following the Applicable Period shall be calculated in accordance with the two preceding paragraphs. This paragraph shall not limit the rights of the Administrative Agent and the Lenders hereunder.

Approved Fund means any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

Assignment and Assumption means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 12.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form approved by the Administrative Agent.

Availability means, at any time, (i) the Revolver Lenders’ aggregate Revolver Commitments, minus (ii) the sum of (a) the Effective Amount of all outstanding Revolver Loans, (b) the Effective Amount of all LC Exposure and (c) the Effective Amount of all outstanding Swingline Loans.

Base Rate means, with respect to any Base Rate Loan, for any day, a rate per annum equal to the higher of (i) the Federal Funds Rate for any such day plus 1/2 of 1% or (ii) the Prime Rate for such day. Each change in any interest rate provided for herein based upon the Base Rate resulting from a change in the Base Rate shall take effect at the time of such change in the Base Rate.

Base Rate Loans means Loans that bear interest at rates based upon the Base Rate.

Business Day means any day other than a day on which commercial banks are authorized or required to close in North Carolina or New York and, where such term is used in the definition of “Quarterly Date” or if such day relates to a borrowing or continuation of, a payment or prepayment of principal of or interest on, or a conversion of or into, or the Interest Period for, a LIBOR Loan or a notice by the Borrower with respect to any such borrowing or continuation, payment, prepayment, conversion or Interest Period, any day which is also a day on which dealings in Dollar deposits are carried out in the London interbank market.

Carve-out Financials has the meaning assigned such term in Section 6.01(q).

Cash Management Agreement means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

Cash Management Bank means any Person that, at the time it enters into a Cash Management Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Cash Management Agreement.

Change in Control means (i) except as permitted by clauses (iii)(c) and (iii)(d) hereof, any person or group of persons (within the meaning of Subsection 13(d) or 14(a) of the Securities Exchange Act of 1934, as amended) shall have acquired subsequent to the date hereof beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) of 25% or more of the equity securities of such Person entitled to vote for members of the board of directors or equivalent governing body of such Person (and taking into account all such securities that such Person or group has the right to acquire pursuant to any option right) (provided, however, that the acquisition by the General Partner or any Affiliate thereof of 25% or more of the partnership interests of the Borrower shall not constitute a Change in Control); (ii) within a period of twelve (12) consecutive calendar months, individuals who were managing board members of the General Partner on the first day of such period or persons who were appointed or nominated by such persons shall cease to constitute a majority of the managing board members of the General Partner, or (iii) the occurrence of any of the following:

(a) the sale, transfer, lease, conveyance or other disposition (other than by way of a permitted merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Borrower and its Wholly Owned Subsidiaries taken as a whole to any “person” (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended);

(b) the adoption of a plan relating to the liquidation or dissolution of the Borrower or the General Partner unless, in the case of the General Partner, the General Partner is replaced by an affiliate of AHD acceptable to the Lenders in their reasonable discretion, such acceptance not to be unreasonably withheld;

(c) the General Partner ceases to own, directly or indirectly, at least 51% of the general partner interests of the Borrower or of APL Operating, or the General Partner ceases to serve as the only general partner of the Borrower or APL Operating unless, in the case of the General Partner, the General Partner is replaced by an affiliate of AHD acceptable to the Lenders in their reasonable discretion, such acceptance not to be unreasonably withheld; or

(d) AHD and/or one or more of its directly or indirectly wholly-owned subsidiaries ceases to own at least 51% of the membership units of the General Partner.

Change in Law means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

Closing Date means the date upon which the conditions precedent for initial funding set forth in Section 6.01 are satisfied.

Code means the Internal Revenue Code of 1986, as amended from time to time and any successor statute.

Collateral means the collateral security for the Obligations pledged or granted pursuant to the Security Instruments.

Commitment means (i) for any Revolver Lender, its Revolver Commitment, and (ii) for any Term Loan Lender, its Term Loan Commitment.

Commitment Fee Percentage means (a) prior to the end of the first full fiscal quarter ending after the Closing Date, 0.375% and (b) thereafter the applicable per annum percentage set for at the appropriate intersection in the table shown below, based on the Leverage Ratio as in effect from time to time:

Pricing Level	Leverage Ratio	Commitment Fee Percentage

I	Less than or equal to 3.5:1.0	0.200%

II	Greater than 3.5:1.0 but less than or equal to 4.0:1.0	0.250%

III	Greater than 4.0:1.0 but less than or equal to 4.5:1.0	0.300%

IV	Greater than 4.5:1.0	0.375%

Each change in the Commitment Fee Percentage resulting from a change in the Total Leverage Ratio shall take effect on the date of delivery by the Borrower to the Administrative Agent of notice thereof pursuant to Section 8.01(j). However, if the Borrower fails to deliver a compliance certificate when required pursuant to Section 8.01(j), then the Applicable Margin shall be set at the highest level until such date as the Borrower delivers such compliance certificate to the Administrative Agent.

In the event that any financial statement or Compliance Certificate delivered pursuant to Section 8.01(j) is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy if corrected would have led to a higher Commitment Fee Percentage for any period (an “Applicable Period”) than the Commitment Fee Percentage applied for such Applicable Period, then (i) Borrower shall immediately deliver to the Administrative Agent a correct Compliance Certificate for such Applicable Period, (ii) the Commitment Fee Percentage shall be determined as if Pricing Level IV were applicable for such Applicable Period and (iii) Borrower shall immediately pay to the Administrative Agent the additional interest owing as a result of such increased Commitment Fee Percentage for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with the terms hereof. Following the delivery of the corrected compliance certificate, the Commitment Fee Percentage for periods following the Applicable Period shall be calculated in accordance with the two preceding paragraphs. This paragraph shall not limit the rights of the Administrative Agent and the Lenders hereunder.

Consolidated EBITDA means, for any trailing twelve-month period, the sum of (i) Consolidated Net Income for such period, plus without duplication (ii) the following expenses or charges to the extent deducted from Consolidated Net Income in such period: interest, income taxes, depreciation, depletion, amortization, non-cash compensation on long-term incentive plans, and other non-cash charges (other than a non-cash charge resulting from an accrual of a reserve for any cash charge in any future period) to Consolidated Net Income including non-cash losses resulting from mark to market accounting of Hedging Agreements, minus without duplication (iii) non-cash credits to Consolidated Net Income including non cash gains resulting from mark to market accounting of hedging agreements; provided that with respect to that portion of the Borrower’s Consolidated EBITDA attributable to the Acquired Business, (a) such portion of Consolidated EBITDA for the fiscal quarter ending December 31, 2007 shall be calculated by annualizing the Consolidated EBITDA of the Acquired Business for such fiscal quarter and the previous fiscal quarter and (b) such portion of Consolidated EBITDA for the fiscal quarter ending March 31, 2008 shall be calculated by annualizing the Consolidated EBITDA of the Acquired Business for such fiscal quarter and the two previous fiscal quarters. For purposes of this Agreement, Consolidated EBITDA shall be adjusted on a pro forma basis, in a manner reasonably acceptable to the Administrative Agent, to include, as of the first day of any applicable period, without duplication, (x) the Anadarko Formation or any acquisition permitted pursuant to Section 9.03(i) closed during such period, including, without limitation, adjustments reflecting any non-recurring costs and any extraordinary expenses of the Anadarko Formation or any acquisition permitted pursuant to Section 9.03(i) closed during such period calculated on a basis consistent with GAAP and Regulation S-X of the Securities Exchange Act of 1934, as amended, or as approved by the Administrative Agent and (y) any Pro Forma Cost Savings.

Consolidated Funded Debt means, for any Person and its Consolidated Subsidiaries, the sum of the following (without duplication): (i) all obligations of such Person and its Consolidated Subsidiaries for borrowed money or evidenced by bonds, debentures, notes or other similar instruments (including principal, interest, fees and charges); (ii) all obligations of such Person and its Consolidated Subsidiaries (whether contingent or otherwise) in respect of bankers’ acceptances, letters of credit, surety or other bonds and similar instruments; (iii) all obligations of such Person and its Consolidated Subsidiaries to pay the deferred purchase price of Property or services (other than for borrowed money); (iv) all obligations under leases which shall have been, or should have been, in accordance with GAAP, recorded as capital leases in respect of which such Person and its Consolidated Subsidiaries is liable (whether contingent or otherwise); (v) any capital stock of such Person and its Consolidated Subsidiaries in which such Person has a mandatory obligation to redeem such stock and (vi) any obligation, contingent or otherwise, of any such Person pursuant to which such Person has directly or indirectly guaranteed any Debt of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of any such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement condition or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, that this clause (vi) shall not include endorsements for collection or deposit in the ordinary course of business.

Consolidated Interest Expense means with respect to such Person and its Consolidated Subsidiaries, for any period, the aggregate cash interest payments made or required to be made for such Person and its Consolidated Subsidiaries on a consolidated basis for such period; provided, that (i) Consolidated Interest Expense for the fiscal quarter ending December 31, 2007 shall be calculated by annualizing the Consolidated Interest Expense for such fiscal quarter, (ii) Consolidated Interest Expense for the fiscal quarter ending March 31, 2008 shall be calculated by annualizing the Consolidated Interest Expense for such fiscal quarter and the previous fiscal quarter and (iii) Consolidated Interest Expense for fiscal quarter ending June 30, 2008 shall be calculated by annualizing the Consolidated Interest Expense for such fiscal quarter and the two (2) previous fiscal quarters.

Consolidated Net Income means with respect to such Person and its Consolidated Subsidiaries, for any period, the aggregate of the net income (or loss) of such Person and its Consolidated Subsidiaries after allowances for taxes for such period, determined on a consolidated basis in accordance with GAAP; provided, that there shall be excluded from such net income (to the extent otherwise included therein) the following: (i) the net income of any other entity other than a Consolidated Subsidiary), except to the extent of the amount of dividends or distributions actually paid in such period by such other entity to such Person or to a Consolidated Subsidiary, as the case may be; (ii) the net income (but not loss) of any Consolidated Subsidiary to the extent that the declaration or payment of dividends or similar distributions or transfers or loans by that Consolidated Subsidiary is not at the time permitted by operation of the terms of its charter or any agreement, instrument or Governmental Requirement applicable to such Consolidated Subsidiary, or is otherwise restricted or prohibited and (iii) the cumulative effect of a change in accounting principles and any gains or losses attributable to writeups or write downs of assets.

Consolidated Subsidiaries means each Subsidiary of a Person (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of such Person in accordance with GAAP, provided, however, that the Consolidated Subsidiaries of Borrower shall not include the Unrestricted Entities.

Coverage Ratio has the meaning set forth in Section 9.13.

Debt means, for any Person the sum of the following (without duplication): (i) all obligations of such Person for borrowed money or evidenced by bonds, debentures, notes or other similar instruments (including principal, interest, fees and charges); (ii) all obligations of such Person (whether contingent or otherwise) in respect of bankers’ acceptances, letters of credit, surety or other bonds and similar instruments; (iii) all obligations of such Person to pay the deferred purchase price of Property or services (other than for borrowed money); (iv) all obligations under leases which shall have been, or should have been, in accordance with GAAP, recorded as capital leases in respect of which such Person is liable (whether contingent or otherwise); (v) all obligations under operating leases which require such Person or its Affiliate to make payments over the term of such lease, including payments at termination, based on the purchase price or appraisal value of the Property subject to such lease plus a marginal interest rate, and used primarily as a financing vehicle for, or to monetize, such Property; (vi) all Debt (as described in the other clauses of this definition) and other obligations of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person; (vii) all Debt (as described in the other clauses of this definition) and other obligations of others guaranteed by such Person or in which such Person otherwise assures a creditor against loss of the debtor or obligations of others; (viii) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the Debt or Property of others; (ix) obligations to gather or transport Hydrocarbons in consideration of advance payments; (x) obligations to pay for goods or services whether or not such goods or services are actually received or utilized by such Person; (xi) any capital stock of such Person in which such Person has a mandatory obligation to redeem such stock; (xii) any Debt of a Subsidiary for which such Person is liable either by agreement or because of a Governmental Requirement; and (xiii) all obligations of such Person under Hedging Agreements.

Debt Issuance shall mean the issuance of any Debt for borrowed money by the Borrower or any of its Subsidiaries, excluding any Debt of the Borrower and its Subsidiaries permitted to be incurred pursuant to Section 9.01 (other than Section 9.01(i)).

Default means an Event of Default or an event which with notice or lapse of applicable grace period or both would become an Event of Default.

Defaulting Lender means any Lender that (i) has failed to fund any portion of the Loans or Letter of Credit reimbursement obligations required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (ii) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (iii) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

Disposition or Dispose means the sale, transfer or other disposition (including any sale-leaseback transaction) of any property by any Person, other than the sale transfer, or other disposition (or series of related sales, transfers or related dispositions) of property of such Person having a fair market value of less than $1,000,000. For the avoidance of doubt, “Disposition” includes Equity Offerings.

Dollars and $ means lawful money of the United States of America.

Effective Amount means (i) with respect to any Revolver Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any Revolver Loans and prepayments or repayments thereof occurring on such date under the Revolver Facility; (ii) with respect to any outstanding LC Exposure on any date, the amount of such LC Exposure on such date after giving effect to any issuances of Letters of Credit occurring on such date and any other changes in the aggregate amount of the LC Exposure as of such date, including as a result of any reimbursements of drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date and (iii) with respect to any Swingline Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any Swingline Loans and any prepayments or repayments thereof occurring on such date.

Eligible Assignee means (i) a Lender; (ii) an Affiliate of a Lender; (iii) an Approved Fund; and (iv) any other Person (other than a natural Person) approved by (a) the Administrative Agent, (b) in the case of any assignment of a Revolver Commitment, the Swingline Lender and the Issuing Bank and (c) unless a Default or Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided, that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

Environmental Laws means any and all Governmental Requirements pertaining to health or the environment in effect in any and all jurisdictions in which the Borrower or any of its Subsidiaries is conducting or at any time has conducted business, or where any Property of the Borrower or any of its Subsidiaries is located, including without limitation, the Oil Pollution Act of 1990 (“OPA”), the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and other environmental conservation or protection laws. The term “oil” shall have the meaning specified in OPA, the terms “hazardous substance” and “release” or “threatened release” have the meanings specified in CERCLA, and the terms “solid waste” and “disposal” or “disposed” have the meanings specified in RCRA; provided, however, that (i) in the event either OPA, CERCLA or RCRA is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment and (ii) to the extent the laws of the state in which any Property of the Borrower or any of its Subsidiaries is located establish a meaning for “oil,” “hazardous substance,” “release,” “solid waste” or “disposal” which is broader than that specified in either OPA, CERCLA or RCRA, such broader meaning shall apply.

Equity Issuance means the issuance of common equity by the Borrower pursuant to the Common Unit Purchase Agreement dated as of June 1, 2007 on the Closing Date and any additional issuances of equity pursuant thereto as liquidated damages.

Equity Offering means the issuance or sale of equity interests in the Borrower pursuant to a public or private offering.

ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time and any successor statute.

ERISA Affiliate means each trade or business (whether or not incorporated) which together with the Borrower or any Subsidiary would be deemed to be a “single employer” within the meaning of section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of section 414 of the Code.

ERISA Event means (i) a “Reportable Event” described in Section 4043 of ERISA and the regulations issued thereunder, (ii) the withdrawal of the Borrower, any Subsidiary or any ERISA Affiliate from a Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (iii) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, (iv) the institution of proceedings to terminate a Plan by the PBGC or (v) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

Eurodollar Reserve Percentage means, for any day, the percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) which is in effect for such day as prescribed by the Board of Governors of the Federal Reserve system (or any successor) for determining the maximum reserve requirement (including, without limitation, any basic, supplemental or emergency reserves) in respect of eurocurrency liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.

Event of Default has the meaning assigned such term in Section 10.01.

Excepted Liens means: (i) Liens for taxes, assessments or other governmental charges or levies not yet due or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained; (ii) Liens in connection with worker’s compensation, unemployment insurance or other social security, old age pension or public liability obligations not yet due or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (iii) vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, workmen’s, materialmen’s, construction or other like Liens arising by operation of law in the ordinary course of business or incident to the gathering, transportation, operation and maintenance of the Pipeline Properties or statutory landlord’s liens, each of which is in respect of obligations that have not been outstanding more than 90 days or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP; (iv) encumbrances of third party surface owners and owners of other estates in lands (other than lands to which the Borrower or any of its Subsidiaries has fee simple title) covered by Pipeline right-of-ways, permits and easements; (v) encumbrances (other than to secure the payment of borrowed money or the deferred purchase price of Property or services), easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any rights of way or other Property of the Borrower or any of its Subsidiaries for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, and defects, irregularities, zoning restrictions and deficiencies in title of any rights of way or other

Property which in the aggregate do not materially impair the use of such rights of way or other Property for the purposes of which such rights of way and other Property are held by the Borrower or any of its Subsidiaries or materially impair the value of such Property subject thereto; (vi) that certain Surface Lease Agreement dated as of February 1, 2000, by and between Texaco Exploration and Production, Inc., predecesssor in interest to APL Mid-Continent, as lessor, and Velma Federal Credit Union, as lessee; (vii) deposits of cash or securities to secure the performance of bids, trade contracts, leases, statutory obligations and other obligations of a like nature incurred in the ordinary course of business; and (viii) Liens which do not materially interfere with the occupation, use, and enjoyment by Borrower of the Pipeline Properties in the ordinary course of business as presently conducted or materially impair the value thereof for the purposes thereof.

Excluded Taxes means with respect to the Administrative Agent, any Lender, the Issuing Bank, the Swingline Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) Taxes imposed on or measured by its net income, franchise taxes imposed in lieu of net income taxes and branch profit or similar taxes imposed by (i) any jurisdiction (or any political subdivision thereof) of which such Lender, the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, is a resident or in which such Lender has an Applicable Lending Office, (ii) the jurisdiction (or any political subdivision thereof in which the Administrative Agent, the Issuing Bank, the Swingline Lender or such Lender is organized, or (iii) any jurisdiction (or any political subdivision thereof) in which such Lender, the Issuing Bank, the Swingline Lender or the Administrative Agent is presently doing business which taxes are imposed solely as a result of doing business in such jurisdiction (other than a business arising from or deemed to arise from any of the transactions contemplated by this Agreement or any other Loan Documents) and (b) in the case of a Lender, the Issuing Bank or the Swingline Lender, any U.S. federal withholding tax that (i) is imposed on amounts payable to such Lender, the Issuing Bank, or the Swingline Lender at the time such Lender, the Issuing Bank or the Swingline Lender becomes a party hereto (or designates a new lending office) except to the extent that such Lender, the Issuing Bank, or the Swingline Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 4.06(a); provided that this clause (b)(i) shall not apply to any Taxes imposed on a Lender, the Issuing Bank or the Swingline Lender in connection with an interest or participation in any Loan or other obligation that such Lender or Issuing Bank was required to acquire pursuant to Section 4.05 or (ii) is attributable to such Lender’s, the Issuing Bank’s or the Swingline Lender’s failure to comply with Section 4.06(d) (i.e., failure to provide a form that such Lender, the Issuing Bank or the Swingline Lender is legally entitled to provide).

Existing Credit Agreement means the Credit Agreement dated as of April 14, 2005 between the Borrower, the guarantors party thereto from time to time, the lenders party thereto from time to time and Wachovia Bank, National Association, as Administrative Agent, as amended by that certain First Amendment to Revolving Credit and Term Loan Agreement dated as of October 31, 2005, that certain Second Amendment to Revolving Credit and Term Loan Agreement dated as of May 1, 2006, and that certain Third Amendment to Revolving Credit and Term Loan Agreement dated as of June 29, 2006.

Existing Letters of Credit means those letters of credit previously issued under the Existing Credit Agreement for the account of the Borrower or any of its Subsidiaries that are (a) outstanding on the Closing Date and (b) listed on Schedule 1.01.

Facilities means, collectively, the Revolver Facility and the Term Loan Facility, and Facility means either of the Revolver Facility or the Term Loan Facility.

Federal Funds Rate means the rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) representing the daily effective federal funds rate as quoted by the Administrative Agent and confirmed in Federal Reserve Board Statistical Release H.15 (519) or any successor or substitute publication selected by the Administrative Agent. If, for any reason, such rate is not available, then “Federal Funds Rate” shall mean a daily rate which is determined, in the opinion of the Administrative Agent, to be the rate at which federal funds are being offered for sale in the national federal funds market at 9:00 a.m. Rates for weekends or holidays shall be the same as the rate for the most immediately preceding Business Day.

Fee Letter means that certain letter agreement from Wachovia Bank, National Association and Wachovia Capital Markets, LLC, to the Borrower dated June 1, 2007, concerning certain fees in connection with this Agreement and any agreements or instruments executed in connection therewith, as the same may be amended or replaced from time to time.

Financial Statements means the financial statement or statements of the Borrower and its Consolidated Subsidiaries described or referred to in Section 7.02.

Foreign Lender means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

Foreign Subsidiary means any direct or indirect Subsidiary of the Borrower which (1) is not a “United States person” within the meaning of Section 7701(a)(30) of the Code, and ((2) is a controlled foreign corporation (within the meaning of Section 957(a) of the Code) or is owned directly or indirectly by such controlled foreign corporation.

Formation Agreements has the meaning assigned to such term in the preamble hereto.

Fund means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

GAAP means generally accepted accounting principles in the United States of America in effect from time to time.

General Partner means Atlas Pipeline Partners GP, LLC, a Delaware limited liability company.

Governmental Approvals means all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

Governmental Authority includes the country, the state, county, city and political subdivisions in which any Person or such Person’s Property is located or which exercises valid jurisdiction over any such Person or such Person’s Property, and any court, agency, department, commission, board, bureau or instrumentality of any of them including monetary authorities which exercises valid jurisdiction over any such Person or such Person’s Property. Unless otherwise specified, all references to Governmental Authority herein shall mean a Governmental Authority having jurisdiction over, where applicable, the Borrower or any of its Subsidiaries or any of their Property or the Administrative Agent, any Lender or any Applicable Lending Office.

Governmental Requirement means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement (whether or not having the force of law), including, without limitation, Environmental Laws, energy regulations and occupational, safety and health standards or controls, of any Governmental Authority.

Guarantor means each Initial Guarantor and each Subsidiary of Borrower hereafter formed or acquired that is required to execute and deliver a Guaranty Agreement pursuant to Section 8.13.

Guaranty Agreement means, an agreement executed by a Guarantor substantially in the form of Exhibit G guarantying, unconditionally, payment of the Obligations, together with any amendment, modification, supplement, restatement, ratification, or reaffirmation of any Guaranty Agreement made in accordance with the Loan Documents.

Hedge Bank means any Person that, at the time it enters into a Hedging Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Hedging Agreement.

Hedging Agreements means any commodity, interest rate or currency swap, cap, floor, collar, forward agreement or other exchange or protection agreements or any option with respect to any such transaction.

Highest Lawful Rate means, as of a particular date, the highest non-usurious rate of interest, if any, permitted from day to day by applicable law.

Hydrocarbons means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

Indemnified Parties has the meaning assigned such term in Section 12.03(a)(ii).

Indemnified Taxes means Taxes other than Excluded Taxes and Other Taxes.

Initial Funding means the funding of the initial Loans or issuance of the initial Letters of Credit upon satisfaction of the conditions set forth in Sections 6.01 and 6.02.

Insurance and Condemnation Event means the receipt by the Borrower or any of its Subsidiaries of any cash insurance proceeds or condemnation award payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of their respective property or assets.

Intercompany Debt means funded Debt that is owed by the Borrower or any of its Consolidated Subsidiaries to the Borrower or to any Obligor.

Intercompany Notes means the promissory notes executed to evidence the Intercompany Debt.

Interest Period means, with respect to any LIBOR Loan, the period commencing on the date such LIBOR Loan is made and ending on the numerically corresponding day in the first, second, third or sixth calendar month thereafter (or if agreed to by all Lenders, the ninth or twelfth calendar month thereafter), as the Borrower may select as provided in Section 2.02, except that each Interest Period which commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month. Notwithstanding the foregoing: (i) no Interest Period with respect to Revolver Loans may end after the Termination Date in respect of the Revolver Facility, and no Interest Period with respect to Term Loans may end after the Termination Date in respect of the Term Loan Facility; (ii) each Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day (or, if such next succeeding Business Day falls in the next succeeding calendar month, on the next preceding Business Day); and (iii) no Interest Period shall have a duration of less than one month and, if the Interest Period for any LIBOR Loans would otherwise be for a shorter period, such Loans shall not be available hereunder.

ISP98 means the International Standby Practices (1998 Revision, effective January 1, 1999), International Chamber of Commerce Publication No. 590.

JV Documents means the Formation Agreements and each other agreement, document and instrument executed and delivered by Borrower, the Anadarko JVs or any other Subsidiary and any counterparty thereto in connection with the Anadarko Formation, including, without limitation, the Operating Agreements.

LC Commitment at any time shall mean $50,000,000.

LC Exposure at any time means the sum of (i) the aggregate amount available to be drawn under all outstanding Letters of Credit plus (ii) the aggregate of all amounts drawn under all Letters of Credit and not yet reimbursed.

L/C Participants means the collective reference to all the Revolver Lenders other than the Issuing Bank.

Letter of Credit Agreements means the written agreements with the Issuing Bank, as issuing lender for any Letter of Credit, executed in connection with the issuance by the Issuing Bank of the Letters of Credit, such agreements to be on the Issuing Bank’s customary form for letters of credit of comparable amount and purpose as from time to time in effect or as otherwise agreed to by the Borrower and the Issuing Bank.

Letter of Credit Application means an application, in the form specified by the Issuing Lender from time to time, requesting the Issuing Lender to issue a Letter of Credit.

Letters of Credit means (a) the stand-by letters of credit issued pursuant to Section 2.01(b) and (b) the Existing Letters of Credit and, in each case, all reimbursement obligations pertaining to any such letters of credit, and Letter of Credit shall mean any one of the Letters of Credit and the reimbursement obligations pertaining thereto.

Leverage Ratio has the meaning set forth in Section 9.14.

LIBOR means the rate per annum determined on the basis of the rate for deposits in Dollars in minimum amounts of at least $5,000,000 for a period equal to the applicable Interest Period which appears on the Reuters Screen LIBOR01 Page at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period (rounded upward, if necessary, to the nearest 1/100th of 1%). If, for any reason, such rate does not appear on Reuters Screen LIBOR01 Page, then “LIBOR” shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars in minimum amounts of at least $5,000,000 would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period. Each calculation by the Administrative Agent of LIBOR shall be conclusive and binding for all purposes, absent manifest error.

LIBOR Loans means Loans the interest rates on which are determined on the basis of rates referred to in the definition of “Adjusted LIBOR.”

Lien means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term “Lien” shall include reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting Property. For the purposes of this Agreement, any Person shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing.

Limited Partnership Agreement means that certain Second Amended and Restated Agreement of Limited Partnership of Borrower dated as of March 9, 2004, as such agreement may be amended, extended, revised or replaced from time to time in accordance with the terms hereof and thereof.

Loan Documents means this Agreement, the Notes, the Guaranty Agreements, all Letters of Credit, all Letter of Credit Agreements, the Fee Letter, the Security Instruments and each other document, instrument, certificate and agreement executed and delivered by the Borrower or any Subsidiary thereof in connection with this Agreement or otherwise referred to herein or contemplated hereby (excluding any Hedging Agreement and Cash Management Agreements), all as may be amended, restated, supplemented or otherwise modified from time to time.

Loans means the collective reference to the Revolver Loans, the Term Loans and Swingline Loans and Loan means any of such Loans.

Material Adverse Effect means any material and adverse effect on (i) the assets, liabilities, financial condition, business, operations or affairs of the Borrower, the General Partner, and the Guarantors taken as a whole, or (ii) the ability of the Borrower, the General Partner, or any Guarantor to carry out its business as at the Closing Date (excluding the dissolution or liquidation of any Guarantor pursuant to a merger to the extent permitted under Section 9.09) or meet its obligations under the Loan Documents on a timely basis, or (iii) the Collateral Agent’s and the Lenders’ interests in the collateral securing the Obligations, or the Administrative Agent’s, the Collateral Agent’s or the Lenders’ ability to enforce their rights and remedies under this Agreement or any other Loan Document, at law or in equity.

Material Agreements has the meaning assigned to such term in Section 7.23.

Maximum Revolver Amount means, as to each Revolver Lender, the Dollar amount of such Revolver Lender’s Percentage Share of the Revolver Facility (as the same may be reduced pursuant to Section 2.03(a) pro rata to each Revolver Lender based on its Percentage Share of the Revolver Facility), as modified from time to time to reflect any assignments permitted by Section 12.06(b).

Maximum Term Loan Amount means, as to each Term Loan Lender, the dollar amount of such Term Loan Lender’s Percentage Share of the Term Loan Facility.

Moody’s means Moody’s Investor Service, Inc. and any successor thereto.

Mortgaged Property means the Property owned by the Obligors and which is subject to the Liens existing and to exist under the terms of the Security Instruments.

Mortgages means each of the Open-Ended Mortgages described or referred to in Exhibit D hereto.

Multiemployer Plan means a Plan defined as such in Section 3(37) or 4001(a)(3) of ERISA.

Net Cash Proceeds means, as applicable, (a) with respect to any Disposition by any Consolidated Subsidiary, the gross cash proceeds received by the Borrower or any of its Subsidiaries (after deducting the pro rata portion of such proceeds to be paid to any minority holders of such Subsidiary’s Capital Stock) from such sale less the sum of (i) all income taxes and other taxes assessed by a Governmental Authority as a result of such sale and any other fees and expenses incurred in connection therewith and (ii) the principal amount of, premium, if any, and interest on any Debt secured by a Lien on the asset (or a portion thereof) sold, which Debt is required to be repaid in connection with such sale, (b) with respect to any Equity Offering or Debt Issuance, the gross cash proceeds received by the Borrower or any of its Subsidiaries therefrom less all legal, underwriting and other fees and expenses incurred in connection therewith and (c) with respect to any payment under an insurance policy or in connection with an Insurance and Condemnation Event, the gross cash proceeds received by the Borrower or its Subsidiaries from an insurance company or Governmental Authority, as applicable, less the sum of (i) all fees and expenses in connection therewith and (ii) the principal amount of, premium, if any, and interest on any Debt secured by a Lien on the asset (or a portion thereof) subject to such loss or condemnation proceeding, which Debt is required to be repaid in connection with such loss or condemnation proceeding.

Notes means, collectively, the Revolver Notes, the Term Loan Notes and the Swingline Notes provided for by Section 2.06, together with any and all renewals, extensions for any period, increases, rearrangements, substitutions or modifications thereof.

Notice of Election means a notice substantially in the form of Exhibit I hereto.

Obligations means any and all amounts owing or to be owing by the Borrower or any other Obligor to the Administrative Agent, the Issuing Bank, the Swingline Lender and/or the Lenders or any Affiliates of Lenders in connection with the Loan Documents now or hereafter arising between the Borrower or any other Obligor and the Administrative Agent, the Issuing Bank, the Swingline Lender, any Lender or its Affiliate and permitted by the terms of this Agreement, and all renewals, extensions and/or rearrangements of any of the foregoing. Obligations shall also include any obligation owing to any Person under Secured Hedge Agreements and Secured Cash Management Agreements.

Obligor means each Initial Obligor and each additional Person party to a Guaranty Agreement.

Oil and Gas Properties means all present and future Hydrocarbon reserves located in fields and regions accessed by the Pipelines for gathering and transportation to interstate and intrastate third party pipelines.

Operating Agreements means collectively that certain operating agreement for WestTex and that certain operating agreement for WestOK, in each case, as contemplated by the Formation Agreements as such agreements may be amended, extended, revised or replaced from time to timein accordance with the terms thereof and hereof.

Other Taxes has the meaning assigned such term in Section 4.06(b).

Participant has the meaning set forth in Section 12.06.

PBGC means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions.

Pension Plan means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Section 412 of the Code and which (a) is maintained for the employees of the Borrower or any ERISA Affiliates or (b) has at any time within the preceding six (6) years been maintained for the employees of the Borrower or any of its current or former ERISA Affiliates.

Percentage Share for each Lender means on any date of determination (i) for purposes of sharing any amount or fee payable to any Lender in respect of a specific Facility (or subfacility thereof), the proportion that the portion of the Principal Debt for the applicable Facility (or subfacility thereof) owed to such Lender (whether held directly or through a participation in respect of the Letter of Credit subfacility or Swingline Loan subfacility and determined after giving effect thereto) bears to the Principal Debt under the applicable Facility (or subfacility thereof) owed to all Lenders thereunder at the time in question and (b) for all other purposes, the proportion that the portion of the Principal Debt owed to such Lender bears to the Principal Debt owed to all Lenders at the time in question, or if no Principal Debt is outstanding, then the proportion that the aggregate of such Lender’s Commitment then in effect under the Facilities bears to the Total Commitment then in effect.

Perfection Certificate means a certificate substantially in the form of Exhibit H or any other form approved by the Collateral Agent.

Person means any individual, corporation, company, voluntary association, partnership, joint venture, trust, unincorporated organization or government or any agency, instrumentality or political subdivision thereof, or any other form of entity.

Pioneer Option Agreement means that certain Purchase Option Agreement dated July 27, 2007 by and between WestTex and Pioneer Natural Resources USA, Inc.

Pipeline Properties means all Property now or hereafter acquired related to the Pipelines and processing facilities including all buildings, structures, fuel separators, processing plants, treatment, dehydration, and fractionation facilities, storage and transportation equipment, liquid extraction plants, compressors, compressor stations, pipeline interconnections, fee lands, pumps, pumping units, field gathering systems, pipes and pipelines, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, SCADA systems and software, apparatus, equipment, appliances, tools, implements, surface leases, rights-of-way, permits, licenses, crossing permits, easements and servitudes; all operating agreements, gathering agreements, processing agreements, contracts and other agreements which relate to any of the Pipelines or the gathering, transmission, exchange, processing, hedging and sale of Hydrocarbons through the Pipelines; all Hydrocarbons used as linefill or pad gas in the Pipelines, and all tariffs, rents, issues, profits, proceeds, revenues and other incomes from or attributable to the Pipelines and sale of Hydrocarbons; all Property, real or personal, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the Pipelines (excluding automotive equipment or other personal property which may be on such premises for the purpose of constructing the Pipelines or for other similar temporary uses), together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

Pipelines means the natural gas transportation systems and gas gathering systems and related processing facilities now owned and operated as private use gathering systems by the Borrower and its Consolidated Subsidiaries located in the states of Arkansas, New York, Ohio, Pennsylvania, Oklahoma, Missouri and Texas, and all additions thereto, and such other natural gas gathering systems and related processing facilities owned and/or operated by the Borrower and its Consolidated Subsidiaries hereafter.

Plan means any employee pension benefit plan, as defined in Section 3(2) of ERISA, which (i) is currently or hereafter sponsored, maintained or contributed to by the Borrower, any Subsidiary or an ERISA Affiliate or (ii) was at any time during the preceding six calendar years sponsored, maintained or contributed to, by the Borrower, any Subsidiary or an ERISA Affiliate.

Pledges has the meaning assigned to such term in Section 10.03(d).

Prime Rate means, at any time, the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by the Administrative Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

Principal Debt means the sum of Revolver Principal Debt and Term Loan Principal Debt.

Principal Office means the principal office of the Administrative Agent, presently located at 201 South College Street, Charlotte, North Carolina 28288-0680.

Pro Forma Cost Savings means, with respect to any period, the reduction in net costs and related adjustments that (i) were directly attributable to an acquisition, merger, consolidation or disposition that occurred during the four-quarter reference period and calculated on a basis that is consistent with Regulation S-X under the Securities Act of 1933 as in effect and applied as of the Closing Date, (ii) were actually implemented by the business that was the subject of any such acquisition, merger, consolidation or disposition within 12 months after the date of the acquisition, merger, consolidation or disposition and prior to the relevant calculation date that are supportable and quantifiable by the underlying accounting records of such business or (iii) for all purposes other than determining the “Applicable Rate”, relate to the business that is the subject of any such acquisition, merger, consolidation or disposition and that the Borrower reasonably determines are probable based upon specifically identifiable actions to be taken within 12 months of the date of the acquisition, merger, consolidation or disposition and, in the case of each of (i), (ii) and (iii), are described in a certificate signed by the chief financial officer of the Borrower, as if all such reductions in costs had been effected as of the beginning of such period.

Pro Forma Financials has the meaning assigned such term in Section 6.01(q).

Property means any interest in any kind of property or asset, whether real, personal or mixed, moveable or immoveable, tangible or intangible.

Quarterly Date means the first day of each January, April, July, and October in each year, the first of which shall be October 1, 2007; provided, however, that if any such day is not a Business Day, such Quarterly Date shall be the next succeeding Business Day.

Quarterly Reports has the meaning assigned to such term under Section 8.01(f).

Ratings Based Spread means (i) if the Borrower’s corporate family rating is at least B1 (stable outlook) from Moody’s and corporate credit rating is at least B+ (stable outlook) from S&P, 2.50% with respect to LIBOR Loans and 1.50% with respect to Base Rate Loans and (ii) if otherwise, 2.75% with respect to LIBOR Loans and 1.75% with respect to Base Rate Loans.

Register has the meaning set forth in Section 12.06(c).

Regulation D means Regulation D of the Board of Governors of the Federal Reserve System (or any successor), as the same may be amended or supplemented from time to time.

Regulatory Change means, with respect to any Lender, any change after the Closing Date in any Governmental Requirement (including Regulation D) or the adoption or making after such date of any interpretations, directives or requests applying to a class of lenders (including such Lender or its Applicable Lending Office) of or under any Governmental Requirement (whether or not having the force of law) by any Governmental Authority charged with the interpretation or administration thereof.

Reimbursement Obligation means the obligation of the Borrower to reimburse the Issuing Bank pursuant to Section 2.09 for amounts drawn under Letters of Credit.

Related Parties means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

Required Lenders means Lenders holding more than 50% of the sum of (i) aggregate Revolver Commitment (or more than 50% of the outstanding Revolver Principal Debt, if the Revolver Commitment has been terminated) and (ii) outstanding Term Loan Principal Debt.

Required Payment has the meaning assigned such term in Section 4.04.

Required Revolver Lenders means Revolver Lenders holding (i) more than 50% of the aggregate Revolver Commitments or (ii) more than 50% of the outstanding Revolver Principal Debt, if the Revolver Commitment has been terminated.

Requirements of Law means, collectively, any and all requirements of any Governmental Authority including any and all laws, judgments, orders, decrees, ordinances, rules, regulations, statutes or case law

Responsible Officer means, as to any Person, the Chief Executive Officer, the President or any Vice President of such Person and, with respect to financial matters, the term “Responsible Officer” shall include the Chief Financial Officer of such Person. Unless otherwise specified, all references to a Responsible Officer herein shall mean a Responsible Officer of the General Partner.

Revolver Commitment means, for any Revolver Lender, its obligation to make Revolver Loans as provided in Section 2.01(a)(i) and participate in the issuance of Letters of Credit as provided in Section 2.01(b) , in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Revolver Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

Revolver Facility means the credit facility as described in and subject to the limitations set forth in Section 2.01(a)(i) hereof (as the same may be decreased pursuant to Section 2.03(a)).

Revolver Lenders means, collectively, on any date of determination, Lenders having Commitments under the Revolver Facility or that are owed Revolver Principal Debt.

Revolver Loan means any Loan made under the Revolver Facility.

Revolver Note means a promissory note in substantially the form of Exhibit A-1, and all renewals and extensions of all or any part thereof.

Revolver Principal Debt means, on any date of determination, the aggregate unpaid principal balance of all Revolver Loans and Swingline Loans, together with the aggregate unpaid Reimbursement Obligations of Borrower in respect of drawings under any Letter of Credit.

S&P means Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc., and any successor thereto.

SEC means the Securities and Exchange Commission or any successor Governmental Authority.

Secured Cash Management Agreement means any Cash Management Agreement that is entered into by and between any Obligor and any Cash Management Bank.

Secured Hedge Agreement means any Hedging Agreement that is entered into by and between any Obligor and any Hedge Bank.

Secured Parties means, collectively, the Administrative Agent, the Collateral Agent, the Lenders, the Issuing Bank, the Hedge Banks, the Cash Management Banks each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 11.01, and the other Persons the Obligations owing to which are or are purported to be secured by the terms of the Security Instruments.

Security Instruments means the agreements or instruments described or referred to in Exhibit D, and any and all other agreements or instruments now or hereafter executed and delivered by the Obligors or any other Person (other than participation or similar agreements between any Lender and any other lender or creditor with respect to any Obligations pursuant to this Agreement) in connection with, or as security for the payment or performance of, the Notes, the Guaranty Agreements, this Agreement, or reimbursement obligations under the Letters of Credit, as such agreements may be amended, supplemented or restated from time to time.

Significant Subsidiary means any Subsidiary of the Borrower that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act of 1933, as such regulation is in effect on the date hereof.

Specified Acquisition Period means, if the Borrower makes an acquisition permitted under Section 9.03(i) hereof after the fiscal quarter ending June 30, 2008 for a purchase price in excess of $75,000,000, the period from the date such acquisition is closed until the last day of the third fiscal quarter following the closing date of such acquisition; provided that another Specified Acquisition Period shall not commence until the current Specified Acquisition Period shall have terminated and there shall have been at least one fiscal quarter when there was no Specified Acquisition Period in effect and during such fiscal quarter when no Specified Acquisition Period was in effect the Borrower was in compliance with Sections 9.13 and 9.14.

Subordinated Debt means any Debt for borrowed money for which an Obligor is directly and primarily obligated, so long as such Debt (i) does not have any stated maturity before the latest maturity of the Facilities, (ii) has terms that are no more restrictive upon the Obligor than the terms of the Loan Documents, (iii) is subordinated, upon terms satisfactory to Administrative Agent, to the payment and collection of the Obligations, and (iv) is unsecured.

Subsidiary means as to any Person, any corporation, partnership, limited liability company or other entity of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity is at the time owned by or the management is otherwise controlled by such Person (irrespective of whether, at the time, capital stock of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency). Unless otherwise qualified references to “Subsidiary” or “Subsidiaries” herein shall refer to those of the Borrower.

Swingline Commitment means $15,000,000.

Swingline Lender means Wachovia in its capacity as swingline lender hereunder.

Swingline Loan means any swingline loan made by the Swingline Lender to the Borrower pursuant to Section 2.01(d), and all such swingline loans collectively as the context requires.

Swingline Note means a promissory note made by the Borrower in favor of the Swingline Lender evidencing the Swingline Loans made by the Swingline Lender, substantially in the form of Exhibit A-3, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

Swingline Termination Date means the first to occur of (a) the resignation of Wachovia as Administrative Agent in accordance with Section 11.08 and (b) the Termination Date with respect to the Revolver Facility.

Taxes means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

Term Loan means any Loan made under the Term Loan Facility.

Term Loan Commitment means, for any Term Loan Lender, its obligation to make Term Loans as provided in Section 2.01(a)(ii), in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Term Loan Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Term Loan Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

Term Loan Facility means the credit facility as described in and subject to the limitations set forth in Section 2.01(a)(ii) hereof.

Term Loan Lenders means, collectively, on any date of determination, Lenders having Commitments under the Term Loan Facility or that are owed Term Loan Principal Debt.

Term Loan Note means a promissory note substantially in the form of Exhibit A-2, and all renewals and extensions of all or any part thereof.

Term Loan Principal Debt means, on any date of determination, the aggregate unpaid principal balance of all Loans under the Term Loan Facility.

Termination Date means (i) for purposes of the Revolver Facility, the earlier of (a) the sixth anniversary of the Closing Date, and (b) the effective date that Revolver Lenders’ Revolver Commitments are otherwise canceled or terminated, and (ii) for purposes of the Term Loan Facility, (a) the earlier of the seventh anniversary of the Closing Date, and (b) the effective date of any other termination, cancellation or acceleration of the Term Loan Facility.

Termination Event means except for any such event or condition that could not reasonably be expected to have a Material Adverse Effect: (a) a “Reportable Event” described in Section 4043 of ERISA for which the notice requirement has not been waived by the PBGC, or (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, or (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination, under Section 4041 of ERISA, if the plan assets are not sufficient to pay all plan liabilities, or (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC, or (e) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, or (f) the imposition of a Lien pursuant to Section 412 of the Code or Section 302 of ERISA, or (g) the partial or complete withdrawal of the Borrower of any ERISA Affiliate from a Multiemployer Plan if withdrawal liability is asserted by such plan, or (h) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under Section 4241 or 4245 of ERISA, or (i) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA.

Total Commitment means, at any time, the sum of the aggregate Revolver Commitments and aggregate Term Loan Commitments in effect for all Lenders in respect of the Revolver Facility and the Term Loan Facility.

Transactions means, collectively, the transactions to occur on or prior to the Closing Date pursuant to the Formation Documents, including (a) the consummation of the Anadarko Formation; (b) the execution, delivery and performance of the Loan Documents and the initial borrowings hereunder; (c) the Western Contribution; (d) the Atlas Contribution; and (e) the payment of all fees and expenses to be paid on or prior to the Closing Date and owing in connection with the foregoing.

Transfer means any sale, assignment, sub-lease, conveyance or other transfer of any Pipeline Property, or any interest in any Pipeline Property of the Borrower or any of its Subsidiaries, except for (i) the sale of firm transportation space or interruptible transportation space in the Pipelines in the ordinary course of business on a current basis, or (ii) the sale or transfer of equipment in the ordinary course of business that is no longer necessary for the business of the Borrower or any of its Subsidiaries or is contemporaneously replaced by equipment of at least comparable value and use.

Type means, with respect to any Loan, a Base Rate Loan or a LIBOR Loan.

Uniform Customs means the Uniform Customs and Practice for Documentary Credits (1993 Revision), effective January, 1994 International Chamber of Commerce Publication No. 500.

Unrestricted Entities means Subsidiaries of the Borrower designated as Unrestricted Entities by the Borrower pursuant to Section 8.17 and each Subsidiary of such Subsidiaries.

Wachovia means Wachovia Bank, National Association.

Wholly Owned Subsidiary means a Subsidiary for which all of the outstanding shares of stock or other equity of such entity is owned directly or indirectly by Borrower.

Section 1.03 Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Administrative Agent or the Lenders hereunder shall be prepared, in accordance with GAAP, applied on a basis consistent with the audited financial statements of the Borrower referred to in Section 7.02 (except for changes concurred with by the Borrower’s independent public accountants).

ARTICLE II

Commitments

Section 2.01 Loans and Letters of Credit.

(a) Loans.

(i) Subject to and in reliance upon the terms, conditions, representations and warranties in the Loan Documents, each Revolver Lender severally agrees to make Revolver Loans to the Borrower during the period from and including (i) the Closing Date or (ii) such later date that such Revolver Lender becomes a party to this Agreement as provided in Section 12.06(b), to and up to, but excluding, the Termination Date in respect of the Revolver Facility in an aggregate principal amount at any one time outstanding up to, but not exceeding, the amount of such Revolver Lender’s Revolver Commitment as then in effect; provided, however, that the aggregate principal amount of all such Revolver Loans by all Revolver Lenders hereunder at any one time outstanding, together with the LC Exposure and Swingline Loans then outstanding, shall not exceed the Aggregate Maximum Revolver Amount. Subject to the terms of this Agreement, during the period from the Closing Date to and up to, but excluding, the Termination Date in respect of the Revolver Facility, the Borrower may borrow, repay and reborrow the amount described in this Section 2.01(a). Notwithstanding the foregoing, not more than $60,000,000 in Revolver Loans may be drawn on the Closing Date.

(ii) Subject to and in reliance upon the terms, conditions, representations and warranties in the Loan Documents, each Term Loan Lender severally, but not jointly, agrees to lend to the Borrower in a single advance on the Closing Date a Term Loan in an amount equal to such Lender’s Term Loan Commitment. The aggregate principal amount of the Term Loans of the Lenders shall not exceed the Aggregate Maximum Term Loan Amount. If all or any portion of the Term Loan Principal Debt is paid or prepaid by the Borrower, then the amount so paid or prepaid may not be reborrowed.

(b) Letters of Credit. During the period from and including the Closing Date to, but excluding, five (5) Business Days prior to the Termination Date in respect of the Revolver Facility, the Issuing Bank, as issuing bank for the Revolver Lenders, agrees to extend credit for the account of the Borrower at any time and from time to time by issuing, renewing, extending or reissuing Letters of Credit; provided, however, that the LC Exposure at any one time outstanding shall not exceed the lesser of (i) the LC Commitment or (ii) the Aggregate Maximum Revolver Amount, as then in effect, minus the sum of (x) the aggregate principal amount of all Revolver Loans then outstanding and (y) all Swingline Loans then outstanding. The Revolver Lenders shall participate in such Letters of Credit according to their respective Percentage Shares of the Revolver Facility. Each of the Letters of Credit shall (i) be issued by the Issuing Bank, (ii) contain such terms and provisions as are reasonably required by the Issuing Bank, (iii) be issued to support obligations of the Borrower or any of its Subsidiaries, contingent or otherwise, incurred in the ordinary course of business, and (iv) expire not later than the earlier of (A) twelve months from the date of issuance of such Letter of Credit and (B) five (5) Business Days before the Termination Date in respect of the Revolver Facility and (v) be subject to the Uniform Customs and/or ISP98, as set forth in the Letter of Credit Application or as determined by the Issuing Bank and, to the extent not inconsistent therewith, the laws of the State of New York. The Issuing Bank shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Bank or L/C Participants to exceed any limits imposed by, any Governmental Requirement. References herein to “issue” and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any outstanding Letters of Credit, unless the context otherwise requires. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(c) Limitation on Types of Loans. Subject to the other terms and provisions of this Agreement, at the option of the Borrower, the Loans may be Base Rate Loans or LIBOR Loans; provided that, without the prior written consent of the Required Lenders, no more than ten LIBOR Loans may be outstanding at any time.

(d) Swingline Loans. Subject to the terms and conditions of this Agreement, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time from the Closing Date through, but not including, the Swingline Termination Date; provided, however, that the aggregate principal amount of all outstanding Swingline Loans (after giving effect to any amount requested), shall not exceed the lesser of (i) the Revolver Commitment less the sum of all outstanding Revolver Loans and the LC Exposure and (ii) the Swingline Commitment.

(e) Refunding of Swingline Loans.

(i) Swingline Loans shall be refunded by the Revolver Lenders on demand by the Swingline Lender. Such refundings shall be made by the Revolver Lenders in accordance with their respective Percentage Share and shall thereafter be reflected as Revolver Loans of the Revolver Lenders on the books and records of the Administrative Agent. Each Revolver Lender shall fund its respective Percentage Share of Revolver Loans as required to repay Swingline Loans outstanding to the Swingline Lender upon demand by the Swingline Lender but in no event later than 1:00 p.m. on the next succeeding Business Day after such demand is made. No Revolver Lender’s obligation to fund its respective Percentage Share of a Swingline Loan shall be affected by any other Revolver Lender’s failure to fund its Percentage Share of a Swingline Loan, nor shall any Revolver Lender’s Percentage Share be increased as a result of any such failure of any other Revolver Lender to fund its Percentage Share of a Swingline Loan.

(ii) The Borrower shall pay to the Swingline Lender on demand the amount of such Swingline Loans to the extent amounts received from the Revolver Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded. In addition, the Borrower hereby authorizes the Administrative Agent to charge any account maintained by the Borrower with the Swingline Lender (up to the amount available therein) in order to immediately pay the Swingline Lender the amount of such Swingline Loans to the extent amounts received from the Revolver Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded. If any portion of any such amount paid to the Swingline Lender shall be recovered by or on behalf of the Borrower from the Swingline Lender in bankruptcy or otherwise, the loss of the amount so recovered shall be ratably shared among all the Revolver Lenders in accordance with their respective Percentage Share in respect of the Revolver Facility (unless the amounts so recovered by or on behalf of the Borrower pertain to a Swingline Loan extended after the occurrence and during the continuance of an Event of Default of which the Administrative Agent has received notice in the manner required pursuant to Section 12.02 and which such Event of Default has not been waived by the Required Lenders or the Lenders, as applicable).

(iii) Each Revolver Lender acknowledges and agrees that its obligation to refund Swingline Loans in accordance with the terms of this Section is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, non-satisfaction of the conditions set forth in Article VI. Further, each Revolver Lender agrees and acknowledges that if prior to the refunding of any outstanding Swingline Loans pursuant to this Section, one of the events described in Section 10.01(f) or (g) shall have occurred, each Revolver Lender will, on the date the applicable Revolver Loan would have been made, purchase an undivided participating interest in the Swingline Loan to be refunded in an amount equal to its Percentage Share of the aggregate amount of such Swingline Loan. Each Revolver Lender will immediately transfer to the Swingline Lender, in immediately available funds, the amount of its participation and upon receipt thereof the Swingline Lender will deliver to such Revolver Lender a certificate evidencing such participation dated the date of receipt of such funds and for such amount. Whenever, at any time after the Swingline Lender has received from any Revolver Lender such Revolver Lender’s participating interest in a Swingline Loan, the Swingline Lender receives any payment on account thereof, the Swingline Lender will distribute to such Revolver Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolver Lender’s participating interest was outstanding and funded).

Section 2.02 Borrowings, Continuations and Conversions, Letters of Credit.

(a) Borrowings. The Borrower shall give the Administrative Agent (which shall promptly notify the Lenders) advance notice as hereinafter provided of each borrowing hereunder, which shall specify (i) the aggregate amount of such borrowing, (ii) the Type and (iii) the date (which shall be a Business Day) of the Loans, and (iv) (in the case of LIBOR Loans) the duration of the Interest Period therefor.

(b) Minimum Amounts. If a borrowing consists of LIBOR Loans, such LIBOR Loans shall be in amounts of at least $2,000,000 or any whole multiple of $1,000,000 in excess thereof. If a borrowing consists of Base Rate Loans (other than Swingline Loans), such Base Rate Loans shall be in amounts of at least $1,000,000 or integral multiples of $500,000 in excess thereof. If a borrowing consists of Swingline Loans, such Swingline Loans shall be in amounts of at least $500,000 or any whole multiplied $100,000 in excess thereof.

(c) Notices. All borrowings, continuations and conversions shall require advance written notice to the Administrative Agent (which shall promptly notify the Lenders) in the form of Exhibit B (or telephonic notice promptly confirmed by such a written notice), which in each case shall be irrevocable, from the Borrower to be received by the Administrative Agent not later than 12:00 p.m. Charlotte, North Carolina time (i) at least one Business Day prior to the date of each Base Rate Loan borrowing (other than a borrowing of Swingline Loans), (ii) on the same Business Day as each Swingline Loan and (iii) three Business Days prior to the date of each LIBOR Loan borrowing, continuation or conversion; provided that any notice with respect to the initial borrowing of Term Loans on the Closing Date may be delivered by the Borrower on the Closing Date. Without in any way limiting the Borrower’s obligation to confirm in writing any telephonic notice, the Administrative Agent may act without liability upon the basis of telephonic notice believed by the Administrative Agent in good faith to be from the Borrower prior to receipt of written confirmation. In each such case, the Borrower hereby waives the right to dispute the Administrative Agent’s record of the terms of such telephonic notice except in the case of gross negligence or willful misconduct by the Administrative Agent.

(d) Continuation Options. Subject to the provisions made in this Section 2.02(d), the Borrower may elect to continue all or any part of any LIBOR Loan beyond the expiration of the then current Interest Period relating thereto by giving advance notice as provided in Section 2.02(c) to the Administrative Agent (which shall promptly notify the Lenders) of such election, specifying the amount of such Loan to be continued and the Interest Period therefor. In the absence of such a timely and proper election, the Borrower shall be deemed to have elected to convert such LIBOR Loan to a Base Rate Loan pursuant to Section 2.02(e). All or any part of any LIBOR Loan may be continued as provided herein, provided that (i) any continuation of any such Loan shall be (as to each Loan as continued for an applicable Interest Period) in amounts of at least $2,000,000 or any whole multiple of $1,000,000 in excess thereof and (ii) no Default shall have occurred and be continuing. If a Default shall have occurred and be continuing, each LIBOR Loan shall be converted to a Base Rate Loan on the last day of the Interest Period applicable thereto.

(e) Conversion Options. The Borrower may elect to convert all or any part of any LIBOR Loan on the last day of the then current Interest Period relating thereto to a Base Rate Loan by giving advance notice to the Administrative Agent (which shall promptly notify the Lenders) of such election. Subject to the provisions made in this Section 2.02(e), the Borrower may elect to convert all or any part of any Base Rate Loan at any time and from time to time to a LIBOR Loan by giving advance notice as provided in Section 2.02(c) to the Administrative Agent (which shall promptly notify the Lenders) of such election. All or any part of any outstanding Loan may be converted as provided herein, provided that (i) any conversion of any Base Rate Loan into a LIBOR Loan shall be (as to each such Loan into which there is a conversion for an applicable Interest Period) in amounts of at least $2,000,000 or any whole multiple of $1,000,000 in excess thereof and (ii) no Default shall have occurred and be continuing. If a Default shall have occurred and be continuing, no Base Rate Loan may be converted into a LIBOR Loan.

(f) Advances. Not later than 12:00 p.m. Charlotte, North Carolina time on the date specified for each borrowing hereunder, (i) each Lender shall make available the amount of the Loan to be made by it on such date to the Administrative Agent, to an account which the Administrative Agent shall specify, in immediately available funds, for the account of the Borrower and (ii) the Swingline Lender will make available the amount of the Swingline Loan to be made by it on such date to the Administrative Agent, to an amount which the Administrative Agent shall specify, in immediately available funds, for the account of the Borrower. The amounts so received by the Administrative Agent shall, subject to the terms and conditions of this Agreement, be made available to the Borrower by depositing the same, in immediately available funds, in an account of the Borrower, designated by the Borrower and maintained at the Principal Office, or in such other accounts designated by the Borrower.

(g) Letters of Credit. The Borrower shall give the Issuing Bank (which shall promptly notify the Lenders of such request and their Percentage Share of such Letter of Credit) advance notice to be received by the Issuing Bank not later than 12:00 p.m. Charlotte, North Carolina time not less than three Business Days prior thereto of each request for the issuance, and at least ten Business Days prior to the date of the renewal or extension, of a Letter of Credit hereunder which request shall specify (i) the amount of such Letter of Credit, (ii) the date (which shall be a Business Day) such Letter of Credit is to be issued, renewed or extended, (iii) the duration thereof, (iv) the name and address of the beneficiary thereof, and (v) such other information as the Issuing Bank may reasonably request, all of which shall be reasonably satisfactory to the Issuing Bank. Subject to the terms and conditions of this Agreement, on the date specified for the issuance, renewal or extension of a Letter of Credit, the Administrative Agent shall issue, renew or extend such Letter of Credit to the beneficiary thereof.

In conjunction with the issuance of each Letter of Credit, the Borrower shall execute a Letter of Credit Agreement. In the event of any conflict between any provision of a Letter of Credit Agreement and this Agreement, the Borrower, the Issuing Bank, the Administrative Agent and the Revolver Lenders hereby agree that the provisions of this Agreement shall govern.

The Issuing Bank will send to the Borrower and each Revolver Lender, immediately upon issuance of any Letter of Credit, or an amendment thereto, a true and complete copy of such Letter of Credit, or such amendment thereto.

Section 2.03 Changes of Commitments.

(a) The Borrower shall have the right to terminate or to reduce the amount of the Aggregate Maximum Revolver Amounts at any time, or from time to time, upon not less than thirty (30) days’ prior notice to the Administrative Agent (which shall promptly notify the Lenders) of each such termination or reduction, which notice shall specify the effective date thereof and the amount of any such reduction (which shall not be less than $5,000,000 or any whole multiple of $1,000,000 in excess thereof, and no more than an amount by which the Aggregate Maximum Revolver Amounts would be less than the aggregate outstanding principal amount of the Revolver Loans plus the LC Exposure plus all Swingline Loans then outstanding) and shall be irrevocable and effective only upon receipt by the Administrative Agent.

(b) The Aggregate Maximum Revolver Amounts, once terminated or reduced, may not be reinstated.

Section 2.04 Fees.

(a) The Borrower shall pay to the Administrative Agent for the account of each Revolver Lender a commitment fee on the daily average unused amount of the aggregate Revolver Commitments (which for purposes of this Section 2.04(a) shall be calculated without giving effect to any outstanding Swingline Loans), up to, but excluding, the Termination Date in respect of the Revolver Facility at a rate per annum equal to Commitment Fee Percentage. Accrued commitment fees shall be payable quarterly in arrears on each Quarterly Date and on the Termination Date in respect of the Revolver Facility. Each change in the commitment fee resulting from a change in the Leverage Ratio shall take effect on the date of delivery by the Borrower to the Administrative Agent of notice thereof pursuant to Section 8.01(j). If the Borrower fails to deliver a compliance certificate when required pursuant to Section 8.01(j), then the commitment fee shall equal 0.375% until such date as the Borrower delivers such compliance certificate to the Administrative Agent.

(b) Letter of Credit Fees.

(i) The Borrower agrees to pay the Administrative Agent, for the account of each Revolver Lender, commissions for issuing the Letters of Credit on the daily average outstanding of the maximum liability of the Issuing Bank existing from time to time under such Letter of Credit (calculated separately for each Letter of Credit) at the rate per annum equal to the Applicable Margin in effect from time to time for LIBOR Loans in respect of the Revolver Facility, provided that each Letter of Credit shall bear a minimum commission of $500. Each Letter of Credit shall be deemed to be outstanding up to the full face amount of the Letter of Credit until the Issuing Bank has received the canceled Letter of Credit or a written cancellation of the Letter of Credit from the beneficiary of such Letter of Credit in form and substance acceptable to the Issuing Bank, or for any reductions in the amount of the Letter of Credit (other than from a drawing), written notification from the beneficiary of such Letter of Credit. Such commissions are payable in advance at issuance of the Letter of Credit for the first year thereof and thereafter, quarterly in arrears on each Quarterly Date and upon cancellation or expiration of each such Letter of Credit.

(ii) The Borrower agrees to pay the Administrative Agent, for the account of the Issuing Bank, commissions for issuing the Letters of Credit (calculated separately for each Letter of Credit) equal to 0.125% of the face amount of each Letter of Credit, payable quarterly in arrears on the last Business Day of each calendar quarter commencing with the first such date to occur after the issuance of such letter of Credit, on the Termination Date and thereafter on demand of the Administrative Agent.

(iii) The Borrower shall pay to the Administrative Agent, for the account of the Issuing Bank, other customary fees assessed by the Issuing Bank in connection with the administration of its Letters of Credit.

(c) Fee Letter. The Borrower shall pay to Administrative Agent and the Lead Arranger for their respective accounts such other fees as are set forth in the Fee Letter on the dates specified therein to the extent not paid prior to the Closing Date.

Section 2.05 Several Obligations. The failure of any Lender to make any Loan to be made by it or to provide funds for disbursements or reimbursements under Letters of Credit on the date specified therefor shall not relieve any other Lender of its obligation to make its Loan or provide funds on such date, but no Lender shall be responsible for the failure of any other Lender to make a Loan to be made by such other Lender or to provide funds to be provided by such other Lender.

Section 2.06 Notes. Upon the request of any applicable Lender, (a) the Revolver Loans made by each Revolver Lender shall be evidenced by a Revolver Note dated as of (i) the Closing Date or (ii) the effective date of an Assignment and Assumption, payable to the order of such Revolver Lender in a principal amount equal to its Maximum Revolver Amount as originally in effect and otherwise duly completed and such substitute Notes as required by Section 12.06; (b) the Term Loan made by each Term Loan Lender shall be evidenced by a Term Loan Note dated as of (i) the Closing Date or (ii) the effective date of an Assignment and Assumption, payable to the order of such Term Loan Lender in a principal amount equal to its Maximum Term Loan Amount as originally in effect and otherwise duly completed and such substitute Term Loan Notes as required by Section 12.06; and (c) the Swingline Loan made by the Swingline Lender shall be evidenced by a Swingline Note in a principal amount equal to its Swingline

Commitment as originally in effect and otherwise duly completed and such substitute Notes as required by Section 12.06. The date, amount, Type, interest rate and Interest Period of each Loan made by each Lender, and all payments made on account of the principal thereof, shall be recorded by such Lender on its books for its Note, and, prior to any transfer may be endorsed by such Lender on the schedule attached to such Note or any continuation thereof or on any separate record maintained by such Lender. Failure to make any such notation or to attach a schedule shall not affect any Lender’s or the Borrower’s rights or obligations in respect of such Loans or affect the validity of such transfer by any Lender of its Note.

Section 2.07 Voluntary Prepayments. The Borrower may prepay the Base Rate Loans and Swingline Loans upon prior notice given not later than 11:00 a.m. on the same Business Day to the Administrative Agent (which shall promptly notify the Lenders), which notice shall specify the prepayment date (which shall be a Business Day) and the amount of the prepayment (which shall be at least $3,000,000 or a whole multiple of $1,000,000 in excess thereof with respect to Base Rate Loans (other than Swingline Loans) and $100,000 or a whole multiple of $100,000 in excess thereof with respect to Swingline Loans or the remaining aggregate principal balance outstanding on the Notes) and shall be irrevocable and effective only upon receipt by the Administrative Agent, provided that interest on the principal prepaid, accrued to the prepayment date, shall be paid on the prepayment date. The Borrower may prepay LIBOR Loans on the same conditions as for Base Rate Loans (except that prior notice to the Administrative Agent shall be not less than three (3) Business Days for LIBOR Loans) and in addition such prepayments of LIBOR Loans shall be subject to the terms of Section 5.05 and shall be in an amount equal to all of the LIBOR Loans for the Interest Period prepaid. In the event of a voluntary prepayment of any Revolver Loans pursuant to this Section 2.07, Borrower shall be entitled to reborrow such amounts pursuant to Section 2.01(a)(i). Notices of prepayment received after 11:00 a.m. shall be deemed to be received on the next Business Day.

Section 2.08 Assumption of Risks. The Borrower assumes all risks of the acts or omissions of any beneficiary of any Letter of Credit or any transferee thereof with respect to its use of such Letter of Credit. Neither the Issuing Bank (except in the case of gross negligence or willful misconduct on the part of the Issuing Bank or any of its employees), its correspondents nor any Revolver Lender shall be responsible for the validity, sufficiency or genuineness of certificates or other documents or any endorsements thereon, even if such certificates or other documents should in fact prove to be invalid, insufficient, fraudulent or forged; for errors, omissions, interruptions or delays in transmissions or delivery of any messages by mail, telex, or otherwise, whether or not they be in code; for errors in translation or for errors in interpretation of technical terms; the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; the failure of any beneficiary or any transferee of any Letter of Credit to comply fully with conditions required in order to draw upon any Letter of Credit; or for any other consequences arising from causes beyond the Issuing Bank’s control or the control of the Issuing Bank’s correspondents. In addition, neither the Issuing Bank, the Administrative Agent nor any Revolver Lender shall be responsible for any error, neglect, or default of any of the Issuing Bank’s correspondents; and none of the above shall affect, impair or prevent the vesting of any of the Issuing Bank’s, the Administrative Agent’s or any Revolver Lender’s rights or powers hereunder or under the Letter of Credit Agreements, all of which rights shall be cumulative. The Issuing Bank and its correspondents may accept certificates or other documents that appear on their face to be in order, without responsibility for further investigation of any matter contained therein regardless of any notice or information to the contrary. In furtherance and not in limitation of the foregoing provisions, the Borrower agrees that any action, inaction or omission taken or not taken by the Issuing Bank or by any correspondent for the Issuing Bank in good faith in connection with any Letter of Credit, or any related drafts, certificates, documents or instruments, shall be binding on the Borrower and shall not put the Issuing Bank or its correspondents under any resulting liability to the Borrower.

Section 2.09 Obligation to Reimburse and to Prepay.

(a) If a disbursement by the Issuing Bank is made under any Letter of Credit, the Borrower shall pay to the Administrative Agent within five (5) Business Days after notice of any such disbursement is received by the Borrower, the amount of each such disbursement made by the Issuing Bank under the Letter of Credit (if such payment is not sooner effected as may be required under this Section 2.09 or under other provisions of the Letter of Credit), together with interest on the amount disbursed from and including the date of disbursement until payment in full of such disbursed amount at a varying rate per annum equal to (i) the then applicable interest rate for Base Rate Loans through the second Business Day after notice of such disbursement is received by the Borrower and (ii) thereafter, the then applicable interest rate for Base Rate Loans plus two percent (2%) (but in no event to exceed the Highest Lawful Rate) for the period from and including the third Business Day following the date of such disbursement to and including the date of repayment in full of such disbursed amount. The obligations of the Borrower under this Agreement with respect to each Letter of Credit shall be absolute, unconditional and irrevocable and shall be paid or performed strictly in accordance with the terms of this Agreement under all circumstances whatsoever, including, without limitation, but only to the fullest extent permitted by applicable law, the following circumstances: (i) any lack of validity or enforceability of this Agreement, any Letter of Credit or any of the Security Instruments; (ii) any amendment or waiver of (including any default), or any consent to departure from this Agreement (except to the extent permitted by any amendment or waiver), any Letter of Credit or any of the Security Instruments; (iii) the existence of any claim, set-off, defense or other rights which the Borrower may have at any time against the beneficiary of any Letter of Credit or any transferee of any Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), the Issuing Bank, the Administrative Agent, any Revolver Lender or any other Person, whether in connection with this Agreement, any Letter of Credit, the Security Instruments, the transactions contemplated hereby or any unrelated transaction; (iv) any statement, certificate, draft, notice or any other document presented under any Letter of Credit proves to have been forged, fraudulent, insufficient or invalid in any respect or any statement therein proves to have been untrue or inaccurate in any respect whatsoever; (v) payment by the Issuing Bank under any Letter of Credit against presentation of a draft certificate which appears on its face to comply, but does not comply, with the terms of such Letter of Credit; and (vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

Notwithstanding anything in this Agreement to the contrary, the Borrower will not be liable for payment or performance that results from the gross negligence or willful misconduct of the Issuing Bank, except (i) where the Borrower or any Subsidiary actually recovers the proceeds for itself or the Issuing Bank of any payment made by the Issuing Bank in connection with such gross negligence or willful misconduct or (ii) in cases where the Administrative Agent makes payment to the named beneficiary of a Letter of Credit.

(b) In the event of the occurrence of any Event of Default or the maturity of the Revolver Notes, whether by acceleration or otherwise, an amount equal to the LC Exposure shall be deemed to be forthwith due and owing by the Borrower to the Issuing Bank, the Administrative Agent and the Revolver Lenders as of the date of any such occurrence; and the Borrower’s obligation to pay such amount shall be absolute and unconditional, without regard to whether any beneficiary of any such Letter of Credit has attempted to draw down all or a portion of such amount under the terms of a Letter of Credit, and, to the fullest extent permitted by applicable law, shall not be subject to any defense or be affected by a right of set-off, counterclaim or recoupment which the Borrower may now or hereafter have against any such beneficiary, the Issuing Bank, the Administrative Agent, the Revolver Lenders or any other Person for any reason whatsoever. Such payments shall be held by the Issuing Bank on behalf of the Revolver Lenders as cash collateral securing the LC Exposure in an account or accounts at the Principal Office; and

the Borrower hereby grants to and by its deposit with the Administrative Agent grants to the Administrative Agent a security interest in such cash collateral. In the event of any such payment by the Borrower of amounts contingently owing under outstanding Letters of Credit and in the event that thereafter drafts or other demands for payment complying with the terms of such Letters of Credit are not made prior to the respective expiration dates thereof, the Administrative Agent agrees, if no Event of Default has occurred and is continuing or if no other amounts are outstanding under this Agreement, the Notes or the Security Instruments, to remit to the Borrower amounts for which the contingent obligations evidenced by the Letters of Credit have ceased.

(c) Each Revolver Lender severally and unconditionally agrees that it shall promptly reimburse the Issuing Bank an amount equal to such Revolver Lender’s Percentage Share of any disbursement made by the Issuing Bank under any Letter of Credit that is not reimbursed according to this Section 2.09; except to the extent such disbursements shall have been finally determined by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Bank.

(d) Notwithstanding anything to the contrary contained herein, if no Event of Default has occurred and is continuing, and subject to Availability under the Revolver Facility, to the extent the Borrower has not reimbursed the Issuing Bank for any drawn upon Letter of Credit within five (5) Business Days after notice of such disbursement has been received by the Borrower, the amount of such Letter of Credit reimbursement obligation shall automatically be funded by the Revolver Lenders as a Revolver Loan hereunder and used by the Revolver Lenders to pay such Letter of Credit reimbursement obligation. If an Event of Default has occurred and is continuing, or if the funding of such Letter of Credit reimbursement obligation as a Revolver Loan would cause the aggregate amount of all Revolver Loans outstanding to exceed the Aggregate Maximum Revolver Amount (after reduction for LC Exposure), such Letter of Credit reimbursement obligation shall not be funded as a Revolver Loan, but instead shall accrue interest as provided in Section 2.09(a).

Section 2.10 Lending Offices. The Loans of each Type made by each Lender shall be made and maintained at such Lender’s Applicable Lending Office for Loans of such Type.

Section 2.11 L/C Participations.

(a) The Issuing Bank irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Bank to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Bank, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolver Commitment in the Issuing Bank’s obligations and rights under and in respect of each Letter of Credit issued hereunder and the amount of each draft paid by the Issuing Bank thereunder. Each L/C Participant unconditionally and irrevocably agrees with the Issuing Bank that, if a draft is paid under any Letter of Credit for which the Issuing Bank is not reimbursed in full by the Borrower through a Revolver Loan or otherwise in accordance with the terms of this Agreement, such L/C Participant shall pay to the Issuing Bank upon demand at the Issuing Bank’s address for notices specified herein an amount equal to such L/C Participant’s Revolver Commitment of the amount of such draft, or any part thereof, which is not so reimbursed.

(b) Upon becoming aware of any amount required to be paid by any L/C Participant to the Issuing Bank pursuant to Section 2.11(a) in respect of any unreimbursed portion of any payment made by the Issuing Bank under any Letter of Credit, the Issuing Bank shall notify each L/C Participant of the amount and due date of such required payment and such L/C Participant shall pay to the Issuing Bank the amount specified on the applicable due date. If any such amount is paid to the Issuing Bank after the date such payment is due, such L/C Participant shall pay to the Issuing Bank on demand, in addition to such amount, the product of (i) such amount, times (ii) the daily average Federal Funds Rate as determined by the Administrative Agent during the period from and including the date such payment is due to the date on which such payment is immediately available to the Issuing Bank, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. A certificate of the Issuing Bank with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error. With respect to payment to the Issuing Bank of the unreimbursed amounts described in this Section, if the L/C Participants receive notice that any such payment is due (A) prior to 1:00 p.m. on any Business Day, such payment shall be due that Business Day, and (B) after 1:00 p.m. on any Business Day, such payment shall be due on the following Business Day.

(c) Whenever, at any time after the Issuing Bank has made payment under any Letter of Credit and has received from any L/C Participant its Revolver Commitment of such payment in accordance with this Section, the Issuing Bank receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise), or any payment of interest on account thereof, the Issuing Bank will distribute to such L/C Participant its pro rata share thereof; provided, that in the event that any such payment received by the Issuing Bank shall be required to be returned by the Issuing Bank, such L/C Participant shall return to the Issuing Bank the portion thereof previously distributed by the Issuing Bank to it.

ARTICLE III

Payments of Principal and Interest

Section 3.01 Repayment of Loans.

(a) Maturity.

(i) The Revolver Principal Debt is due and payable on the Termination Date in respect of the Revolver Facility.

(ii) The Term Loan Principal Debt is due and payable on the Termination Date in respect of the Term Loan Facility in an amount equal to all Term Loan Principal Debt then outstanding.

(b) Mandatory Prepayments.

(i) If at any time the outstanding principal amount of all Revolver Loans plus the sum of all outstanding Swingline Loans and LC Exposure exceeds the then available Aggregate Maximum Revolver Amount, the Borrower agrees to repay immediately upon notice from the Administrative Agent, by payment to the Administrative Agent for the account of the Lenders, an amount equal to such excess with each such repayment applied first to the principal amount of outstanding Swingline Loans, second to the principal amount of outstanding Revolver Loans and third, with respect to any Letters of Credit then outstanding, a payment of cash collateral into a cash collateral account opened by the Administrative Agent, for the benefit of the Lenders in an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit (such cash collateral to be applied in accordance with Section 2.09(b)).

(ii) The Borrower shall prepay the Loans in the manner set forth in clause (vi) below in amounts equal to one hundred percent (100%) of the aggregate Net Cash Proceeds from any Debt Issuance by the Borrower or any of its Subsidiaries or other Debt not permitted pursuant to this Agreement. Such prepayment shall be made within five (5) Business Days after the date of receipt of Net Cash Proceeds of any such transaction.

(iii) The Borrower shall prepay the Loans in the manner set forth in clause (vi) below in amounts equal to fifty percent (50%) (or if the Borrower’s Leverage Ratio is less than 5.0:1.0, 0%) of the aggregate Net Cash Proceeds from any Equity Offering by or capital contribution to the Borrower or any of its Subsidiaries other than (a) the exercise price on stock options issued as part of employee compensation and (b) the Equity Issuance. Such prepayment shall be made within five (5) Business Days after the date of receipt of Net Cash Proceeds of any such transaction.

(iv) The Borrower shall prepay the Loans in the manner set forth in clause (vi) below in amounts equal to one hundred percent (100%) of the aggregate Net Cash Proceeds from any Disposition by the Borrower or any of its Subsidiaries. Such prepayments shall be made within five (5) Business Days after receipt of Net Cash Proceeds of any such transaction by the Borrower or any of its Subsidiaries; provided that, so long as no Default or Event of Default has occurred and is continuing, no prepayments shall be required hereunder (A) in connection with up to $50,000,000 of aggregate Net Cash Proceeds in any fiscal year from Dispositions (other than any Disposition pursuant to the terms of the Pioneer Option Agreement) by the Borrower or any of its Subsidiaries which is reinvested within three hundred sixty (360) days after receipt of such Net Cash Proceeds by the Borrower or any of its Subsidiaries in similar replacement assets, or (B) in connection with Dispositions permitted pursuant to Section 9.17 (other than Section 9.17(f)).

(v) The Borrower shall prepay the Loans in the manner set forth in clause (vi) below in amounts equal to one hundred percent (100%) of the aggregate Net Cash Proceeds from any Insurance and Condemnation Event by the Borrower or any of its Subsidiaries. Such prepayments shall be made within three (3) Business Days after receipt of Net Cash Proceeds of any such transaction by the Borrower or any of its Subsidiaries; provided that, so long as no Default or Event of Default has occurred and is continuing, no prepayments shall be required hereunder in connection with up to $50,000,000 of aggregate Net Cash Proceeds in any fiscal year from Insurance and Condemnation Events by the Borrower or any of its Subsidiaries which is reinvested within three hundred sixty (360) days after receipt of such Net Cash Proceeds by the Borrower or any of its Subsidiaries in similar replacement assets.

(vi) Notice; Manner of Payment. Upon the occurrence of any event triggering the prepayment requirement under clauses (i) through and including (v) above, the Borrower shall promptly deliver a notice of prepayment to the Administrative Agent and upon receipt of such notice, the Administrative Agent shall promptly so notify the Lenders. Each prepayment of the Loans under this Section shall be applied as follows: first, to reduce the Term Loans and (ii) second, to the extent of any excess, to repay the Revolver Loans pursuant to Section 2.07.

(vii) So long as any Term Loans remain outstanding, any Term Loan Lender may elect to decline the entire portion of the prepayment of its Term Loans pursuant to Section 3.01(b) by delivery of a completed Notice of Election to the Administrative Agent by telecopy at least one Business Day prior to the applicable prepayment date, in which case the aggregate amount of the prepayment that would have been applied to prepay Term Loans but was so declined shall be re-offered to those Term Loan Lenders under this Agreement who have initially accepted such prepayment (such re-offer to be made to each such Term Loan Lender based on the percentage which such Term Loan Lender’s Term Loans represents of the aggregate Term Loans of all such Term Loan Lenders who have initially accepted such prepayment). In the event of such a re-offer, the relevant Lenders may elect to decline in such Notice of Election all of the amount of such prepayment that is re-offered to them, in which case the aggregate amount of the prepayment that would have been applied to prepay such Term Loans pursuant to such re-offer but was so declined shall be applied to repay Revolver Loans; provided that no reduction of the Revolver Commitments shall be required in connection with such prepayment. Any amounts remaining following repayment of the Revolver Loans shall be returned to the Borrower. In the absence of delivery of a completed Notice of Election with respect to any prepayment at least one Business Day prior to the applicable prepayment date, such Lender shall automatically be deemed to have accepted such prepayment and any re-offer in respect thereof.

Section 3.02 Interest.

(a) Interest Rates. The Borrower will pay to the Administrative Agent, for the account of each Lender, interest on the unpaid principal amount of each Loan made by such Lender for the period commencing on the date such Loan is made to, but excluding, the date such Loan shall be paid in full, at the following rates per annum:

(i) if such a Loan is a Base Rate Loan, the Base Rate (as in effect from time to time) plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate;

(ii) if such a Loan is a LIBOR Loan, for each Interest Period relating thereto, the Adjusted LIBOR for such Loan plus the Applicable Margin (as in effect from time to time), but in no event to exceed the Highest Lawful Rate; and

(iii) if such Loans is a Swingline Loan, the Base Rate (as in effect from time to time), plus the Applicable Margin in respect of Revolver Loans, but in no event to exceed the Highest Lawful Rate.

(b) Post-Default Rate. (i) Immediately upon the occurrence and during the continuance of an Event of Default under Section 10.01(f) or (g), or (ii) at the election of the Required Lenders, upon the occurrence and during the continuance of any other Event of Default, (A) the Borrower shall no longer have the option to request LIBOR Loans or, Swingline Loans or Letters of Credit, (B) all outstanding LIBOR Loans shall bear interest at a rate per annum of two percent (2%) in excess of the rate then applicable to LIBOR Loans until the end of the applicable Interest Period and thereafter at a rate equal to two percent (2%) in excess of the rate then applicable to Base Rate Loans, and (C) all outstanding Base Rate Loans and other Obligations arising hereunder or under any other Loan Document shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate then applicable to Base Rate Loans or such other Obligations arising hereunder or under any other Loan Document. Interest shall continue to accrue on the Obligations after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any act or law pertaining to insolvency or debtor relief, whether state, federal or foreign.

(c) Due Dates. Accrued interest on Base Rate Loans shall be payable on each Quarterly Date commencing on September 30, 2007, and accrued interest on each LIBOR Loan shall be payable on the last day of the Interest Period therefor and, if such Interest Period is longer than three months, at three-month intervals following the first day of such Interest Period, except that interest payable pursuant to Section 3.02(b) shall be payable from time to time on demand and interest on any LIBOR Loan that is converted into a Base Rate Loan (pursuant to Section 5.04) shall be payable on the date of conversion (but only to the extent so converted). Any accrued and unpaid interest on the Revolver Loans on the Termination Date in respect of the Revolver Facility shall be paid on such date and any accrued and unpaid interest on the Term Loans on the Termination Date in respect of the Term Loan Facility shall be paid on such date.

(d) Determination of Rates. Promptly after the determination of any interest rate provided for herein or any change therein, the Administrative Agent shall notify the Lenders to which such interest is payable and the Borrower thereof. Each determination by the Administrative Agent of an interest rate or fee hereunder shall, except in cases of manifest error, be final, conclusive and binding on the parties.

ARTICLE IV

Payments; Pro Rata Treatment; Computations; Etc.

Section 4.01 Payments. Except to the extent otherwise provided herein, all payments of principal, interest and other amounts to be made by the Borrower under this Agreement, the Notes, Letters of Credit, and the Letter of Credit Agreements shall be made in Dollars, in immediately available funds, to the Administrative Agent at such account as the Administrative Agent shall specify by notice to the Borrower from time to time, not later than 12:00 p.m. Charlotte, North Carolina time on the date on which such payments shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). Such payments shall be made without (to the fullest extent permitted by applicable law) defense, set-off or counterclaim. Each payment received by the Administrative Agent under this Agreement or any Note for account of a Lender shall be paid promptly to such Lender in immediately available funds. Except as otherwise provided in the definition of “Interest Period,” if the due date of any payment under this Agreement or any Note would otherwise fall on a day which is not a Business Day such date shall be extended to the next succeeding Business Day and interest shall be payable for any principal so extended for the period of such extension. At the time of each payment to the Administrative Agent of any principal of or interest on any borrowing, the Borrower shall notify the Administrative Agent of the Loans to which such payment shall apply. In the absence of such notice the Administrative Agent may specify the Loans to which such payment shall apply, but to the extent possible such payment or prepayment will be applied first to the Loans comprised of Base Rate Loans.

Section 4.02 Pro Rata Treatment. Except to the extent otherwise provided herein, each Lender agrees that: (i) each borrowing from the Lenders under Section 2.01 and each continuation and conversion under Section 2.02 shall be made from the Lenders pro rata in accordance with their Percentage Share of the aggregate Revolver Commitments or aggregate Term Loan Commitments, as the case may be, each payment of fees under Sections 2.04(a) and 2.04(b)(i), shall be made for account of the Revolver Lenders pro rata in accordance with their Percentage Share of the aggregate Revolver Commitments, and each termination or reduction of the amount of the Aggregate Maximum Revolver Amount under Section 2.03(a) shall be applied to the Revolver Commitment of each Revolver Lender, pro rata according to the amounts of its respective Revolver Commitment; (ii) each payment of principal of Revolver Loans by the Borrower shall be made for account of the Revolver Lenders pro rata in accordance with the respective unpaid principal amount of the Revolver Loans held by the Revolver Lenders; (iii) each payment of interest on Revolver Loans by the Borrower shall be made for account of the Revolver Lenders pro rata in accordance with the amounts of interest due and payable to the respective Revolver Lenders; (iv) each payment of principal of Term Loans by the Borrower shall be made for account of the Term Loan Lenders pro rata in accordance with the respective unpaid principal amount of the Term Loans held by the Term Loan Lenders; (v) each payment of interest on Term Loans by the Borrower shall be made for account of the Term Loan Lenders pro rata in accordance with the amounts of interest due and payable to the respective Term Loan Lenders; and (vi) each reimbursement by the Borrower of disbursements under Letters of Credit shall be made for account of the Issuing Bank or, if funded by the Revolver Lenders, pro rata for the account of the Revolver Lenders in accordance with the amounts of reimbursement obligations due and payable to each respective Revolver Lender.

Section 4.03 Computations. Interest on LIBOR Loans and fees shall be computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last day) occurring in the period for which such interest is payable, unless such calculation would exceed the Highest Lawful Rate, in which case interest shall be calculated on the per annum basis of a year of 365 or 366 days, as the case may be. Interest on Base Rate Loans shall be computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed (including the first day but excluding the last day) occurring in the period for which such interest is payable.

Section 4.04 Non-receipt of Funds by the Administrative Agent. Unless the Administrative Agent shall have been notified by a Lender or the Borrower prior to the date on which such notifying party is scheduled to make payment to the Administrative Agent (in the case of a Lender) of the proceeds of a Loan or a payment under a Letter of Credit to be made by it hereunder or (in the case of the Borrower) a payment to the Administrative Agent for account of one or more of the Lenders hereunder (such payment being herein called the “Required Payment”), which notice shall be effective upon receipt, that it does not intend to make the Required Payment to the Administrative Agent, the Administrative Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient(s) on such date and, if such Lender or the Borrower (as the case may be) has not in fact made the Required Payment to the Administrative Agent, the recipient(s) of such payment shall, on demand, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until, but excluding, the date the Administrative Agent recovers such amount at a rate per annum which, for any Lender as recipient, will be equal to the Federal Funds Rate, and for the Borrower as recipient, will be equal to the Base Rate plus the Applicable Margin.

Section 4.05 Set-off, Sharing of Payments, Etc.

(a) The Borrower agrees that, in addition to (and without limitation of) any right of set-off, bankers’ lien or counterclaim a Lender may otherwise have, each Lender shall have the right and be entitled, at its option, to offset balances held by it or by any of its Affiliates for account of the Borrower or any Subsidiary at any of its offices, in Dollars or in any other currency, against any principal of or interest on any of such Lender’s Loans, or any other amount payable to such Lender hereunder, which is not paid when due (regardless of whether such balances are then due to the Borrower), in which case it shall promptly notify the Borrower and the Administrative Agent thereof, provided that such Lender’s failure to give such notice shall not affect the validity thereof.

(b) If any Lender shall obtain payment of any principal of or interest on any Loan made by it to the Borrower under this Agreement (or reimbursement as to any Letter of Credit) through the exercise of any right of set-off, banker’s lien or counterclaim or similar right or otherwise, and, as a result of such payment, such Lender shall have received a greater percentage of the principal or interest (or reimbursement) then due hereunder by the Borrower to such Lender than the percentage received by any other Lenders, it shall promptly (i) notify the Administrative Agent and each other Lender thereof and (ii) purchase from such other Lenders participations in (or, if and to the extent specified by such Lender, direct interests in) the Loans (or participations in Letters of Credit) made by such other Lenders (or in interest due thereon, as the case may be) in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders shall share the benefit of such excess payment (net of any expenses which may be incurred by such Lender in obtaining or preserving such excess payment) pro rata in accordance with the unpaid principal and/or interest on the Loans held by each of the Lenders (or reimbursements of Letters of Credit). To such end all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. The Borrower agrees that any Lender so purchasing a participation (or direct interest) in the Loans made by other Lenders (or in interest due thereon, as the case may be) may exercise all rights of set-off, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans (or Letters of Credit) in the amount of such participation. Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower. If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a set-off to which this Section 4.05 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section 4.05 to share the benefits of any recovery on such secured claim.

Section 4.06 Taxes.

(a) Payments Free and Clear. Any and all payments by any Obligor hereunder shall be made, unless required by applicable law, free and clear of and without deduction for any Taxes. If an Obligor shall be required by law to deduct any Indemnified Taxes or Other Taxes from or in respect of any sum payable hereunder to the Lenders, the Issuing Bank, the Swingline Lender or the Administrative Agent (i) the sum payable shall be increased by the amount necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4.06) such Lender, the Issuing Bank, the Swingline Lender or the Administrative Agent (as the case may be) shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Obligor shall make such deductions and (iii) the Obligor shall pay the full amount deducted to the relevant taxing authority or other Governmental Authority in accordance with applicable law.

(b) Other Taxes. In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, any Assignment and Assumption or any Security Instrument or any other Loan Document (hereinafter referred to as “Other Taxes”).

(c) Indemnification. The Obligors (jointly and severally) will indemnify each Lender, the Issuing Bank, the Swingline Lender and the Administrative Agent for the full amount of Indemnified Taxes and Other Taxes (including, but not limited to, any Indemnified Taxes or Other Taxes imposed by any Governmental Authority on amounts payable under this Section 4.06) payable by such Lender, the Issuing Bank, the Swingline Lender or the Administrative Agent (on its behalf or on behalf of any Lender, the Issuing Bank or the Swingline Lender), as the case may be, and any liability (including expenses) arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally asserted. Any payment pursuant to such indemnification shall be made within thirty (30) days after the date any Lender, the Issuing Bank, the Swingline Lender or the Administrative Agent, as the case may be, makes written demand therefor. If any Lender, the Issuing Bank, the Swingline Lender or the Administrative Agent receives a refund in respect of any Indemnified Taxes or Other Taxes for which such Lender, the Issuing Bank, the Swingline Lender or the Administrative Agent has received payment from an Obligor, it shall promptly notify such Obligor of such refund and shall, if no Default has occurred and is continuing, within thirty (30) days after receipt of a request by such Obligor (or promptly upon receipt, if the Obligor has requested such refund pursuant hereto), pay an amount equal to such refund to the Obligor without interest (but with any interest so refunded), provided, however, that the Obligors (jointly and severally), upon the request of such Lender, the Issuing Bank, the Swingline Lender or the Administrative Agent, agree to return such refund (plus penalties, interest or other charges) to such Lender, the Issuing Bank, the Swingline Lender or the Administrative Agent in the event such Lender, the Issuing Bank, Swingline Lender or the Administrative Agent is required to repay such refund. This clause (c) shall not be construed to require the Administrative Agent, any Lender, the Issuing Bank or the Swingline Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Obligor or any other Person. Notwithstanding anything to the contrary, in no event will the Administrative Agent, any Lender, the Issuing Bank or the Swingline Lender be required to pay any amount to the Obligor the payment of which would place the Administrative Agent, such Lender, the Issuing Bank or the Swingline Lender in a less favorable net after-tax position than the Administrative Agent, such Lender, the Issuing Bank or the Swingline Lender would have been in if the additional amounts and indemnity payments giving rise to such refund of any Indemnified Taxes or Other Taxes had never been paid.

(d) Lender Representations.

(i) To the extent it is legally entitled to do so; each Lender, the Issuing Bank or the Swingline Lender that is not a U.S. person (within the meaning of Section 7701(a)(30) of the Code) agrees to provide to the Borrower and the Administrative Agent on the Closing Date, or on the date of its delivery of the Assignment and Assumption pursuant to which it becomes a Lender, and at such other times as required by United States law or as the Borrower or the Administrative Agent shall reasonably request, two accurate and complete original signed copies of either (1) Internal Revenue Service Form W-8ECI (or successor form) certifying that all payments to be made to it hereunder will be effectively connected to a United States trade or business (the “Form W-8ECI Certification”), (2) Internal Revenue Service Form W-8BEN (or successor form) certifying that it is entitled to the benefit of a provision of a tax convention to which the United States of America is a party which completely or partially exempts from United States federal withholding tax all payments to be made to it hereunder (the “Form W-8BEN Certification”), or (3) to the extent a Lender, the Issuing Bank or the Swingline Lender is not the beneficial owner (for example, where the Lender is a partnership or participating Lender granting a typical participation), Internal Revenue Service Form W-8IMY (or any successor form), accompanied by a Form W-8ECI, W-8BEN (or any successor form), Certificate re Non-Bank Status or Form W-9 or Form W-8IMY (or any successor form) from each beneficial owner, as applicable (the “Form W-8IMY Certification”). In addition, each Lender the Issuing Bank or the Swingline Lender required to deliver Form W-ECI Certification, Form W-8BEN Certification or Form W-8IMY Certification, as the case may be, pursuant to the preceding sentence hereby agrees from time to time after the initial delivery of such certification whenever a lapse in time or change in circumstances renders such certification obsolete or inaccurate in any material respect, that such Lender, the Issuing Bank or the Swingline Lender shall, to the extent it is legally entitled to do so, promptly deliver to the Administrative Agent for transmission to the Borrower two accurate and complete original signed copies of Form W-8ECI Certification, Form W-8BEN Certification or Form W-8IMY Certification, as the case may be, upon reasonable request by the Borrower to confirm or establish that such Lender, the Issuing Bank or the Swingline Lender is subject to complete or partial exemption of United States federal withholding tax with respect to payments to such Lender under the Loan Documents, or notify the Administrative Agent and the Borrower of its inability to deliver any such certification. Each Lender agrees to indemnify and hold harmless the Borrower or Administrative Agent, as applicable, from any United States taxes, penalties, interest and other expenses, costs and losses incurred or payable by (i) the Administrative Agent as a result of such Lender’s failure to submit any form or certificate that it is required to provide pursuant to this Section 4.06 or (ii) the Borrower or the Administrative Agent as a result of their reliance on any such form or certificate which such Lender has provided to them pursuant to this Section 4.06.

(ii) If a Lender, the Issuing Bank or the Swingline Lender, which is otherwise exempt from or subject to a reduced rate of withholding tax, becomes subject to Indemnified Taxes because of its failure to deliver a form required under Section 4.06(d)(i), the Borrower shall take such steps as such Lender, the Issuing Bank or the Swingline Lender shall reasonably request to assist such Lender, the Issuing Bank or the Swingline Lender to recover such Indemnified Taxes.

(iii) Any Lender, the Issuing Bank or the Swingline Lender claiming any additional amounts payable pursuant to this Section 4.06 shall use reasonable efforts (consistent with legal and regulatory restrictions and at the sole cost and expense of the Borrower) to file any certificate or document requested by the Borrower or the Administrative Agent or to change the jurisdiction of its Applicable Lending Office or to contest any tax imposed if the making of such a filing or change or contesting such tax would avoid the need for or reduce the amount of any such additional amounts that may thereafter accrue and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.

ARTICLE V

Capital Adequacy

Section 5.01 Additional Costs.

(a) LIBOR Regulations, Etc. The Borrower shall pay directly to each Lender from time to time such amounts as such Lender may determine to be necessary to compensate such Lender for any costs which it determines are attributable to its making or maintaining of any LIBOR Loans (or any other Loan for purposes of clause (ii) below) or issuing or participating in Letters of Credit hereunder or its obligation to make any LIBOR Loans or issue or participate in any Letters of Credit hereunder, or any reduction in any amount receivable by such Lender hereunder in respect of any of such LIBOR Loans (or any other Loan for purposes of the clause (ii) below) or Letters of Credit (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), resulting from any Regulatory Change which:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted LIBOR) or the Issuing Bank;

(ii) subject any Lender or the Issuing Bank to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any LIBOR Loans made by it, or change the basis of taxation of payments to such Lender or the Issuing Bank in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 4.06 and the imposition of, or any change in the rate of any Excluded Tax payable by such Lender or the Issuing Bank); or

(iii) impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or LIBOR Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting into or maintaining any LIBOR Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender or the Issuing Bank, the Borrower shall promptly pay to any such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

Each Lender will notify the Administrative Agent and the Borrower of any event occurring after the Closing Date which will entitle such Lender to compensation pursuant to this Section 5.01(a) as promptly as practicable after it obtains knowledge thereof and determines to request such compensation, and will designate a different Applicable Lending Office for the Loans of such Lender affected by such event if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole opinion of such Lender, be disadvantageous to such Lender, provided that such Lender shall have no obligation to so designate an Applicable Lending Office located in the United States. If any Lender requests compensation from the Borrower under this Section 5.01(a), the Borrower may, by notice to such Lender, suspend the obligation of such Lender to make additional Loans of the Type with respect to which such compensation is requested until the Regulatory Change giving rise to such request ceases to be in effect (in which case the provisions of Section 5.04 shall be applicable).

(b) Capital Adequacy. Without limiting the effect of the foregoing provisions of this Section 5.01 (but without duplication), the Borrower shall pay directly to any Lender from time to time on request such amounts as such Lender may reasonably determine to be necessary to compensate such Lender or its parent or holding company for any costs which it determines are attributable to the maintenance by such Lender or its parent or holding company (or any Applicable Lending Office), pursuant to any Governmental Requirement following any Regulatory Change, of capital in respect of its Commitment, its Note, or its Loans or any interest held by it in any Letter of Credit, such compensation to include, without limitation, an amount equal to any reduction of the rate of return on assets or equity of such Lender or its parent or holding company (or any Applicable Lending Office) to a level below that which such Lender or its parent or holding company (or any Applicable Lending Office) could have achieved but for such Governmental Requirement. Such Lender will notify the Borrower that it is entitled to compensation pursuant to this Section 5.01(b) as promptly as practicable after it determines to request such compensation.

(c) Compensation Procedure. Any Lender notifying the Borrower of the incurrence of Additional Costs under this Section 5.01 shall in such notice to the Borrower and the Administrative Agent set forth in reasonable detail the basis and amount of its request for compensation. Determinations and allocations by each Lender for purposes of this Section 5.01 of the effect of any Regulatory Change pursuant to Section 5.01(a) or (b), or of the effect of capital maintained pursuant to Section 5.01(b), on its costs or rate of return of maintaining Loans or its obligation to make Loans or issue Letters of Credit, or on amounts receivable by it in respect of Loans or Letters of Credit, and of the amounts required to compensate such Lender under this Section 5.01, shall be conclusive and binding for all purposes, provided that such determinations and allocations are made on a reasonable basis. Any request for additional compensation under this Section 5.01 shall be paid by the Borrower within thirty (30) days of the receipt by the Borrower of the notice described in this Section 5.01(c).

(d) Delay in Requests. Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing

Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 5.02 Limitation on LIBOR Loans. Anything herein to the contrary notwithstanding, if, on or prior to the determination of any Adjusted LIBOR for any Interest Period:

(a) the Administrative Agent determines (which determination shall be conclusive, absent manifest error) that quotations of interest rates for the relevant deposits referred to in the definition of “Adjusted LIBOR” in Section 1.02 are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for LIBOR Loans as provided herein; or

(b) the Administrative Agent determines (which determination shall be conclusive, absent manifest error) that the relevant rates of interest referred to in the definition of “Adjusted LIBOR” in Section 1.02 upon the basis of which the rate of interest for LIBOR Loans for such Interest Period is to be determined are not sufficient to adequately cover the cost to the Lenders of making or maintaining LIBOR Loans; then the Administrative Agent shall give the Borrower prompt notice thereof, and so long as such condition remains in effect, the Lenders shall be under no obligation to make additional LIBOR Loans.

Section 5.03 Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its Applicable Lending Office to honor its obligation to make or maintain LIBOR Loans hereunder, then such Lender shall promptly notify the Borrower thereof and such Lender’s obligation to make LIBOR Loans shall be suspended until such time as such Lender may again make and maintain LIBOR Loans (in which case the provisions of Section 5.04 shall be applicable).

Section 5.04 Base Rate Loans Pursuant to Sections 5.01, 5.02 and 5.03. If the obligation of any Lender to make LIBOR Loans shall be suspended pursuant to Sections 5.01, 5.02 or 5.03 (“Affected Loans”), all Affected Loans which would otherwise be made by such Lender shall be made instead as Base Rate Loans (and, if an event referred to in Section 5.01(b) or Section 5.03 has occurred and such Lender so requests by notice to the Borrower, all Affected Loans of such Lender then outstanding shall be automatically converted into Base Rate Loans on the date specified by such Lender in such notice) and, to the extent that Affected Loans are so made as (or converted into) Base Rate Loans, all payments of principal which would otherwise be applied to such Lender’s Affected Loans shall be applied instead to its Base Rate Loans.

Section 5.05 Compensation. The Borrower shall pay to each Lender within thirty (30) days of receipt of written request of such Lender (which request shall set forth, in reasonable detail, the basis for requesting such amounts and which shall be conclusive and binding for all purposes provided that such determinations are made on a reasonable basis), such amount or amounts as shall compensate it for any loss, cost, expense or liability which such Lender determines are attributable to:

(a) any payment, prepayment or conversion of a LIBOR Loan properly made by such Lender or the Borrower for any reason (including, without limitation, the acceleration of the Loans pursuant to Section 10.02) on a date other than the last day of the Interest Period for such Loan; or

(b) any failure by the Borrower for any reason (including but not limited to, the failure of any of the conditions precedent specified in Article VI to be satisfied) to borrow, continue or convert a LIBOR Loan from such Lender on the date for such borrowing, continuation or conversion specified in the relevant notice given pursuant to Section 2.02(c).

Without limiting the effect of the preceding sentence, such compensation shall include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the principal amount so paid, prepaid or converted or not borrowed for the period from the date of such payment, prepayment or conversion or failure to borrow to the last day of the Interest Period for such Loan (or, in the case of a failure to borrow, the Interest Period for such Loan which would have commenced on the date specified for such borrowing) at the applicable rate of interest for such Loan provided for herein over (ii) the interest component of the amount such Lender would have bid in the London interbank market for Dollar deposits of leading banks in amounts comparable to such principal amount and with maturities comparable to such period (as reasonably determined by such Lender).

ARTICLE VI

Conditions Precedent

Section 6.01 Initial Funding. The obligation of the Lenders to make the Initial Funding is subject to the receipt by the Administrative Agent and the Lenders of all fees then due and payable pursuant to Section 2.04 on or before the Closing Date and the receipt by the Administrative Agent of the following documents and satisfaction of the other conditions provided in this Section 6.01, each of which shall be satisfactory to the Lead Arranger in form and substance:

(a) A certificate of the Secretary or an Assistant Secretary of the Borrower and each Guarantor setting forth (i) resolutions of its board of directors with respect to the authorization of the Borrower or such Guarantor to execute and deliver the Loan Documents to which it is a party and to enter into the transactions contemplated in those documents, (ii) the officers of the Borrower or such Guarantor (i) who are authorized to sign the Loan Documents to which the Borrower or such Guarantor is a party and (ii) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby, (iii) specimen signatures of such authorized officers, and (iv) the articles or certificate of incorporation and bylaws of the Borrower and such Guarantor, certified as being true and complete. The Administrative Agent and the Lenders may conclusively rely on such certificate until the Administrative Agent receives notice in writing from the Borrower to the contrary.

(b) Certificates of the appropriate state agencies with respect to the existence, qualification and good standing of the Borrower and its Consolidated Subsidiaries.

(c) The Notes, duly completed and executed for each Lender.

(d) The Perfection Certificate and Security Instruments, duly completed and executed in sufficient number of counterparts for recording, if necessary, including delivery of any requisite mortgage tax affidavit and payment for applicable mortgage tax, if any due; all original certificates of partnership units or members’ equity, blank stock powers, and Intercompany Notes duly endorsed as required under such Security Instruments.

(e) [Reserved]

(f) An opinion of counsel to the Borrower (including local counsel) acceptable to the Lead Arranger, with respect to the existence of the Borrower and its Consolidated Subsidiaries, due authorization and execution of the Loan Documents and the Formation Agreements, enforceability of the Loan Documents and the Formation Agreements, including without limitation the Security Instruments, under the laws of the states wherein the Pipeline Properties are located, no conflicts among the Loan Documents and any Material Agreements and other matters incident to the transactions herein contemplated as the Lead Arranger may reasonably request, each in form and substance satisfactory to the Lead Arranger.

(g) A certificate of insurance coverage evidencing that the Borrower and its Subsidiaries are carrying insurance in accordance with Section 7.20 and Section 8.03(b).

(h) Title information as the Lead Arranger may require setting forth the status of title to the Properties (including, without limitation, the Pipeline Properties (including title to the Pipelines acquired in connection with the Anadarko Formation)) acceptable to the Lead Arranger, including delivery of mortgagee’s policies of title insurance for such Properties as the Lead Arranger shall request, to the extent any Obligor obtains an owner’s title policy thereon.

(i) Appropriate UCC search certificates and other evidence satisfactory to the Lead Arranger with respect to the Obligors’ Properties reflecting no prior Liens, other than Excepted Liens. Other than Excepted Liens, all liens in respect of any existing Debt of the Borrower and the Existing Credit Agreement shall have been released, and the Administrative Agent shall have received evidence thereof reasonably satisfactory to the Administrative Agent and a customary “pay-off” letter with respect to the Existing Credit Agreement and such existing Debt. After giving effect to the Transactions on the Closing Date, the Borrower and its Subsidiaries shall have outstanding no material indebtedness or manditorily redeemable preferred stock (or direct or indirect guarantee or other credit support in respect thereof) other than the Loans and such other indebtedness or manditorily redeemable preferred stock set forth on Schedule 9.01.

(j) A certificate, dated the Closing Date and signed by the president or a vice president of the Borrower or the chief financial officer, in form and substance reasonably satisfactory to the Administrative Agent, confirming the solvency of the Loan Parties on a consolidated basis after giving effect to the Transactions.

(k) All authorizations, approvals or consents as may be necessary for the execution, delivery and performance by the Borrower and its Consolidated Subsidiaries under this Agreement.

(l) From any Obligor (other than Borrower) a Guaranty Agreement executed by such Obligor.

(m) A certificate of a Responsible Officer certifying that (i) Borrower has received all governmental, shareholder, partnership and third party consents and approvals necessary to consummate the Anadarko Formation, which consents and approvals are in full force and effect, (ii) all waiting periods have expired without any action being taken by any Governmental Authority that could restrain, prevent or impose any material adverse condition on the Anadarko Formation or that could seek to threaten the consummation of the Anadarko Formation, and no law or regulation is applicable that could have such effect and (iii) no order, decree, judgment, ruling or injunction exists which restrains the consummation of the Anadarko Formation or the transactions contemplated by this Agreement.

(n) A certificate of a Responsible Officer certifying that Borrower is, concurrently with the funding of the initial Loans on the Closing Date, consummating the Anadarko Formation in accordance with the terms of the Formation Agreements, with all material conditions precedent thereto having been satisfied in all material respects by the parties thereto.

(o) Copies of the fully executed Formation Agreements and all other material JV Documents, certified as true and correct by a Responsible Officer.

(p) Such other documents as the Lead Arranger, any Lender or counsel to the Lead Arranger may reasonably request.

(q) The Lead Arranger will have received (i) copies of carve-out consolidating unaudited financial and volumetric information for the Acquired Business and its subsidiaries for the three fiscal years most recently ended and interim carve-out unaudited financial and volumetric information for each quarterly period ended since the last fiscal year end financial statements ending at least 45 days prior to Closing Date with comparison to prior period in form consistent with the information included in The Chaney Dell & Midkiff/Benedum Systems Confidential Information Memorandum dated February 2007 (collectively, the “Carve-out Financials”), (ii) pro forma consolidating financial statements for the Borrower and its Subsidiaries for the four-quarter period most recently ending at least 45 days prior to the Closing Date giving pro forma effect to the Anadarko Formation and a pro forma balance sheet of the Borrower and its Subsidiaries as of the Closing Date (collectively, the “Pro Forma Financials”); (iii) unless previously provided, projections prepared by management of balance sheets, income statements and cashflow statements of the Borrower and its Subsidiaries, which will be quarterly for the first fiscal year after the Closing Date and annually thereafter for the term of the Facilities (and which will not be inconsistent with information provided to the Lead Arranger prior to June 1, 2007) and (iv) audited financial statements of the Borrower for fiscal year ended December 31, 2006 and unaudited financial statements of the Borrower for the most recently completed three-month period required to be filed with the SEC by the Securities Exchange Act of 1934, as amended.

(r) Pro forma for the Anadarko Formation, the Borrower shall have hedged 80% (averaged over three years) of its natural gas, natural gas liquids and condensates volume for no less than three years at a price and in a manner reasonably acceptable to the Lead Arranger.

Section 6.02 Initial and Subsequent Loans and Letters of Credit. The obligation of the Lenders to make Loans to the Borrower upon the occasion of each borrowing hereunder and to issue, renew, extend or reissue Letters of Credit (including the Initial Funding) is subject to the further conditions precedent that, as of the date of such Loans and after giving effect thereto:

(a) no Default shall have occurred and be continuing; and

(b) the representations and warranties made by the Borrower in Article VII and in the Security Instruments shall be true on and as of the date of the making of such Loans or issuance, renewal, extension or reissuance of a Letter of Credit with the same force and effect as if made on and as of such date and following such new borrowing, except to the extent such representations and warranties are expressly limited to an earlier date and except that for purposes of this Section 6.02, the representations and warranties contained in Sections 7.02(a) and (b) shall be deemed to refer to the most recent statement furnished pursuant to Sections 8.01(a) and (b), respectively.

Each request for a borrowing or issuance, renewal, extension or reissuance of a Letter of Credit by the Borrower hereunder shall constitute a certification by the Borrower to the effect set forth in Section 6.02 (both as of the date of such notice and, unless the Borrower otherwise notifies the Administrative Agent prior to the date of and immediately following such borrowing or issuance, renewal, extension or reissuance of a Letter of Credit as of the date thereof).

Section 6.03 Conditions Precedent for the Benefit of Lender. All conditions precedent to the obligations of the Lenders to make any Loan are imposed hereby solely for the benefit of the Lenders, and no other Person may require satisfaction of any such condition precedent or be entitled to assume that the Lenders will refuse to make any Loan in the absence of strict compliance with such conditions precedent.

Section 6.04 No Waiver. No waiver of any condition precedent shall preclude the Administrative Agent or the Lenders from requiring such condition to be met prior to making any subsequent Loan or preclude the Lenders from thereafter declaring that the failure of the Borrower to satisfy such condition precedent constitutes a Default.

ARTICLE VII

Representations and Warranties

Each of the Obligors represents and warrants to the Administrative Agent and the Lenders that (each representation and warranty herein is given as of the Closing Date and shall be deemed repeated and reaffirmed on the dates of each borrowing and issuance, renewal, extension or reissuance of a Letter of Credit as provided in Section 6.02):

Section 7.01 Corporate Existence. Each of the Borrower and its Subsidiaries: (i) is a limited liability company or limited partnership duly organized, formed, legally existing and in good standing under the laws of the jurisdiction of its incorporation or formation, as applicable; (ii) has all requisite organizational power, and has all material governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted; and (iii) is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify would have a Material Adverse Effect.

Section 7.02 Financial Condition.

(a) The audited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of December 31, 2006, the related consolidated statement of income, partners’ equity and cash flow of the Borrower and its Consolidated Subsidiaries for the fiscal year ended on said date, heretofore furnished to each of the Lenders, are complete and correct and fairly present the consolidated financial condition of the Borrower and its Consolidated Subsidiaries as at said date and the results of its operations for the fiscal year on said date, all in accordance with GAAP, as applied on a consistent basis. Except as reflected or referred to in such Financial Statements, neither the Borrower nor any Subsidiary has on the Closing Date any material Debt, contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments. Since the date of the Financial Statements, neither the business nor the Properties of the Borrower or any Subsidiary have been materially and adversely affected.

(b) The unaudited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of March 31, 2007, the related consolidated statement of income, partners’ equity and cash flow of the Borrower and its Consolidated Subsidiaries for the three month period ended on said date, heretofore furnished to each of the Lenders, are complete and correct and fairly present on a consolidated basis the assets, liabilities and financial position of the Borrower and its Consolidated Subsidiaries as at such dates, and the results of the operations and changes of financial position for the periods then ended (other than customary year-end adjustments for unaudited financial statements) all in accordance with GAAP, as applied on a consistent basis.

(c) To the best of their knowledge, the Carve-out Financials for the Acquired Business heretofore furnished to each of the Lenders is complete and correct and fairly presents the financial condition of the Acquired Business as at the dates and for the periods shown therein. Except as reflected or referred to in such Carve-out Financials, the Acquired Business has on the Closing Date no material Debt, contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments.

(d) The Pro Forma Financials have been prepared in good faith, based on assumptions believed by the Borrower to be reasonable as of the date of delivery thereof, and present fairly in all material respects on a pro forma basis the estimated financial position of the Borrower and its Consolidated Subsidiaries as at such date and their estimated results of operations for the periods covered thereby, assuming that the Transactions had actually occurred at such date or at the beginning of the periods covered thereby.

Section 7.03 Litigation. Except as disclosed to the Lenders in Schedule 7.03 hereto, there is no litigation, legal, administrative or arbitral proceeding, investigation or other action of any nature pending or, to the knowledge of the Obligors, threatened against or affecting the Borrower or any of its Subsidiaries which involves the possibility of any judgment or liability against the Borrower or any of its Subsidiaries not fully covered by insurance (except for normal deductibles), and which would have a Material Adverse Effect.

Section 7.04 No Breach. Neither the execution and delivery of the Loan Documents, nor compliance with the terms and provisions hereof, will conflict with or result in a breach of, or require any consent which has not been obtained as of the Closing Date under, the respective charter, limited partnership agreement, articles of organization or by-laws of the Borrower or any of its Subsidiaries, or any Governmental Requirement, or any agreement or instrument to which the Borrower or any of its Subsidiaries is a party or by which it is bound or to which it or its Properties are subject, or constitute a default under any such agreement or instrument, or result in the creation or imposition of any Lien upon any of the revenues or assets of the Borrower or any of its Subsidiaries pursuant to the terms of any such agreement or instrument, other than the Liens created by the Loan Documents.

Section 7.05 Authority. Each Obigor has all necessary organizational power and authority to execute, deliver and perform its obligations under the Loan Documents to which it is a party; and the execution, delivery and performance by each Obligor of the Loan Documents to which it is a party have been duly authorized by all necessary organizational action on its part; and the Loan Documents constitute the legal, valid and binding obligations of each Obligor, enforceable in accordance with their terms.

Section 7.06 Approvals. No authorizations, approvals or consents of, and no filings or registrations with, any Governmental Authority or any other Person are necessary for the execution, delivery or performance by any Obligor of the Loan Documents to which it is a party or for the validity or enforceability thereof, except for the recording and filing of the Security Instruments as required by this Agreement.

Section 7.07 Use of Loans. The proceeds of (a) the Term Loans shall be used (i) to refinance the Existing Credit Agreement and any existing Debt of the Borrower and (ii) to finance the costs and expenses associated with the Anadarko Formation and (b) the Revolver Loan shall be used (i) for the development of the Pipeline Properties and the acquisition of Pipeline Properties and related assets (or equity interests therein) by the Borrower and its Subsidiaries, (ii) for the Borrower’s and its Subsidiaries’ working capital, (iii) for Letters of Credit to support the obligations of the Borrower and its Subsidiaries, and (iv) for general corporate purposes. Neither the Borrower nor any of its Consolidated Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation T, U or X of the Board of Governors of the Federal Reserve System) and no part of the proceeds of any Loan hereunder will be used to buy or carry any margin stock.

Section 7.08 ERISA.

(a) Each of the Borrower and its Subsidiaries and each ERISA Affiliate have complied in all material respects with ERISA and, where applicable, the Code regarding each Plan.

(b) Each Plan is, and has been, maintained in substantial compliance with ERISA and, where applicable, the Code.

(c) No act, omission or transaction has occurred which could result in imposition on any of the Borrower or any of its Subsidiaries or any ERISA Affiliate (whether directly or indirectly) of (i) either a civil penalty assessed pursuant to section 502(c), (i) or (1) of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code or (ii) breach of fiduciary duty liability damages under section 409 of ERISA.

(d) No contingent obligations remain due to the termination of any Plan (other than a defined contribution plan) or any trust created under any such Plan. No liability to the PBGC (other than for the payment of current premiums which are not past due) by the Borrower, any of its Subsidiaries or any ERISA Affiliate has been or is expected by any Obligor, any Subsidiary or any ERISA Affiliate to be incurred with respect to any Plan. No ERISA Event with respect to any Plan has occurred.

(e) Full payment when due has been made of all amounts which the Borrower, any of its Subsidiaries or any ERISA Affiliate is required under the terms of each Plan or applicable law to have paid as contributions to such Plan, and no accumulated funding deficiency (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, exists with respect to any Plan.

(f) The actuarial present value of the benefit liabilities under each Plan which is subject to Title IV of ERISA does not, as of the end of each of the Borrower’s and its Subsidiaries’ most recently ended fiscal year, exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities. The term “actuarial present value of the benefit liabilities” shall have the meaning specified in section 4041 of ERISA.

(g) None of the Borrower, any of its Subsidiaries or any ERISA Affiliate sponsors, maintains, or contributes to an employee welfare benefit plan, as defined in section 3(l) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by the Borrower, any of its Subsidiaries or any ERISA Affiliate in its sole discretion at any time without any material liability.

(h) None of the Borrower, any of its Subsidiaries or any ERISA Affiliate sponsors, maintains or contributes to, or has at any time in the preceding six calendar years, sponsored, maintained or contributed to, any Multiemployer Plan.

(i) None of the Borrower, any of its Subsidiaries or any ERISA Affiliate is required to provide security under section 401 (a)(29) of the Code due to a Plan amendment that results in an increase in current liability for the Plan.

Section 7.09 Taxes. Each Obligor and its Subsidiaries have filed all Tax returns which are required to be filed by them, or otherwise obtained appropriate extensions to file, and have paid all Taxes due and payable pursuant to such returns or pursuant to any assessment received by such Obligor or any of its Subsidiaries, except (i) such Taxes that are being contested in good faith by appropriate proceedings and for which the Obligor or any of its Subsidiaries, as applicable, has set aside on its books adequate reserves in accordance with GAAP and (ii) any amount or return the failure of which to pay or file could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. The charges, accruals and reserves on the books of each Obligor and its Subsidiaries in respect of Taxes are adequate. No tax lien has been filed and, to the knowledge of any Obligor and its Consolidated Subsidiaries, no claim is being asserted with respect to any such Tax.

Section 7.10 Titles, Etc. Except as otherwise set forth on Schedule 7.10:

(a) Each of the Borrower and its Subsidiaries has good, sufficient and clear title to its Pipeline Properties, free and clear of all adverse possession or abandonment claims and Liens, except Excepted Liens.

(b) The “Mortgaged Property” descriptions under the Mortgages describe substantially all of the Pipeline Properties presently owned by Obligors.

(c) All leases, rights of way, permits, licenses and agreements necessary for the conduct of the business of the Borrower and its Subsidiaries are valid and subsisting, in full force and effect and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease rights of way, permits, licenses, which would affect in any material respect the conduct of the business of the Borrower and its Subsidiaries.

(d) The rights, Properties and other assets presently owned, leased or licensed by the Borrower and its Subsidiaries, including, without limitation, all easements and rights of way, include all rights, Properties and other assets necessary to permit the Borrower and its Subsidiaries to conduct its business in all material respects in the same manner as its business has been conducted prior to the Closing Date.

(e) All of the assets and Properties of the Borrower and its Subsidiaries which are reasonably necessary for the operation of its business are in good working condition and are maintained in accordance with prudent business standards.

Section 7.11 No Material Misstatements. To the Borrower’s knowledge, no written information, statement, exhibit, certificate, document or report furnished to the Administrative Agent and the Lenders (or any of them) by the Borrower and its Subsidiaries in connection with the negotiation of this Agreement contains any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statement contained therein not materially misleading in the light of the circumstances in which made. There is no fact peculiar to the Borrower or any of its Subsidiaries which has a Material Adverse Effect or in the future is reasonably likely to have a Material Adverse Effect and which has not been set forth in this Agreement or the other documents, certificates and statements furnished to the Administrative Agent by or on behalf of the Borrower or any of its Subsidiaries prior to, or on, the Closing Date in connection with the transactions contemplated hereby; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time such projections were prepared; provided further that the representations regarding information and projections, in each case, with respect to the Acquired Business shall be limited to the best of the Borrower’s knowledge

Section 7.12 Investment Company Act. None of the Borrower or any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

Section 7.13 [Reserved].

Section 7.14 Operation of the Pipelines. Since December 31, 2006, there has been no damage, destruction or loss to the Pipelines; the Pipelines are currently in operation and the monthly transportation of Hydrocarbons through the Pipelines has not materially diminished.

Section 7.15 Capitalization of General Partner and Subsidiaries.

(a) The issued and outstanding securities of the Borrower consist of 34,813,366 common units of limited partnership interest, all of which have been validly issued and fully paid and nonassessable.

(b) To the Borrower’s knowledge, all issued and outstanding membership units of the General Partner have been validly issued and are fully paid and nonassessable and are owned by and issued to the Persons shown on Schedule 7.15 attached hereto.

(c) After giving effect to the Anadarko Formation as of the Closing Date, neither the Borrower nor any Subsidiary of the Borrower owns directly or indirectly any capital stock, membership interest or partnership interest of any other Person, other than Borrower’s ownership of the Subsidiaries described on Schedule 7.15. The Borrower and each Subsidiary of the Borrower has good and marketable title to all securities of the Subsidiaries issued to it, free and clear of all liens and encumbrances, and all such securities have been duly and validly issued and are fully paid and nonassessable. The authorized securities and ownership of the Subsidiaries of the Borrower is as shown on Schedule 7.15 attached hereto and made a part hereof. There are no Subsidiaries of the Borrower other than as disclosed on Schedule 7.15.

Section 7.16 Location of Business and Offices. Each Obligor’s principal place of business and chief executive offices are located at the address stated on the signature page of this Agreement.

Section 7.17 Defaults Under Material Agreements. None of the Borrower or any of its Subsidiaries is in default nor has any event or circumstance occurred which, but for the expiration of any applicable grace period or the giving of notice, or both, would constitute a default under any Material Agreement to which the Borrower or any of its Subsidiaries is a party or by which the Borrower or any of its Subsidiaries is bound. No Default hereunder has occurred and is continuing.

Section 7.18 Environmental Matters. Except as would not have a Material Adverse Effect (or with respect to clauses (c), (d) and (e) below, where the failure to take such actions would not have a Material Adverse Effect):

(a) Neither any Property of the Borrower or any of its Subsidiaries nor the operations conducted thereon violate any order or requirement of any court or Governmental Authority or any Environmental Laws;

(b) Without limitation of clause (a) above, no Property of the Borrower or any of its Subsidiaries nor the operations currently conducted thereon or, to the best knowledge of the Borrower and its Subsidiaries, by any prior owner or operator of such Property or operation, are in violation of or subject to any existing, pending or threatened action, suit, investigation, inquiry or proceeding by or before any court or Governmental Authority or to any remedial obligations under Environmental Laws;

(c) All notices, permits, licenses or similar authorizations, if any, required to be obtained or filed in connection with the operation or use of any and all Property of the Borrower and its Subsidiaries, including without limitation past or present treatment, storage, disposal or release of a hazardous substance or solid waste into the environment, have been duly obtained or filed, and the Borrower and its Subsidiaries are in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations;

(d) To the best knowledge of the Borrower, all hazardous substances, solid waste, and oil and gas exploration and production wastes, if any, generated at any and all Property of the Borrower and its Subsidiaries have in the past been transported, treated and disposed of in accordance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment, and all such transport carriers and treatment and disposal facilities have been and are operating in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment, and are not the subject of any existing, pending or threatened action, investigation or inquiry by any Governmental Authority in connection with any Environmental Laws;

(e) The Borrower and its Subsidiaries have taken all steps reasonably necessary to determine and have determined that no hazardous substances, solid waste, or oil and gas exploration and production wastes, have been disposed of or otherwise released and there has been no threatened release of any hazardous substances on or to any Property of the Borrower and its Subsidiaries except in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment;

(f) To the extent applicable, all Property of the Borrower and its Subsidiaries currently satisfies all design, operation, and equipment requirements imposed by the Oil Pollution Act of 1990 (“OPA”) or scheduled as of the Closing Date to be imposed by OPA during the term of this Agreement, and the Borrower and its Subsidiaries do not have any reason to believe that such Property, to the extent subject to OPA, will not be able to maintain compliance with the OPA requirements during the term of this Agreement; and

(g) None of the Borrower or any of its Subsidiaries has any known contingent liability in connection with any release or threatened release of any oil, hazardous substance or solid waste into the environment.

Section 7.19 Compliance with Laws. None of the Borrower or any of its Subsidiaries has violated any Governmental Requirement or failed to obtain any license, permit, franchise or other governmental authorization necessary for the ownership of any of its Properties or the conduct of its business, which violation or failure would have (in the event such violation or failure were asserted by any Person through appropriate action) a Material Adverse Effect. Except for such acts or failures to act as would not have a Material Adverse Effect, the Pipeline Properties of the Borrower and its Subsidiaries (and properties unitized therewith) have been maintained, operated and developed in a good and workmanlike manner and in conformity with all applicable laws and all rules, regulations and orders of all duly constituted authorities having jurisdiction and in conformity with the provisions of all leases, subleases or other contracts comprising a part of and forming a part of the Pipeline Properties.

Section 7.20 Insurance. Schedule 7.20 attached hereto contains an accurate and complete description of all material policies of fire, liability, workers’ compensation and other forms of insurance owned or held by the Borrower and its Subsidiaries. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the date of the closing have been paid, and no notice of cancellation or termination has been received with respect to any such policy. Such policies are sufficient for compliance with all requirements of law and of all agreements to which the Borrower or any of its Subsidiaries is a party; are valid, outstanding and enforceable policies; provide adequate insurance coverage in at least such amounts and against at least such risks (but including in any event public liability) as are usually insured against in the same general area by companies engaged in the same or a similar business for the assets and operations of the Borrower and its Subsidiaries; will remain in full force and effect through the respective dates set forth in Schedule 7.20 without the payment of additional premiums; and will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement. Schedule 7.20 identifies all material risks, if any, which the Borrower and its Subsidiaries and their respective general partner or sole member have designated as being self-insured. None of the Borrower or any of its Subsidiaries has been refused any insurance with respect to its assets or operations, nor has its coverage been limited below usual and customary policy limits, by an insurance carrier to which it has applied for any such insurance or with which it has carried insurance during the last three years.

Section 7.21 Hedging Agreements. Schedule 7.21 sets forth, as of the Closing Date, a true and complete list of all Hedging Agreements (including commodity price swap agreements, forward agreements or contracts of sale which provide for prepayment for deferred shipment or delivery of oil, gas or other commodities) of the Borrower and its Subsidiaries, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value thereof, all credit support agreements relating thereto (including any margin required or supplied), and the counter party to each such agreement.

Section 7.22 Restriction on Liens. None of the Borrower or any of its Subsidiaries is a party to any agreement or arrangement (other than this Agreement and the Security Instruments), or subject to any order, judgment, writ or decree, which either restricts or purports to restrict its ability to grant Liens to other Persons on or in respect of their respective assets or Properties.

Section 7.23 Material Agreements. Set forth on Schedule 7.23 is a complete list of all (a) agreements, indentures, purchase agreements, obligations in respect of letters of credit, guarantees, partnership agreements, limited liability company agreements, other organizational documents, joint venture agreements, and other instruments that (i) are material to the Borrower’s and its Subsidiaries’ business, activities, and operation or ownership of the Borrower’s or such Subsidiaries’ Property in effect or to be in effect as of the Closing Date (other than the Hedging Agreements set forth on Schedule 7.21) or (ii) provide for, evidence, secure or otherwise relate to any Debt of any of the Borrower or any of its Subsidiaries and all obligations of any of the Borrower or any of its Subsidiaries to issuers of surety or appeal bonds issued for account of any of the Borrower or any of its Subsidiaries, and (b) agreements and instruments (excluding any such agreements and other instruments that are cancelable upon 60 or less days’ notice) of the Borrower and its Subsidiaries relating to the purchase, gathering, transportation by pipeline, gas processing, marketing, sale and supply of natural gas and other Hydrocarbons accounting for at least 75% of the volumes transported by Borrower and its Subsidiaries, in the aggregate, during the Borrower’s current fiscal year (the agreements referenced in clauses (i) and (ii) hereto, collectively, the “Material Agreements”). Upon request by Administrative Agent, the Borrower shall deliver, or caused to be delivered, to the Administrative Agent and the Lenders a complete and correct copy of all such Material Agreements.

Section 7.24 Imbalances. Except as set forth on Schedule 7.24 and except as is not reasonably likely to have a Material Adverse Effect, as of the Closing Date, there are no gas imbalances, take or pay or other prepayments with respect to any of the Borrower’s or any of its Subsidiaries’ Pipeline Properties which would require any of the Borrower or any of its Subsidiaries to transport or purchase any volumes of Hydrocarbons without receiving delivery thereof or for gathering and transportation through their Pipeline Properties at some future time without then or thereafter receiving full payment of the Borrower’s or any of its Subsidiaries’ tariffs therefor.

Section 7.25 Relationship of Obligors. The Obligors are engaged in related businesses and each Obligor is directly and indirectly dependent upon each other Obligor for and in connection with their business activities and their financial resources; and each Obligor has determined, reasonably and in good faith, that such Obligor will receive substantial direct and indirect economic and financial benefits from the extensions of credit made under this Agreement, and such extensions of credit are in the best interests of such Obligor, having regard to all relevant facts and circumstances.

Section 7.26 Solvency. The Borrower and its Subsidiaries individually and on a consolidated basis are not insolvent as such term is used and defined in the United States Bankruptcy Code.

Section 7.27 Senior Debt Status. The Obligations of the Obligors under this Agreement and each of the other Loan Documents ranks and shall continue to rank at least senior in priority of payment to all Subordinated Debt and all senior unsecured Indebtedness of each such Person and is designated as “Senior Debt” under all instruments and documents, now or in the future, relating to all Subordinated Debt and all senior unsecured Indebtedness of such Person.

Section 7.28 No Material Adverse Effect. Since December 31, 2006, there has been no material adverse change in the properties, business, operations, prospects, or condition (financial or otherwise) of the Borrower and its Subsidiaries and no event has occurred or condition arisen that could reasonably be expected to have a Material Adverse Effect.

Section 7.29 Employee Relations. None of the Borrower and its Subsidiaries has any employees.

Section 7.30 Security Instruments. The provisions of the Security Instruments are effective to create in favor of the Collateral Agent for the benefit of the Secured Parties a legal, valid and enforceable first priority Lien (subject to Liens permitted by Section 9.02) on all right, title and interest of the

Borrower and the Guarantors in the Collateral described therein. Except for filings completed prior to the Closing Date and as contemplated hereby and by the Security Instruments, no filing or other action will be necessary to perfect or protect such Liens.

Section 7.31 Anti-Terrorism Law.

(a) Neither the Borrower nor any of its Subsidiaries and, to the knowledge of the Borrower and its Subsidiaries, none of their Affiliates are in violation of any Requirement of Law relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

(b) Neither the Borrower nor any of its Subsidiaries and to the knowledge of the Borrower and its Subsidiaries, no Affiliate or broker or other agent of either the Borrower or any of its Subsidiaries acting or benefiting in any capacity in connection with the Loans is any of the following:

(i) a person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii) a person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii) a person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) a person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v) a person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.

Neither the Borrower nor any of its Subsidiaries and, to the knowledge of the Borrower and its Subsidiaries, no broker or other agent of either the Borrower or any of its Subsidiaries acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in paragraph (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

ARTICLE VIII

Affirmative Covenants

Each of the Borrower and its Consolidated Subsidiaries covenants and agrees that, so long as any of the Commitments are in effect and until payment in full of all Loans hereunder, all interest thereon and all other amounts payable by the Obligors hereunder:

Section 8.01 Reporting Requirements. The Obligors shall deliver, or shall cause to be delivered, to the Administrative Agent with sufficient copies of each for the Lenders:

(a) Annual Financial Statements. As soon as available and in any event within the earlier of (i) the date the Borrower is required to file the same with the SEC (or would be required to file if it were subject to SEC reporting requirements to the same extent it is subject as of the Closing Date) and (ii) 90 days after the end of each fiscal year, the audited consolidated statements of income, partners’ equity, changes in financial position and cash flow for each of the Borrower and its Consolidated Subsidiaries for such fiscal year, and the related consolidated balance sheets of the Borrower and its Consolidated Subsidiaries as at the end of such fiscal year, and setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, and accompanied by the related opinion of independent public accountants of recognized national standing acceptable to the Administrative Agent which opinion shall state that said financial statements fairly present the consolidated financial condition and results of operations of the Borrower and its Consolidated Subsidiaries as at the end of, and for, such fiscal year and that such financial statements have been prepared in accordance with GAAP, except for such changes in such principles with which the independent public accountants shall have concurred and such opinion shall not contain a “going concern” or like qualification or exception, but shall contain a certification stating that, in making the examination necessary for their opinion, they obtained no knowledge, except as specifically stated, of any Default under Section 9.13 or Section 9.14.

(b) Quarterly Financial Statements. As soon as available and in any event within the earlier of (i) the date the Borrower is required to file the same with the SEC (or would be required to file if it were subject to SEC reporting requirements to the same extent it is subject as of the Closing Date) and (ii) 45 days after the end of each of the first three fiscal quarters of each of its fiscal year for the Borrower and its Consolidated Subsidiaries, unaudited consolidated statements of income, partners’ equity, changes in financial position and cash flow of the Borrower and its Consolidated Subsidiaries for such period and for the period from the beginning of the respective fiscal year to the end of such period, and the related consolidated balance sheets as at the end of such period, and setting forth in each case in comparative form the corresponding figures for the corresponding period in the preceding fiscal year, accompanied by the certificate of a Responsible Officer, which certificate shall state that said financial statements fairly present the consolidated and consolidating financial condition and results of operations of the Borrower and its Consolidated Subsidiaries in accordance with GAAP, as at the end of, and for, such period (subject to normal year-end audit adjustments).

(c) Notice of Default, Etc. Promptly after any Obligor knows that any Default or Event of Default has occurred, a notice of such Default or Event of Default, describing the same in reasonable detail and the action the Borrower or such Consolidated Subsidiary proposes to take with respect thereto.

(d) Other Accounting Reports. Promptly upon receipt thereof, a copy of each other report or letter submitted to the Borrower or any of its Consolidated Subsidiaries by independent accountants in connection with any annual, interim or special audit made by them of the books of the Borrower or such Consolidated Subsidiary, and a copy of any response by the Borrower or such Consolidated Subsidiary, or the general partner or sole member of the Borrower or such Consolidated Subsidiary, to such letter or report.

(e) Regulatory Filings, Etc. Promptly upon its becoming available, (i) each financial statement, report, notice or proxy statement sent by the Borrower to its unitholders generally and each regular or periodic report and any registration statement, prospectus or written communication (other than transmittal letters) in respect thereof filed by the Borrower with or received by the Borrower in connection therewith from any securities exchange or the SEC or any successor agency; and (ii) each report, notice, request, application, or other filing or material communication that is filed by the Borrower with or received by the Borrower from the Federal Energy Regulatory Commission or any successor agency.

(f) [Reserved]

(g) Hedging Agreements. As soon as available and in any event within fifteen Business Days after the last day of each fiscal quarter, a report, in form and substance satisfactory to the Administrative Agent, setting forth as of the last Business Day of such fiscal quarter a true and complete list of all Hedging Agreements (including commodity price swap agreements, forward agreements or contracts of sale which provide for prepayment for deferred shipment or delivery of oil, gas or other commodities) of the Borrower and its Subsidiaries, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value therefor, any new credit support agreements relating thereto not listed on Schedule 7.21, any margin required or supplied under any credit support document, and the counter party to each such agreement.

(h) Annual Budget. As soon as practicable and in any event within sixty (60) days following the beginning of each fiscal year, an annual operating and capital budget.

(i) Other Matters. From time to time such other information regarding the business, affairs or financial condition of the Borrower and its Subsidiaries (including, without limitation, any Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA) as any Lender or the Administrative Agent may reasonably request.

(j) Compliance Certificate. The Borrower will furnish to the Administrative Agent, within ten (10) days after the date it furnishes each set of financial statements pursuant to paragraph (a) or (b) above, a certificate substantially in the form of Exhibit C executed by a Responsible Officer (i) certifying as to the matters set forth therein and stating that no Default has occurred and is continuing (or, if any Default has occurred and is continuing, describing the same in reasonable detail), and (ii) setting forth in reasonable detail the computations necessary to determine whether the Borrower is in compliance with Sections 9.13 and 9.14, as of the end of the respective fiscal quarter or fiscal year.

Documents required to be delivered pursuant to this Section (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed in Section 12.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions, i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the compliance certificates required by Section 8.01(j) to the Administrative Agent. Except for such compliance certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Lead Arranger will make available to the Lenders and the Issuing Bank materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on SyndTrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Lead Arranger, the Issuing Bank and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 12.16); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Administrative Agent and the Lead Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor”; provided that the information provided by Borrower pursuant to Section 8.01(h) shall not be distributed to Public Investors. Notwithstanding the foregoing, the Borrower shall be under no Obligation to mark any Borrower Materials “PUBLIC.”

Section 8.02 Litigation. The Obligors shall promptly give to the Administrative Agent notice of any litigation or proceeding against or adversely affecting the Borrower or any of its Consolidated Subsidiaries in which the amount claimed exceeds $25,000,000 or an aggregate of claims in excess of $50,000,000 and is not otherwise covered in full by insurance (subject to normal and customary deductibles and for which the insurer has not assumed the defense), or in which injunctive or similar relief is sought. The Borrower and its Consolidated Subsidiaries will promptly notify the Administrative Agent and each of the Lenders of any claim, judgment, Lien or other encumbrance affecting any Property of the Borrower or any of its Consolidated Subsidiaries if the value of the claim, judgment, Lien, or other encumbrance affecting such Property shall exceed $1,000,000 or an aggregate of such claims in excess of $5,000,000.

Section 8.03 Maintenance, Etc.

(a) Generally. Except as permitted under Section 9.09, each of the Borrower and its Consolidated Subsidiaries shall and shall cause each of its Subsidiaries to preserve and maintain its organization existence and all of its material rights, privileges and franchises; keep books of record and account in which full, true and correct entries will be made of all dealings or transactions in relation to its business and activities; comply with all Governmental Requirements if failure to comply with such requirements will have a Material Adverse Effect; pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its Property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained; upon reasonable notice, permit representatives of the Administrative Agent or any Lender, during normal business hours, to examine, copy and make extracts from its books and records, to inspect its Properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by such Lender or the Administrative Agent (as the case may be); and keep, or cause to be kept, insured by financially sound and reputable insurers all Property of a character usually insured by Persons engaged in the same or similar business similarly situated against loss or damage of the kinds and in the amounts customarily insured against by such Persons and carry such other insurance as is usually carried by such Persons including, without limitation, environmental risk insurance to the extent reasonably available.

(b) Proof of Insurance. Contemporaneously with the delivery of the financial statements required by Section 8.01(a) to be delivered for each year, the Borrower will furnish or cause to be furnished to the Administrative Agent and the Lenders a certificate of insurance coverage from the insurer in form and substance satisfactory to the Administrative Agent listing Administrative Agent as “loss payee” and “additional insured” and, if requested, will furnish the Administrative Agent and the Lenders copies of the applicable policies.

(c) Pipeline Properties. Each Obligor shall and shall cause each of its Subsidiaries to cause to be done all things reasonably necessary to preserve and keep in good repair, working order and efficiency all of its Pipeline Properties and other material Properties including, without limitation, all equipment, machinery and facilities, and from time to time will make all the reasonably necessary repairs, renewals and replacements so that at all times the state and condition of its Pipeline Properties and other material Properties will be fully preserved and maintained, (x) except to the extent that the wells and field to which such portions of the Pipelines are connected are no longer producing Hydrocarbons in economically reasonable amounts, and (y) except that the foregoing shall not apply to Pipeline Properties that are not gathering Hydrocarbons on a regular basis as of the Closing Date. Each Borrower shall and shall cause each of its Consolidated Subsidiaries to promptly: (i) pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all rentals, royalties, expenses and indebtedness accruing under the rights of way, licenses, leases or other agreements affecting or pertaining to its Pipeline Properties, (ii) perform or make reasonable and customary efforts to cause to be performed, in accordance with industry standards, the obligations required by each and all of the rights of way, deeds, leases, sub-leases, contracts and agreements affecting its interests in its Pipeline Properties and other material Properties, (iii) will do all other things necessary to keep unimpaired, except for Liens described in Section 9.02, its rights with respect to its Pipeline Properties and other material Properties and prevent any forfeiture thereof or a default thereunder, except to the extent that the wells and field to which such portions of the Pipelines are connected are no longer producing Hydrocarbons in economically reasonable amounts and except for Transfers permitted by Section 9.16. The Borrower shall and shall cause each of its Consolidated Subsidiaries to operate its Pipeline Properties and other material Properties to be operated in a careful and efficient manner in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance in all material respects with all Governmental Requirements.

Section 8.04 Environmental Matters.

(a) Establishment of Procedures. The Borrower shall and shall cause each of their Consolidated Subsidiaries to establish and implement such procedures as may be reasonably necessary to continuously determine and assure that any failure of the following does not have a Material Adverse Effect: (i) all Property of the Borrower and its Consolidated Subsidiaries and the operations conducted thereon and other activities of the Borrower and its Consolidated Subsidiaries are in compliance with and do not violate the requirements of any Environmental Laws, (ii) no Hydrocarbons, hazardous substances or solid wastes are disposed of or otherwise released on or to any Property owned by any such party except in compliance with Environmental Laws, (iii) no hazardous substance will be released on or to any such Property in a quantity equal to or exceeding that quantity which requires reporting pursuant to Section 103 of CERCLA, and (iv) no oil, oil and gas exploration and production wastes or hazardous substance is released on or to any such Property so as to pose an imminent and substantial endangerment to public health or welfare or the environment.

(b) Notice of Action. The Borrower shall and shall cause each of its Consolidated Subsidiaries to promptly notify the Administrative Agent and the Lenders in writing of any threatened action, investigation or inquiry by any Governmental Authority of which the Borrower and its Consolidated Subsidiaries has knowledge in connection with any Environmental Laws, excluding routine testing and corrective action which might result in the Borrower or any Subsidiary being liable for the payment or performance of obligations in excess of $25,000,000) with respect to any such event or in excess of $50,000,000 in the aggregate with respect to all such events.

(c) Future Acquisitions. In the event environmental remediation costs in excess of $25,000,000 are identified in respect of any acquisition of Pipeline Properties or other material Properties, the Borrower and its Subsidiaries will provide environmental audits and tests in form and scope as may be reasonably requested by the Administrative Agent and the Lenders (or as otherwise required to be obtained by the Administrative Agent or the Lenders by any Governmental Authority) in connection with such future acquisitions of Pipeline Properties or other material Properties.

Section 8.05 Further Assurances. The Borrower shall and shall cause each of its Consolidated Subsidiaries to cure promptly any defects in the creation and issuance of the Notes and the execution and delivery of the Security Instruments and this Agreement. The Borrower at its expense shall and shall cause each of its Consolidated Subsidiaries to promptly execute and deliver to the Administrative Agent upon request all such other documents, agreements and instruments to comply with or accomplish the covenants and agreements of the Borrower and its Consolidated Subsidiaries in any Loan Document, or to further evidence and more fully describe the collateral intended as security for the Notes, or to correct any omissions in any Loan Document, or to state more fully the security obligations set out herein or in any Loan Document, or to perfect, protect or preserve any Liens created pursuant to any of the Security Instruments, or to make any recordings, to file any notices or obtain any consents, all as may be necessary or appropriate in connection therewith.

Section 8.06 Performance of Obligations. The Borrower will pay the Notes according to the reading, tenor and effect thereof; the Guarantors will pay under the Guaranty Agreements according to the terms thereof, and the Obligors will perform every act and discharge all of the obligations to be performed and discharged by them under this Agreement and any other Loan Document, at the time or times and in the manner specified.

Section 8.07 [Reserved].

Section 8.08 Title Curative. The Borrower shall and shall cause each of its Consolidated Subsidiaries to cure, or cause to be cured, any title defects or exceptions which are not Excepted Liens.

Section 8.09 Additional Collateral.

(a) Lien on Pipeline and Real Property. At all times hereunder that the Obligations remain unpaid, including whenever any Obligor acquires any additional Pipeline Properties, the Obligors shall grant to the Administrative Agent for the benefit of the Secured Parties as security for the Obligations a first-priority Lien interest (subject only to Excepted Liens) covering such Pipeline Properties under the Security Instruments. Such Lien will be created and perfected by and in accordance with the provisions of mortgages, deeds of trust, security agreements and financing statements, or other Security Instruments, all in form and substance satisfactory to the Administrative Agent in its sole discretion and in sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes.

(b) Title Information. Concurrently with the granting of the Lien or other action referred to in Section 8.09(a) above, the Borrower or such Obligor will provide to the Administrative Agent title information in form and substance satisfactory to the Administrative Agent in its sole discretion with respect to such Obligor’s interests in such Pipeline Properties.

(c) Legal Opinions. Promptly after the filing of any new Security Instrument in any state, upon the request of the Administrative Agent, the Obligors will provide, or cause to be provided, to the Administrative Agent an opinion addressed to the Administrative Agent for the benefit of the Lenders in form and substance satisfactory to the Administrative Agent in its sole discretion from counsel acceptable to Administrative Agent, stating that the Security Instrument is valid, binding and enforceable in accordance with its terms and in legally sufficient form for such jurisdiction.

(d) Subordination of Obligor’s Liens.

(i) Each Obligor hereby subordinates and assigns in favor of Administrative Agent for the benefit of the Lenders any and all liens, statutory or otherwise, and any rights of offset contractual or otherwise it has or may have in the future against such Obligors’ interests in the Mortgaged Properties or in the Pipeline Properties and revenues attributable to its interest therein, including the Contracts and Records (defined below).

(ii) Any officer or employee of Administrative Agent is expressly granted the right at its option upon not less than one (1) Business Day’s notice, to visit and inspect (a) each of the Borrower’s and its Subsidiaries’ offices, including all books and records, area of mutual interest agreements, gathering agreements, pipeline operating agreements, contracts and other agreements that relate to the Pipeline Properties, geological and geophysical, production data and records, accounting records, and land files referring to the gathering, transportation, sale, purchase, exchange or processing of Hydrocarbons whether such data, information or agreements are in written form or electronic format (the “Contracts and Records”), and to examine, take copies and extracts therefrom, and (b) any of the Pipeline Properties.

(iii) Following the occurrence and during the continuance of an Event of Default, each Obligor acknowledges that the Administrative Agent is expressly granted the right to exercise any and all liens, statutory or otherwise, rights of offset or recoupment it has and to receive the monies, income, proceeds, or benefits attributable to the gathering, transportation of Hydrocarbons through the Pipeline Properties (except for such Pipeline Properties that are not Mortgaged Properties), to hold the same as security for the Obligations and to apply it on the principal and interest or other amounts owing on any of the Obligations, whether or not then due, in such order or manner as Administrative Agent may elect.

(iv) In the event of a foreclosure, deed in lieu, or other transfer of record or beneficial ownership or operations of the Mortgaged Properties, each Obligor, as bailee, agrees to cooperate and assist Administrative Agent and its officers, agents and counsel in the peaceful transfer and delivery of such Contracts and Records to such party or parties as Administrative Agent may in writing direct.

(v) Following the occurrence and during the continuance of an Event of Default and within thirty (30) days after receipt of notice from Administrative Agent, Obligors will relinquish their respective rights to operate the Pipelines to the Collateral Agent or its designee.

(e) Subordination of Intercompany Debt. Any Intercompany Notes or advances of any Obligor howsoever evidenced by journal entries or otherwise now or hereafter owed to or held by any other Obligor are hereby subordinated to the Obligations of such other Obligor to the Lenders, and any document or instrument evidencing such loans or advances shall contain a legend giving notice of such subordination. Any such Intercompany Notes or advances of any other Obligor due to such Obligor, if the Administrative Agent so requests, shall be collected, enforced and received by such Obligor as trustee for the Lenders and be paid over to the Administrative Agent for the account of the Lenders on account of the Obligations but without affecting in any manner the liability of such Obligor under the other provisions of this Agreement or any other Loan Document. Any Lien, claim, right or other encumbrance on any property of any Obligor in favor of any other Obligor is hereby subordinated in all respects to the Liens granted to the Administrative Agent for the benefit of the Lenders.

(f) Other Real Property Collateral. The Borrower shall notify the Administrative Agent, within ten (10) days after the acquisition of any real property with a fair market value in excess of $10,000,000 by any Obligor that is not subject to the existing Security Instruments, and within sixty (60) days (or such longer period as the Administrative Agent may agree in its sole discretion) following any such acquisition, deliver such mortgages, deeds of trust, title insurance policies, surveys and other documents reasonably requested by the Administrative Agent in connection with granting and perfecting a first priority Lien, other than Excepted Liens, on such real property in favor of the Collateral Agent, for the benefit of the Secured Parties, all in form and substance acceptable to the Administrative Agent.

Section 8.10 Corporate Identity. The Borrower shall do or cause to be done (or refrain from doing or causing to be done, as the case may be) all things necessary to ensure that the separate legal identity of the Borrower and General Partner will at all times be respected and that neither the Borrower, General Partner nor any of Borrower’s Subsidiaries will be liable for any obligations, contractual or otherwise, of Atlas or any of the Atlas Direct Subsidiaries or other entity in which Atlas or any Atlas Direct Subsidiaries owns any equity interest (other than the Borrower, General Partner and Borrower’s Subsidiaries). Without limiting the foregoing, the Borrower will (i) observe, and cause the General Partner to observe, all requirements, procedures and formalities necessary or advisable in order that the Borrower will for all purposes be considered a validly existing entity separate and distinct from the General Partner, (ii) not permit any commingling of the assets of the General Partner, Atlas, or the Atlas Direct Subsidiaries with assets of the Borrower or any of its Subsidiaries which would prevent such assets of such persons from being readily distinguished from the assets of the Borrower and its Subsidiaries and (iii) take reasonable and customary actions to ensure that creditors of the General Partner, Atlas or the Atlas Direct Subsidiaries are aware that each such Person is an entity separate and distinct from the Borrower and its Subsidiaries.

Section 8.11 ERISA Information and Compliance. The Obligors will promptly furnish and will cause the Subsidiaries and any ERISA Affiliate to promptly furnish to the Administrative Agent with sufficient copies to the Lenders (i) promptly after the filing thereof with the United States Secretary of Labor, the Internal Revenue Service or the PBGC, copies of each annual and other report with respect to each Plan or any trust created thereunder, (ii) immediately upon becoming aware of the occurrence of any ERISA Event or of any “prohibited transaction,” as described in section 406 of ERISA or in section 4975 of the Code, in connection with any Plan or any trust created thereunder, a written notice signed by a Responsible Officer specifying the nature thereof, what action the Obligors, the Subsidiary or the ERISA Affiliate is taking or proposes to take with respect thereto, and, when known, any action taken or proposed by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto, and (iii) immediately upon receipt thereof, copies of any notice of the PBGCs intention to terminate or to have a trustee appointed to administer any Plan. With respect to each Plan (other than a Multiemployer Plan), the Obligors will, and will cause each Subsidiary and ERISA Affiliate to, (i) satisfy in full and in a timely manner, without incurring any late payment or underpayment charge or penalty and without giving rise to any lien, all of the contribution and funding requirements of section 412 of the Code (determined without regard to subsections (d), (e), (f) and (k) thereof) and of section 302 of ERISA (determined without regard to sections 303, 304 and 306 of ERISA), and (ii) pay, or cause to be paid, to the PBGC in a timely manner, without incurring any late payment or underpayment charge or penalty, all premiums required pursuant to sections 4006 and 4007 of ERISA.

Section 8.12 Material Agreements. The Borrower shall and shall cause each of its Consolidated Subsidiaries to enforce the obligations of Affiliates that are parties to the Material Agreements to the same extent as they would enforce similar obligations of unrelated third parties.

Section 8.13 Additional Guaranties and Security Instruments.

(a) As an inducement to the Administrative Agent and the Lenders to enter into this Agreement, each Obligor (other than the Borrower) shall execute and deliver to Administrative Agent a Guaranty Agreement substantially in the form and upon the terms of Exhibit G-1, providing for the guaranty of payment and performance of the Obligations. In addition, within fifteen (15) days of the formation or acquisition of any Consolidated Subsidiary (other than the Anadarko JVs except to the extent required by Section 8.13(b)), the Borrower shall cause such Consolidated Subsidiary to execute and deliver to the Administrative Agent (i) a Guaranty Agreement substantially in the form and upon the terms of Exhibit G-1, providing for the guaranty of payment and performance of the Obligations, (ii) Security Instruments in form and substance satisfactory to the Administrative Agent creating liens and security interests in all assets and properties of such Subsidiary and in the equity interest in such Subsidiary except for any equity interests in Unrestricted Entities, and (iii) such other documents and instruments as may be required with respect to such Subsidiary pursuant to Section 8.05.

(b) The Borrower will not permit any of its Consolidated Subsidiaries that is not a Guarantor to, directly or indirectly, guarantee the payment of any Debt of the Borrower or another Obligor unless such Consolidated Subsidiary executes and delivers to the Administrative Agent a Guaranty Agreement.

(c) Within fifteen (15) days of the formation or acquisition of any Subsidiary or any Unrestricted Entity, Borrower shall cause such Subsidiary or Unrestricted Entity to execute and deliver to Administrative Agent certified copies of such Subsidiary’s, or Unrestricted Entity’s, as the case may be, organizational documents.

Notwithstanding the foregoing, no Foreign Subsidiary will be required to execute and deliver a Guaranty Agreement if such actions have material adverse tax consequences to the Borrower and its Subsidiaries.

Section 8.14 Payment and Performance of Obligations. The Borrower shall and shall cause its Consolidated Subsidiaries to pay and perform all Obligations under the other Loan Documents, and pay or perform (a) Taxes that may be levied or assessed upon it or any of its property, and (b) all other indebtedness, obligations and liabilities in accordance with customary trade practices; provided, that the Borrower or such Subsidiary may contest any item described in clause (a) or (b) of this Section in good faith so long as adequate reserves are maintained with respect thereto in accordance with GAAP, except where the failure to pay or perform such items described in clause (a) or (b) of this Section could reasonably be expected to individually or in the aggregate, have a Material Adverse Effect.

Section 8.15 Compliance with Laws and Approvals. The Borrower shall and shall cause its Consolidated Subsidiaries to observe and remain in compliance in all material respects with all Government Requirements and maintain in full force and effect all Governmental Approvals, in each case applicable to the conduct of its business except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 8.16 Use of Proceeds. The Obligors shall use the proceeds of (a) the Term Loans to (i) refinance the Existing Credit Agreement and other existing Debt of the Borrower and (ii) to finance the costs and expenses associated with the Anadarko Formation and (b) the Revolver Loans (i) for the development of the Pipeline Properties and the acquisition of Pipeline Properties and related assets (or equity interests therein) by the Borrower and its Subsidiaries, (ii) for the Borrower’s and its Subsidiaries’ working capital, (iii) for Letters of Credit to support the obligations of the Borrower and its Subsidiaries, and (iv) for general corporate purposes.

Section 8.17 Designation of Unrestricted Entities. The Borrower’s board of directors may, at any time, designate any Consolidated Subsidiary that is acquired or created after the Closing Date as an Unrestricted Entity by prior written notice to the Administrative Agent; provided that the Borrower shall only be permitted to so designate a new Unrestricted Entity after the Closing Date and so long as (a) no Default or Event of Default exists or would result therefrom, (b) such Subsidiary does not own any capital stock or Indebtedness of, or own or hold a Lien on any property of, the Borrower or any other Subsidiary that is not a subsidiary of the Subsidiary to be so designated and (c) the Borrower shall have been able to make a dividend in accordance with Section 9.04 in an amount equal to the greater of (i) the aggregate of all investments made in such Subsidiary and (ii) the fair market value of such Subsidiary. The Borrower may designate any Unrestricted Entity to be a Subsidiary for purposes of this Agreement (each, a “Subsidiary Redesignation”); provided further that (i) such Unrestricted Entity, both before and after giving effect to such designation, shall be a wholly owned Subsidiary of the Borrower, (ii) no Default or Event of Default then exists or would occur as a consequence of any such Subsidiary Redesignation, (iii) based on good faith projections prepared by the Borrower for the period from the date of the respective Subsidiary Redesignation to the date that is one year thereafter, the Leverage Ratio shall be better than or equal to such level as would be required to provide that no Default or Event of Default would exist under Section 9.13 or 9.14 through the date that is one year from the date of the respective Subsidiary Redesignation, (iv) all representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Subsidiary Redesignation (both before and after giving effect thereto), unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date, (v) the Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by a Responsible Officer, certifying to the best of such officer’s knowledge compliance with the requirements of preceding clauses (i) through (iv), inclusive, and containing the calculations required by the preceding clause (iii), and (vi) any Unrestricted Entity subject to a Subsidiary Redesignation may not thereafter be designated as an Unrestricted Entity.

ARTICLE IX

Negative Covenants

The Borrower and its Consolidated Subsidiaries covenant and agree that, so long as any of the Commitments are in effect and until payment in full of Loans hereunder, all interest thereon and all other amounts payable by the Obligors hereunder, without the prior written consent of the Required Lenders:

Section 9.01 Debt. None of the Borrower or any of its Consolidated Subsidiaries will incur, create or assume any Debt, except:

(a) the Notes or other Obligations or any guaranty of or suretyship arrangement for the Notes or other Obligations;

(b) Debt of the Borrower disclosed in Schedule 9.01, and any renewals or extensions (but not increases) thereof;

(c) accounts payable (for the deferred purchase price of Property or services) from time to time incurred in the ordinary course of business which, if greater than 90 days past the invoice or billing date, are being contested in good faith by appropriate proceedings if reserves adequate under GAAP shall have been established therefor;

(d) [Reserved];

(e) Debt associated with bonds or surety obligations pursuant to Governmental Requirements in connection with the operation of any Pipeline Properties;

(f) Debt under Hedging Agreements permitted under Section 9.07;

(g) Intercompany Debt, provided, that any such Intercompany Debt is (i) if in excess of $5,000,000, evidenced by an Intercompany Note which has been pledged to secure the Obligations and is in the possession of the Administrative Agent, and (ii) in the case of any Intercompany Debt owing to an Obligor from a Consolidated Subsidiary (other than an Obligor), subordinated to the Obligations upon terms and conditions satisfactory to the Administrative Agent;

(h) Debt of the Borrower to the General Partner to enable the General Partner to pay general and administrative costs and expenses of the Borrower in accordance with past practices;

(i) Debt of the Borrower incurred in connection with a senior or subordinated unsecured note offering provided that (i) no Event of Default has occurred and is continuing or would occur after giving effect to such incurrence, (ii) after giving effect to the incurrence of such Debt on a pro forma basis, the Borrower shall be in compliance with all covenants set forth in Sections 9.13 and 9.14 as of the most recently ended fiscal quarter of the Borrower , (iii) such Debt has a maturity date at least one year beyond the Termination Date with respect to the Term Loan Facility and (iv) the documentation for which contains covenants no more restrictive than those set forth in this Agreement;

(j) unsecured guarantees of Subsidiary obligations (other than obligations for borrowed money);

(k) Debt representing deferred compensation and other similar arrangements to employees of the Borrower and its Consolidated Subsidiaries incurred in the ordinary course of business;

(l) Debt incurred by the Borrower or its Consolidated Subsidiaries in an acquisition or Disposition under agreements providing for indemnification, the adjustment of the purchase price or other similar adjustments;

(m) Debt in respect of netting services, overdraft protections and similar arrangements in each case in connection with cash management or deposit accounts;

(n) Debt incurred by the Borrower or any of its Consolidated Subsidiaries constituting reimbursement obligations with respect to letters of credit, bank guarantees or similar instruments issued in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to similar reimbursement type obligations; provided that upon the drawing of such letters of credit or the incurrence of such Debt, such obligations are reimbursed within 30 days following such drawing or incurrence;

(o) non-recourse Debt of a Consolidated Subsidiary of the Borrower assumed by such Consolidated Subsidiary in connection with any acquisition pursuant to Section 9.03(i) (or, if such Consolidated Subsidiary is acquired, existing prior thereto); provided, however, that such Debt exists at the time of such acquisition at least in the amounts assumed in connection therewith and is not drawn down, created or increased in contemplation of or in connection with such acquisition; and

(p) Debt of the Borrower not otherwise described under subparagraphs (a) through (o) above not to exceed $50,000,000 in the aggregate.

Section 9.02 Liens. None of the Borrower or any of its Subsidiaries will create, incur, assume or permit to exist any Lien on any of its Properties (now owned or hereafter acquired), except:

(a) Liens in favor of the Administrative Agent for the benefit of the Lenders securing the payment of any Obligations;

(b) Excepted Liens;

(c) Liens securing leases allowed under Section 9.08, but only on the Property under lease;

(d) Liens on cash or securities securing the Debt described in Section 9.01(e);

(e) Liens in existence on the date hereof securing Debt of the Borrower disclosed in Schedule 9.01, provided, that no such Liens shall be extended to cover any additional Property after the date hereof and the amount of Debt secured thereby is not increased;

(f) purchase money Liens upon or in any Property acquired by the Borrower or any of its Subsidiaries to secure the deferred portion of the purchase price of Property or to secure Debt incurred to finance the acquisition of such Property, provided, that (i) no such Lien shall be extended to cover property other than the property being acquired, and (ii) the Debt thereby secured is permitted by Section 9.01(k);

(g) Liens for taxes not yet overdue for a period of more than 30 days or, if more than 30 days overdue, (i) which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP or (ii) with respect to which the failure to make payment could not reasonably be expected to have a Material Adverse Effect;

(h) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’ or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or if more than 30 days overdue (i) which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person or (ii) with respect to which the failure to make payment could not reasonably be expected to have a Material Adverse Effect;

(i)(i) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, (ii) Liens incurred in the ordinary course of business securing insurance premiums or reimbursement obligations under insurance policies or (iii) obligations in respect of letters of credit or bank guarantees that have been posted by the Borrower or any of its Consolidated Subsidiaries to support the payment of the items set forth in clauses (i) and (ii) of this Section 9.02(i);

(j)(i) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs, bid and appeal bonds, performance bonds, performance and compliance guarantees and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business and (ii) obligations in respect of letters of credit or bank guarantees that have been posted by the Borrower or any of its Subsidiaries to support the payment of items set forth in clause (i) of this Section 9.02(j);

(k) easements, rights-of-way, restrictions, encroachments, protrusions and other similar encumbrances and minor title defects affecting real property which, in the aggregate, do not in any case materially and adversely interfere with the ordinary conduct of the business of the applicable Person;

(l) Liens securing Debt incurred pursuant to Section 9.01(o); provided that such Liens were not created in contemplation of such acquisition, merger, consolidation or investment and do not extend to any assets (other than the proceeds or products thereof and after-acquired property subjected to a Lien pursuant to terms existing at the time of such acquisition, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition);

(m) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any of its Consolidated Subsidiaries in the ordinary course of business;

(n) Liens on equity interests in any Unrestricted Entities securing Debt of such Unrestricted Entities; and

(o) other Liens on property of the Borrower or any of its Consolidated Subsidiaries securing Debt or other obligations outstanding in an aggregate principal amount not to exceed $25,000,000.

Section 9.03 Investments, Loans and Advances. None of the Borrower or any of its Consolidated Subsidiaries will make or permit to remain outstanding any loans or advances to or investments in any Person, except that the foregoing restriction shall not apply to:

(a) accounts receivable arising in the ordinary course of business;

(b) direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, in each case maturing within one year from the date of creation thereof;

(c) commercial paper maturing within one year from the date of creation thereof rated in the highest grade by S&P or Moody’s;

(d) deposits maturing within one year from the date of creation thereof with, including certificates of deposit issued by, any Lender or any office located in the United States of any other bank or trust company which is organized under the laws of the United States or any state thereof, has capital, surplus and undivided profits aggregating at least $100,000,000 (as of the date of such Lender’s or bank or trust company’s most recent financial reports) and has a short term deposit rating of no lower than A2 or P2, as such rating is set forth from time to time, by S&P or Moody’s, respectively;

(e) deposits in money market funds investing exclusively in investments described in Section 9.03(c), or 9.03(d);

(f) investments, loans or advances in or to the Borrower or any Consolidated Subsidiary permitted under Section 9.01(g) or investments, loans or advances to the Borrower or any Obligor;

(g) [Reserved];

(h) Loans and advances by Borrower to General Partner to pay general and administrative expenses of the Borrower pursuant to the Limited Partnership Agreement;

(i) Non-hostile acquisitions of equity securities, or assets constituting a business unit, of any Person, provided that (i) immediately prior to and after giving effect to such acquisition, no Default or Event of Default exists or would result therefrom, (ii) if such acquisition is of equity securities of a Person (other than an Unrestricted Entity), such person becomes a Guarantor, (iii) such Person is principally engaged in the same business as the Borrower and its Subsidiaries, (iv) the Borrower shall be in pro forma compliance with the covenants set forth in Sections 9.13 and 9.14 based on the most recently ended four fiscal quarter period and as adjusted for such acquisition, (v) such acquired Person (other than an Unrestricted Entity) or assets shall not be subject to any material liabilities except as permitted by this Agreement, (vi) a first priority perfected lien and security interest shall be granted to the Administrative Agent for the benefit of the Lenders in such acquired assets; provided, however, that (I) nothing herein shall require any Unrestricted Entity to grant a first priority lien in its assets; and (II) such acquisition shall be limited to Persons primarily involved in the business of, and/or assets primarily involving, natural gas gathering and processing operations;

(j) loans and advances to officers, directors and employees of the Borrower and its Consolidated Subsidiaries in an aggregate amount not to exceed $1,000,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(k)(i) investments by the Borrower and its Subsidiaries in their respective Subsidiaries outstanding on the date hereof (after giving effect to the Anadarko Formation), (ii) additional investments by the Borrower and its Consolidated Subsidiaries in Consolidated Subsidiaries and (iii) additional investments by Consolidated Subsidiaries of the Borrower that are not Obligors in other Consolidated Subsidiaries that are not Obligors;

(l) extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(m) investments (including Debt and capital stock) received in connection with the bankruptcy or reorganization of any Person and in settlement of obligations of, or other disputes with, any Person arising in the ordinary course of business and upon foreclosure with respect to any secured investment or other transfer of title with respect to any secured Investment;

(n) advances of payroll payments to employees in the ordinary course of business;

(o) investments in the ordinary course consisting of endorsements for collection or deposit; and

(p) Other loans or advances not otherwise described under subparagraphs (a) through (o) above not to exceed in the aggregate $10,000,000.

Section 9.04 Dividends, Distributions and Redemptions. None of the Borrower or any of its Consolidated Subsidiaries will declare or pay any dividend, purchase, redeem or otherwise acquire for value any of its stock now or hereafter outstanding, return any capital to its unitholders or make any distribution of its assets to its unitholders except (i) as required to comply with the Limited Partnership Agreement unless an Event of Default has occurred and is continuing or would result therefrom, (ii) to the Borrower or any Obligor, (iii) to other holders of such Person’s capital stock in connection with a pro rata distribution to all holders of such Person’s capital stock (including, in the case of the Borrower, distributions to the General Partner in respect of its incentive distribution rights) or (iv) in the case of the Anadarko JVs, such distributions as are required by the JV Documents as in effect on the Closing Date.

Section 9.05 Sales and Leasebacks. None of the Borrower or any of its Consolidated Subsidiaries will enter into any arrangement, directly or indirectly, with any Person whereby the Borrower or such Consolidated Subsidiary shall sell or transfer any of its Property, whether now owned or hereafter acquired, and whereby the Borrower or such Consolidated Subsidiary shall then or thereafter rent or lease as lessee such Property or any part thereof or other Property which the Borrower or such Consolidated Subsidiary intends to use for substantially the same purpose or purposes as the Property sold or transferred.

Section 9.06 Nature of Business. None of the Borrower or any of its Consolidated Subsidiaries will allow any material change to be made in the character of its business as an owner or operator of a private natural gas gathering systems company and as an owner of Unrestricted Entities. None of the Borrower or any of its Consolidated Subsidiaries shall materially amend, waive or modify any of their Material Agreements in any manner that could reasonably be expected to cause any material and adverse effect on the Administrative Agent’s and the Lenders’ interests in the collateral securing the Obligations, or the Administrative Agents’ or the Lenders’ ability to enforce their rights and remedies under this Agreement or any other Loan Document, at law or in equity.

Section 9.07 Hedging Agreements. None of the Borrower or any of its Consolidated Subsidiaries shall enter into or in any manner be liable on any Hedging Agreement, except:

(a) Hedging Agreements entered into with the purpose and effect of fixing prices on oil and/or gas; provided, that at all times: (1) no such contract shall be for speculative purposes; (2) such contracts shall be on terms satisfactory to Administrative Agent and the Lenders; (3) the agreements documenting such Hedging Agreements do not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party; (4) no such Hedging Agreement, when aggregated with all Hedging Agreements permitted under this Section 9.07(a), requires the Borrower or such Consolidated Subsidiary party thereto to deliver more than eighty percent (80%) of the total estimated throughput of Hydrocarbon volumes owned by the Borrower or such Consolidated Subsidiary for its own account on its Pipeline Properties and associated processing facilities; and (5) each such contract shall be with a Lender or an Affiliate of a Lender, or with a counterparty or have a guarantor of the obligation of the counterparty who, at the time the contract is made, has long-term obligations rated A or A1 or better, respectively, by S&P or Moody’s.

(b) Hedging Agreements entered into with the purpose and effect of fixing interest rates on a principal amount of the Notes of the Borrower that is accruing interest at a variable rate; provided, that (1) no such contract shall be for speculative purposes; (2) the floating rate index of each such contract generally matches the index used to determine the floating rates of interest on the corresponding Obligations of the Borrower to be hedged by such contract; (3) the aggregate notional amount of such Hedging Agreements shall not exceed one hundred percent (100%) of the principal outstanding under the Notes; and (4) each such contract shall be with a Lender or an Affiliate of a Lender, or with a counterparty or have a guarantor of the obligation of the counterparty who, at the time the contract is made, has long-term obligations rated A or A1 or better, respectively, by S&P or Moody’s (or a successor credit rating agency).

(c) Hedging Agreements entered into with the purpose and effect of floating interest rates on a principal amount of Debt of the Borrower that is accruing interest at a fixed rate; provided, that (1) no such contract shall be for speculative purposes; (2) the aggregate notional amount of such Hedging Agreements shall not exceed one hundred percent (100%) of the principal outstanding of such Debt; and (3) each such contract shall be with a Lender or an Affiliate of a Lender, or with a counterparty or have a guarantor of the obligation of the counterparty who, at the time the contract is made, has long-term obligations rated A or A1 or better, respectively, by S&P or Moody’s (or a successor credit rating agency).

(d) In the event the Borrower or any Consolidated Subsidiary enters into a Hedging Agreement with any of the Secured Parties, the contingent obligation evidenced under such Hedging Agreement shall not be applied against such Lender’s Commitment. Any Obligations incurred under any Hedging Agreement with any Lender shall be treated as Obligations pari passu with all Obligations otherwise incurred hereunder or under the other Loan Documents and shall be secured under the Security Instruments.

Section 9.08 [Reserved].

Section 9.09 Mergers, Etc. None of the Borrower or any of its Consolidated Subsidiaries will merge into or with or consolidate with any other Person, or liquidate, sell, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Property or assets (whether now owned or hereafter acquired) to or in favor of any other Person, except, so long as no Default exists or would result therefrom, (i) any Consolidated Subsidiary may merge with (a) the Borrower, provided, that the Borrower shall be the continuing or surviving Person, or (b) any one or more other Consolidated Subsidiaries, provided, that if a wholly-owned Consolidated Subsidiary is merging with another Consolidated Subsidiary, a wholly-owned Consolidated Subsidiary shall be the continuing or surviving Person, (ii) any Consolidated Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) (provided that if such disposition is by an Anadarko JV, such disposition may include a pro rata distribution of assets to the class A member of such Anadarko JV) to the Borrower or to another Consolidated Subsidiary; provided, that if the transferor in such a transaction is a Guarantor, then the transferee must either be the Borrower or a Guarantor, (iii) in connection with any acquisition permitted under Section 9.03(i), the Borrower or any Consolidated Subsidiary may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that (i) the Person surviving such merger shall be the Borrower or a wholly owned Consolidated Subsidiary of the Borrower and (ii) in the case of any such merger to which any Obligor is a party, such Obligor is the surviving Person or the surviving or continuing Person shall have expressly assumed all of such Obligor’s obligations under the Loan Documents pursuant to documentation reasonably satisfactory to the Administrative Agent; (iv) the Borrower or any Consolidated Subsidiary may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it in order to effect an investment permitted under Section 9.03; provided, however, that in each case, immediately after giving effect thereto in the case of any such merger to which any Obligor is a party, such Obligor is the surviving corporation or the surviving or continuing Person shall have expressly assumed all of such Obligor’s obligations under the Loan Documents pursuant to documentation reasonably satisfactory to the Administrative Agent; and (v) the Borrower and/or a Consolidated Subsidiary may consummate a merger, dissolution, liquidation or consolidation, the purpose of which is to effect a Disposition permitted pursuant to Section 9.17; provided that (i) if the Borrower is a party thereto, the Borrower shall be the continuing or surviving Person and (ii) the Borrower shall be organized under the laws of the United States, any state thereof or the District of Columbia.

Section 9.10 Proceeds of Notes and Letters of Credit. The Borrower will not permit the proceeds of the Notes or Letters of Credit to be used for any purpose other than those permitted by Section 7.07. Neither the Borrower nor any Person acting on behalf of the Borrower has taken or will take any action which might cause any of the Loan Documents to violate Regulation T, U or X or any other regulation of the Board of Governors of the Federal Reserve System or to violate Section 7 of the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect.

Section 9.11 Prepayments. Neither the Borrower nor any of its Consolidated Subsidiaries shall voluntarily prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any principal amount of any Subordinated Debt except refinancings, refundings, renewals, extensions or exchange of any Subordinated Debt permitted by Section 9.01(i).

Section 9.12 [Reserved].

Section 9.13 Consolidated EBITDA to Consolidated Interest Expense. The Borrower will not permit the ratio of its Consolidated EBITDA to Consolidated Interest Expense (the “Coverage Ratio”) as of the end of any fiscal quarter of Borrower commencing with the fiscal quarter ending December 31, 2007 (calculated quarterly based upon the four most recently completed quarters, and including pro forma adjustments acceptable to the Administrative Agent following any material acquisition) to be less than:

December 31, 2007 through June 30, 2008	2.50 to 1.00
September 30, 2008 and thereafter	2.75 to 1.00

Section 9.14 Consolidated Funded Debt to Consolidated EBITDA. The Borrower will not permit the ratio of its Consolidated Funded Debt to Consolidated EBITDA (the “Leverage Ratio”) as of the end of any fiscal quarter of the Borrower commencing with the fiscal quarter ending December 31, 2007 (calculated quarterly based upon the four most recently completed quarters, and including pro forma adjustments acceptable to the Administrative Agent following any material acquisition) to be more than: (i) 5.25 to 1.00 at any time other than during a Specified Acquisition Period; and (ii) 5.75 to 1.00 during a Specified Acquisition Period (it being understood that the period from the Closing Date through the fiscal quarter ended March 31, 2008 shall be deemed to be a Specified Acquisition Period).

Section 9.15 [Reserved].

Section 9.16 [Reserved].

Section 9.17 Dispositions. None of the Borrower or any Consolidated Subsidiary will make any Disposition, except:

(a) Dispositions of damaged, obsolete or worn out property or property that is no longer useful or used in its business, whether now owned or hereafter acquired, in the ordinary course of business;

(b) Dispositions of inventory in the ordinary course of business;

(c) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d) Disposition of property by (i) a Consolidated Subsidiary to an Obligor or (ii) a Consolidated Subsidiary of the Borrower that is not a Obligor to another Consolidated Subsidiary that is not an Obligor;

(e) licenses and sublicenses and leases and subleases of property in the ordinary course of business (including in connection with franchising activities) and which do not materially interfere with the business of the Borrower and its Consolidated Subsidiaries;

(f) Dispositions by the Borrower and its Consolidated Subsidiaries not otherwise permitted under this Section 9.17; provided that (i) at the time of such Disposition, no Event of Default shall exist or would result from such Disposition, (ii) the purchase price for such asset sale shall be at fair market value and (iii) not less than 75% of the purchase price for such asset shall be paid to the Borrower or such Subsidiary in cash; provided that the amount of:

(i) any liabilities (as shown on the Borrower’s or such Subsidiary’s most recent balance sheet or in the footnotes thereto) of the Borrower or a Subsidiary, other than liabilities that are by their terms subordinated to the Obligations or that are owed to the Borrower or a Subsidiary, that are assumed by the transferee of any such assets and for which the Borrower and all of its Subsidiaries have been validly released by all creditors in writing, and

(ii) any securities received by the Borrower or such Subsidiary from such transferee that are converted by the Borrower or such Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Disposition;

shall be deemed to be cash for purposes of this provision and for no other purpose;

(g) Dispositions of accounts receivable in connection with the collection or compromise thereof in the ordinary course of business;

(h) transfers of property subject to casualty events upon receipt of the Net Cash Proceeds of such casualty event;

(i) Dispositions by any Subsidiary of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Consolidated Subsidiary of the Borrower; provided that if the transferor in such a transaction is a Guarantor, then the transferee must either be the Borrower or a Guarantor; and

(j) Dispositions of real property and related assets in the ordinary course of business in connection with relocation activities for directors, officers, members of management, employees or consultants of the Borrower and its Consolidated Subsidiaries.

To the extent any Collateral is Disposed of as expressly permitted by this Section 9.17 to any Person other than a Obligor, such Collateral shall be sold free and clear of the Liens created by the Security Instruments, and the Collateral Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing

Section 9.18 Transactions with Affiliates. None of the Borrower or any Consolidated Subsidiary will enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property or the rendering of any service, with any Affiliate unless such transactions are otherwise permitted under this Agreement, are in the ordinary course of its business and are upon fair and reasonable terms no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate; provided, that the foregoing restriction shall not apply to:

(a) transactions between or among the Obligors or any Person that will become a Obligor as a result of such transaction to the extent otherwise permitted hereunder;

(b) the payment of fees and expenses in connection with the consummation of the Anadarko Formation;

(c) employment and severance arrangements between the Borrower and its Consolidated Subsidiaries and their respective officers and employees in the ordinary course of business or in connection with the Anadarko Formation;

(d) the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, directors, officers, employees and consultants of the Borrower and its Consolidated Subsidiaries in the ordinary course of business, as determined in good faith by the board of directors of the Borrower or senior management thereof;

(e) dividends and other distributions permitted under Section 9.04;

(f) equity issuances by the Borrower;

(g) loans and other transactions by the Borrower and its Consolidated Subsidiaries to the extent permitted under this Article IX; and

(h) transactions pursuant to agreements in existence on the Closing Date and set forth on Schedule 9.18 or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect.

Section 9.19 [Reserved].

Section 9.20 Negative Pledge Agreements. None of the Borrower and its Consolidated Subsidiaries will create, incur, assume or permit to exist any contract, agreement or understanding (other than this Agreement and the Security Instruments) which in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property or restricts it or any other Subsidiary from paying dividends to the Borrower, or which requires the consent of or notice to other Persons in connection therewith.

Section 9.21 Imbalances or Other Prepayments. The Borrower and its Consolidated Subsidiaries will not allow gas imbalances, take-or-pay or other prepayments with respect to the Pipeline Properties of the Borrower and its Consolidated Subsidiaries which would require the Borrower and its Consolidated Subsidiaries to gather in the aggregate five percent (5%) or more of the Hydrocarbons throughput on a monthly basis from the Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor.

Section 9.22 Amendments to Material Agreements. The Borrower and its Consolidated Subsidiaries shall not permit any assignment, transfer or amendment to any Material Agreement or the JV Documents, if such assignment, transfer or amendment could reasonably be expected to have a Material Adverse Effect or would be materially adverse to the Lenders.

Section 9.23 Accounting Changes. The Borrower shall not and shall not permit any Consolidated Subsidiary to make any significant change in accounting treatment or reporting practices except as required by GAAP, or change the fiscal year of the Borrower or any Consolidated Subsidiary.

ARTICLE X

Events of Default; Remedies

Section 10.01 Events of Default. One or more of the following events shall constitute an “Event of Default”:

(a) The Borrower or any other Obligor fails to (i) pay when and as required to be paid herein, any amount of principal of any Loan or any Letter of Credit or (ii) pay within five Business Days after the same becomes due, any interest on any Loan or on any Letter of Credit, any fee due hereunder or any other amount payable hereunder or under any other Loan Document; or

(b)(i) any Obligor shall default in the payment when due of any principal of or interest on any of its other Debt aggregating $25,000,000 or more, or any event specified in any note, agreement, indenture or other document evidencing or relating to any such Debt shall occur if the effect of such event is to cause, or (with the giving of any notice or the lapse of time or both) to permit the holder or holders of such Debt (or a trustee or agent on behalf of such holder or holders) to cause, such Debt to become due prior to its stated maturity; or

(c) any representation, warranty or certification made or deemed made herein or in any Loan Document by any Obligor or any Subsidiary, or any certificate furnished to any Lender or the Administrative Agent pursuant to the provisions hereof or any Security Instrument, shall prove to have been false or misleading as of the time made or furnished in any material respect; or

(d)(i) the Borrower or any Consolidated Subsidiary shall default in the performance of any of its obligations under Article IX; or (ii) the Borrower or any Consolidated Subsidiary shall default in the performance of any of its obligations under any Loan Document (other than under Article IX and other than the payment of amounts due which shall be governed by Section 10.01(a)) and such default shall continue unremedied for a period of thirty (30) days following the occurrence thereof; or

(e) any Obligor shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due; or

(f) the Borrower or any Significant Subsidiary shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the Federal Bankruptcy Code (as now or hereafter in effect), (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, liquidation or composition or readjustment of debts, (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Federal Bankruptcy Code, or (vi) take any corporate action for the purpose of effecting any of the foregoing; or

(g) a proceeding or case shall be commenced, without the application or consent of the Borrower or any Significant Subsidiary, in any court of competent jurisdiction, seeking (i) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of the Borrower or such Significant Subsidiary of all or any substantial part of its assets, or (iii) similar relief in respect of the Borrower or such Significant Subsidiary under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 days; or (iv) an order for relief against the Borrower or any Significant Subsidiary shall be entered in an involuntary case under the Federal Bankruptcy Code; or

(h) a judgment or judgments for the payment of money in excess of $25,000,000 in the aggregate shall be rendered by a court against any Obligor and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within the period of time prescribed by applicable rules of civil procedure in which to perfect an appeal thereof and such Obligor shall not, within said period, or such longer period during which execution of the same shall have been stayed, or an appeal therefrom shall cause the execution thereof to be stayed during such appeal; or

(i) the Loan Documents after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms, or, with respect to the Security Instruments, cease to create a valid and perfected Lien of the priority required thereby on any of the collateral purported to be covered thereby, except to the extent permitted by the terms of this Agreement, or any Obligor shall so state in writing; or

(j) a Change in Control with respect to the Borrower or the General Partner; or

(k) the occurrence of any of the following events: (i) the Borrower or any ERISA Affiliate fails to make full payment when due of all amounts which, under the provisions of any Pension Plan or Section 412 of the Code, the Borrower or any ERISA Affiliate is required to pay as contributions thereto, (ii) an accumulated funding deficiency in excess of $25,000,000 occurs or exists, whether or not waived, with respect to any Pension Plan, (iii) a Termination Event or (iv) the Borrower or any ERISA Affiliate as employers under one or more Multiemployer Plans makes a complete or partial withdrawal from any such Multiemployer Plan and the plan sponsor of such Multiemployer Plans notifies such withdrawing employer that such employer has incurred a withdrawal liability requiring payments in an amount exceeding $25,000,000.

Section 10.02 Remedies.

(a) In the case of an Event of Default other than one referred to in clauses (e), (f) or (g) of Section 10.01, the Administrative Agent, upon request of the Required Revolver Lenders, shall, by notice to the Borrower, cancel the Revolver Commitments (in whole or part) and upon request of Required Lenders, declare the principal amount then outstanding of, and the accrued interest on, the Loans and all other amounts payable by the Borrower hereunder and under the Notes (including, without limitation, upon request of the Required Revolver Lenders, the payment of cash collateral to secure the LC Exposure as provided in Section 2.09(b)) to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other formalities of any kind, all of which are hereby expressly waived by the Borrower.

(b) In the case of the occurrence of an Event of Default referred to in clauses (e), (f) or (g) of Section 10.01, the Commitments shall be automatically canceled and the principal amount then outstanding of, and the accrued interest on, the Loans and all other amounts payable by the Borrower hereunder and under the Notes (including without limitation the payment of cash collateral to secure the LC

Exposure as provided in Section 2.09(b)) shall become automatically immediately due and payable without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other formalities of any kind, all of which are hereby expressly waived by the Borrower.

(c) After the exercise of remedies provided for in Section 10.02 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts payable to the Administrative Agent payable under Section 12.03 and the Collateral Agent in its respective capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and fess on Letters of Credit) payable to the Lenders and the Issuing Bank (including fees, charges and disbursements of counsel to the respective Lenders and the Issuing Bank to the extent payable under Section 12.03), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest and fees on the Loans and fees on Letters of Credit, ratably among the Lenders and the Issuing Bank in proportion to the respective amounts described in this clause Third payable to them;

Fourth, (i) to payment of that portion of the Obligations constituting unpaid principal of the Loans and Letters of Credit, (ii) to cash collateralize that portion of LC Exposure comprising the aggregate undrawn amount of Letters of Credit, (iii) to payment of breakage, termination or other amounts owing in respect of any Secured Hedge Agreements and Secured Cash Management Agreements, ratably among the Lenders and the Issuing Bank, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been paid in full, to the Borrower or as otherwise required by law.

(d) Amounts used to cash collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Third above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above and if no Obligations remain outstanding, delivered to the Borrower.

Section 10.03 Gathering Fees; Distributions.

(a) Obligors shall be entitled to receive from the producers all gathering fees, subject however to the liens created under the Security Instruments, which liens are hereby affirmed and ratified. Automatically upon an Event of Default under Section 10.01(e), (f) or (g) and upon the occurrence and during the continuance of any other Event of Default, Administrative Agent may exercise all rights and remedies granted under the Mortgages, including the right to obtain possession of all gathering fees then held by Obligors or to receive directly from the producers all other gathering fees.

(b) In no case shall any failure, whether purposed or inadvertent, by Administrative Agent to collect directly any such gathering fees constitute in any way a waiver, remission or release of any of its rights under the Mortgages, nor shall any release of any other proceeds of runs or of any rights of Administrative Agent to collect other gathering fees.

(c) Borrower will upon the instruction of Administrative Agent join with Administrative Agent in notifying, in writing and accompanied (if necessary) by certified copies of the Security Instruments, producers of Hydrocarbons in the Oil and Gas Properties transporting natural gas through the Pipelines of the existence of the Security Instruments and instructing that all gathering fees be paid directly to Administrative Agent for the ratable benefit of the Lenders.

(d) Notwithstanding that, under Article IX of the Security Agreement executed by each of the Obligors, as “Debtor” thereto (herein collectively the “Pledges”), such parties have unconditionally assigned to Administrative Agent for the ratable benefit of the Lenders all of the dividends, interest, or other Distributions (as defined therein) paid or payable in respect of the collateral covered thereby:

(i) Until such time as Administrative Agent shall notify such Obligors to the contrary, Obligors shall be entitled to receive and retain all such Distributions (as defined in the Security Agreement, as in effect on the date hereof), subject however to the security interests created under the Pledges, which liens are hereby affirmed and ratified. Automatically upon an Event of Default under Section 10.01(e), (f) or (g) and upon the occurrence and during the continuance of any other Event of Default, Administrative Agent may exercise all rights and remedies granted under the Pledges, including the right to obtain possession of all Distributions then held by Obligors or to receive directly from the Subsidiaries and Partnerships making such payments all future Distributions attributable to the collateral.

(ii) In no case shall any failure, whether purposed or inadvertent, by Administrative Agent to collect directly any such Distributions constitute in any way a waiver, remission or release of any of its rights under the Pledges, nor shall any release of any other Distributions or of any rights of Administrative Agent to collect other Distributions thereafter.

(iii) Borrower will upon the instruction of Administrative Agent join with Administrative Agent in notifying in writing to the entities responsible for making such Distributions of the existence of the Pledges, and instructing that all Distributions be paid directly to Administrative Agent for the ratable benefit of the Lenders.

ARTICLE XI

The Administrative Agent

Section 11.01 Appointment, Powers and Immunities. Each of the Lenders and the Issuing Bank hereby irrevocably appoints Wachovia to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Bank, and neither the Borrower nor any Subsidiary thereof shall have rights as a third party beneficiary of any of such provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Governmental Requirement; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of their Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 12.16 and Section 10.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final nonappealable judgment.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 11.02 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 11.03 Defaults. The Administrative Agent shall not be deemed to have knowledge of the occurrence of a Default (other than the non-payment of principal of or interest on Loans or of fees or failure to reimburse for Letter of Credit drawings) unless the Administrative Agent has received notice from a Lender or the Borrower specifying such Default and stating that such notice is a “Notice of Default.” In the event that the Administrative Agent receives such a notice of the occurrence of a Default, the Administrative Agent shall give prompt notice thereof to the Lenders. In the event of a payment Default, the Administrative Agent shall give each Lender prompt notice of each such payment Default.

Section 11.04 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 11.05 Indemnification. The Lenders agree to indemnify the Administrative Agent and the Issuing Bank ratably in accordance with their percentage shares for the indemnity matters as described in Section 12.03 to the extent not indemnified or reimbursed by the Obligors under Section 12.03, but without limiting the obligations of the Obligors under said Section 12.03 and for any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent or the Issuing Bank in any way relating to or arising out of: (i) this Agreement, the Security Instruments or any other documents contemplated by or referred to herein or the transactions contemplated hereby, but excluding, unless a Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of its agency duties hereunder or (ii) the enforcement of any of the terms of this Agreement, any Security Instrument or of any such other documents; WHETHER OR NOT ANY OF THE FOREGOING SPECIFIED IN THIS SECTION 11.05 ARISES FROM THE SOLE OR CONCURRENT NEGLIGENCE OF THE ADMINISTRATIVE AGENT OR THE ISSUING BANK, provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Administrative Agent or the Issuing Bank.

Section 11.06 Withholding Tax. To the extend required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any other authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not property executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding tax ineffective), such Lender shall indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by any Obligor and without limiting the obligation of any Obligor to do so) for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any interest, additions to tax or penalties thereto, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses.

Section 11.07 Non-Reliance on Administrative Agent and other Lenders. Each Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 11.08 Action by Administrative Agent. Except for action or other matters expressly required of the Administrative Agent hereunder, the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder unless it shall (i) receive written instructions from the Required Lenders or Required Revolver Lenders, as applicable (or all of the Lenders as expressly required by Section 12.04), specifying the action to be taken, and (ii) be indemnified to its satisfaction by the Lenders against any and all liability and expenses which may be incurred by it by reason of taking or continuing to take any such action. The instructions of the Required Lenders or Required Revolver Lenders, as applicable (or all of the Lenders as expressly required by Section 12.04), and any action taken or failure to act pursuant thereto by the Administrative Agent shall be binding on all of the Lenders. If a Default has occurred and is continuing, the Administrative Agent shall take such action with respect to such Default as shall be directed by the Required Lenders or Required Revolver Lenders, as applicable (or all of the Lenders as required by Section 12.04), in the written instructions (with indemnities) described in this Section 11.07, provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interests of the Lenders. In no event, however, shall the Administrative Agent be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement and the Security Instruments or applicable law.

Section 11.09 Resignation or Removal of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Bank and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Lender, appoint a successor Administrative Agent meeting the qualifications set forth above provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Bank under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Bank directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 12.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

(b) Any resignation by Wachovia as Administrative Agent pursuant to this Section shall also constitute its resignation as Issuing Bank and Swingline Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank and Swingline Lender, (b) the retiring Issuing Bank and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.

Section 11.10 No Other Duties. Anything herein to the contrary notwithstanding, none of the syndication agents, documentation agents, co-agents, book manager, lead manager, arranger, lead arranger or co-arranger listed on the cover page or signature pages hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the Issuing Bank hereunder.

Section 11.11 Collateral and Guaranty Matters. The Lenders and the Issuing Bank irrevocably authorize and direct the Administrative Agent:

(a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Commitments, payment in full of all Obligations (other than contingent indemnification obligations), the expiration or termination of all Letters of Credit, and, if any Hedging Agreement remain outstanding, confirmation from each counterparty thereto known to the Administrative Agent to be party to such Hedging Agreement that such Person consents to such release, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) subject to Section 12.04, if approved, authorized or ratified in writing by the Required Lenders;

(b) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 9.02(f); and

(c) to release any Guarantor from its obligations under the Guaranty Agreement if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty Agreement pursuant to this Section 11.10.

ARTICLE XII

Miscellaneous

Section 12.01 Waiver. No failure on the part of the Administrative Agent or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any of the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

Section 12.02 Notices. All notices and other communications provided for herein and in the other Loan Documents (including, without limitation, any modifications of, or waivers or consents under, this Agreement or the other Loan Documents) shall be given or made by telex, telecopy, courier or U.S. Mail or in writing and telexed, telecopied, mailed or delivered to the intended recipient at the “Address for Notices” specified below its name on the signature pages hereof or in the Loan Documents or, as to any party, at such other address as shall be designated by such party in a notice to each other party. Except as otherwise provided in this Agreement or in the other Loan Documents, all such communications shall be deemed to have been duly given when transmitted, if transmitted before 1:00 p.m. local time on a Business Day (otherwise on the next succeeding Business Day) by telex or telecopier and evidence or confirmation of receipt is obtained, or personally delivered or, in the case of a mailed notice, three (3) Business Days after the date deposited in the mails, postage prepaid, in each case given or addressed as aforesaid.

Section 12.03 Payment of Expenses, Indemnities, Etc.

(a) The Obligors agree:

(i) whether or not the transactions hereby contemplated are consummated, to pay all reasonable expenses of the Administrative Agent in the administration (both before and after the execution hereof and including advice of counsel as to the rights and duties of the Administrative Agent and the Lenders with respect thereto) of, and in connection with the negotiation, syndication, investigation, preparation, execution and delivery of, recording or filing of, preservation of rights under, enforcement of, and refinancing, renegotiation or restructuring of, the Loan Documents and any amendment, waiver or consent relating thereto (including, without limitation, travel, photocopy, mailing, courier, telephone and other similar expenses of the Administrative Agent, the cost of environmental audits, surveys and appraisals at reasonable intervals, the reasonable fees and disbursements of counsel and other outside consultants for the Administrative Agent and, in the case of preservation or enforcement of rights (including restructurings and workouts), the reasonable fees and disbursements of counsel for the Administrative Agent and any of the Lenders); and promptly reimburse the Administrative Agent for all amounts expended, advanced or incurred by the Administrative Agent or the Lenders to satisfy any obligation of the Obligors under this Agreement or any Security Instrument, including without limitation, all costs and expenses of foreclosure;

(ii) To indemnify the Administrative Agent and each Lender and each of their affiliates and each of their officers, directors, employees, representatives, agents, attorneys, accountants and experts (“Indemnified Parties”) from, hold each of them harmless against and promptly upon demand pay or reimburse each of them for, the indemnity matters which may be incurred by or asserted against or involve any of them (whether or not any of them is designated a party thereto) as a result of, arising out of or in any way related to (i) any actual or proposed use by the Borrower or any Guarantor of the proceeds of any of the loans or letters of credit, (ii) the execution, delivery and performance of the loan documents, (iii) the operations of the business of the Obligors and their Subsidiaries, (iv) the failure of the Obligors or any Subsidiary to comply with the terms of any loan document, or with any governmental requirement, (v) any inaccuracy of any representation or any breach of any warranty of the Obligors set forth in any of the loan documents, (vi) the issuance, execution and delivery or transfer of or payment or failure to pay under any letter of credit, or (vii) the payment of a drawing under any letter of credit notwithstanding the non-compliance, non-delivery or other improper presentation of the manually executed draft(s) and certification(s), (viii) any assertion that the Lenders were not entitled to receive the proceeds received pursuant to the Security Instruments, or (ix) any other aspect of the loan documents, including, without limitation, the reasonable fees and disbursements of counsel and all other expenses incurred in connection with investigating, defending or preparing to defend any such action, suit, proceeding (including any investigations, litigation or inquiries) or claim and INCLUDING ALL INDEMNITY MATTERS ARISING BY REASON OF THE ORDINARY NEGLIGENCE OF ANY INDEMNIFIED PARTY, but excluding all indemnity matters arising solely by reason of claims between the Lenders or any Lender and the Administrative Agent or a Lender’s shareholders against the Administrative Agent or Lender or by reason of the gross negligence or willful misconduct on the part of the Indemnified Party; and

(iii) To indemnify and hold harmless from time to time the Indemnified Parties from and against any and all losses, claims, cost recovery actions, administrative orders or proceedings, damages and liabilities to which any such Person may become subject (i) under any Environmental Law applicable to the Obligors or any Subsidiary or any of their Properties, including without limitation, the treatment or disposal of hazardous substances on any of their Properties, (ii) as a result of the breach or non-compliance by any Obligor or any Subsidiary with any Environmental Law applicable to any Obligor or any Subsidiary, (iii) due to past ownership by any Obligor or any Subsidiary of any of their Properties or past activity on any of their Properties which, though lawful and fully permissible at the time, could result in present liability, (iv) the presence, use, release, storage, treatment or disposal of hazardous substances on or at any of the Properties owned or operated by any Obligor or any Subsidiary, or (v) any other environmental, health or safety condition in connection with the Loan Documents.

(b) No Indemnified Party may settle any claim to be indemnified without the consent of the indemnitor, such consent not to be unreasonably withheld; provided, that the indemnitor may not reasonably withhold consent to any settlement that an Indemnified Party proposes, if the indemnitor does not have the financial ability to pay all its obligations outstanding and asserted against the indemnitor at that time, including the maximum potential claims against the Indemnified Party to be indemnified pursuant to this Section 12.03.

(c) In the case of any indemnification hereunder, the Administrative Agent or Lender, as appropriate shall give notice to the Obligors of any such claim or demand being made against the Indemnified

Party and the Obligors shall have the non-exclusive right to join in the defense against any such claim or demand provided that if any Obligor provides a defense, the Indemnified Party shall bear its own cost of defense unless there is a conflict between the Obligors and such Indemnified Party.

(d) The foregoing indemnities shall extend to the Indemnified Parties notwithstanding the sole or concurrent negligence of every kind or character whatsoever, whether active or passive, whether an affirmative act or an omission, including without limitation, all types of negligent conduct identified in the Restatement (Second) of Torts of one or more of the Indemnified Parties or by reason of strict liability imposed without fault on any one or more of the Indemnified Parties. To the extent that an Indemnified Party is found to have committed an act of gross negligence or willful misconduct, this contractual obligation of indemnification shall continue but shall only extend to the portion of the claim that is deemed to have occurred by reason of events other than the gross negligence or willful misconduct of the Indemnified Party.

(e) The Obligors’ obligations under this Section 12.03 shall survive any termination of this Agreement and the payment of the Notes and shall continue thereafter in full force and effect.

(f) The Obligors shall pay any amounts due under this Section 12.03 within thirty (30) days of the receipt by the Obligors of notice of the amount due.

Section 12.04 Amendments, Waivers and Consents. Except as set forth below or as specifically provided in any Loan Document, any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be amended or waived by the Lenders, and any consent given by the Lenders, if, but only if, such amendment, waiver or consent is in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and delivered to the Administrative Agent and, in the case of an amendment, signed by the Borrower; provided that no amendment, waiver or consent shall:

(a) waive any condition set forth in Section 6.02 without the written consent of each Lender;

(b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 10.02) or the amount of Loans of any Lender without the written consent of such Lender;

(c) postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d) reduce the principal of, or the rate of interest specified herein on, any Loan or Reimbursement Obligation, or (subject to clause (iv) of the second proviso to this Section) any fees or other amounts payable hereunder or under any other Loan Document, or change the manner of computation of any financial ratio (including any change in any applicable defined term) used in determining the Applicable Margin that would result in a reduction of any interest rate on any Loan or any fee payable hereunder without the written consent of each Lender directly affected thereby; provided that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the rate set forth in Section 3.02(b) during the continuance of an Event of Default;

(e) change Section 4.02 or Section 10.02 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(f) change Section 3.01(b)(vi) in a manner that would alter the order of application of amounts prepaid pursuant thereto without the written consent of each Lender;

(g) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(h) release all of the Guarantors or release Guarantors comprising substantially all of the credit support for the Obligations, in either case, from the Guaranty Agreement (other than as authorized in Section 11.10), without the written consent of each Lender; or

(i) release all or a material portion of the Collateral or release any Security Instruments (other than as authorized in Section 11.10 or as otherwise specifically permitted or contemplated in this Agreement or the applicable Security Instruments) without the written consent of each Lender;

provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Bank in addition to the Lenders required above, affect the rights or duties of the Issuing Bank under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender in addition to the Lenders required above, affect the rights or duties of the Swingline Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

If, in connection with any proposed amendment, waiver, or consent, the consent of all of the Lenders, or all of the Lenders directly and adversely affected thereby, is required pursuant to this Section 12.04, and any such Lender refuses to consent to such amendment, waiver or consent as to which the Required Lenders have consented (any such Lender whose consent is not obtained as described in this Section 12.04 being referred to as a “Non-Consenting Lender”), then, the Borrower may, and at the sole cost and expense of the Borrower, upon notice to such Lender or such Issuing Bank, as the case may be, and the Administrative Agent, either:

(x) replace such Lender or Issuing Bank, as the case may be, by causing such Lender or Issuing Bank to (and such Lender or Issuing Bank shall be obligated to) assign 100% of its relevant Commitments and the principal of its relevant outstanding Loans plus any accrued and unpaid interest and fees pursuant to Section 12.05 (with the assignment fee to be waived in such instance) all of its relevant rights and obligations under this Agreement to one or more Persons (which Persons shall otherwise be subject to the approval rights set forth in Section 12.05) against payment at par of all such amounts; provided that (A) to the extent applicable, the replacement Lender shall agree to the consent, waiver or amendment to which the Non-Consenting Lender did not agree and (B) neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such Person; or

(y) so long as no Default or Event of Default has occurred and is continuing, terminate the Commitment of such Lender or Issuing Bank, as the case may be, and (1) in the case of a Lender (other than an Issuing Bank), repay all Obligations of the Borrower owing to such Lender relating to the Loans and participations held by such Lender as of such termination date and (2) in the case of an Issuing Bank, repay all Obligations of the Borrower owing to such Issuing Bank relating to the Loans and participations held by the Issuing Bank as of such termination date other than any Obligations pertaining to any Subject Letters of Credit (as defined below).

Notwithstanding anything to the contrary contained above in this Section 12.04, unless the Issuing Bank is removed and replaced with a successor Issuing Bank at the time the Borrower exercises its rights under this Section 12.04, any Issuing Bank having undrawn Letters of Credit issued by it (the “Subject Letters of Credit”) whose Commitments and Obligations are to be repaid or terminated pursuant to the foregoing provisions of this Section 12.04 shall (x) remain a party hereto until the expiration or termination of the Subject Letters of Credit, (y) not issue (or be required to issue) any further Letters of Credit hereunder and (z) continue to have all rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents solely with respect to the Subject Letters of Credit until all of the Subject Letters of Credit have expired, been terminated or become subject to a “backstop” letter of credit reasonably satisfactory to such Issuing Bank, but excluding any consent rights as an Issuing Bank under Section 12.04).

Section 12.05 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 12.06 Successors and Assigns; Participations.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any of its Subsidiaries may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that

(i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, in the case of any assignment in respect of the Revolver Facility, or $1,000,000, in the case of any assignment in respect of the Term Loan Facility, unless (A) such assignment is made to an existing Lender, to an Affiliate thereof, or (with respect to any Term Loan) to an Approved Fund, in which case no minimum amount shall apply, or (B) each of the Administrative Agent and, from ninety days after the Closing Date so long as no Default or Event of Default has occurred and is continuing, the Borrower otherwise consent (each such consent not to be unreasonably withheld or delayed); provided that the Borrower shall be deemed to have given its consent five (5) Business Days after the date written notice thereof has been delivered by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by the Borrower prior to such fifth (5th) Business Day;

(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis;

(iii) any assignment of a Revolver Commitment must be approved by the Administrative Agent, the Swingline Lender and the Issuing Bank (such consent not to be unreasonably withheld) unless the Person that is the proposed assignee is itself a Lender with a Revolver Commitment (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and

(iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 4.06 and 5.01 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Charlotte, North Carolina, a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal and interest amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver or modification described in Section 12.04 that directly affects such Participant. Subject to paragraph (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.06 and 5.01 (subject to the requirements and limitations of those Sections) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 4.05 as though it were a Lender, provided such Participant also agrees to be subject to Section 4.05 as though it were a Lender.

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal and interest amount of each Participant’s interest in the Loans held by it (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such Loan or other obligation hereunder as the owner thereof for all purposes of this Agreement notwithstanding any notice to the contrary.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 5.01 and 4.06 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant except to the extent that the entitlement to any greater payment results from any change in law after the Participant becomes a Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 12.07 Invalidity. In the event that any one or more of the provisions contained in any of the Loan Documents shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of the Notes, this Agreement or any other Loan Document.

Section 12.08 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.

Section 12.09 References, Use of Word “Including.” The words “herein,” “hereof,” “hereunder” and other words of similar import when used in this Agreement refer to this Agreement as a whole, and not to any particular article, section or subsection. Any reference herein to a Section or Article shall be deemed to refer to the applicable Section or Article of this Agreement unless otherwise stated herein. Any reference herein to an exhibit, schedule, or other attachment shall be deemed to refer to the applicable exhibit, schedule, or other attachment attached hereto unless otherwise stated herein. The words “including,” “includes” and words of similar import mean “including, without limitation.”

Section 12.10 Survival. The obligations of the parties under Section 4.06, Article V, and Sections 11.05 and 12.03 shall survive the repayment of the Loans and the termination of the Commitments. To the extent that any payments on the Obligations or proceeds of any collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then to such extent, the Obligations so satisfied shall be revived and continue as if such payment or proceeds had not been received and the Administrative Agent’s and the Lenders’ Liens, security interests, rights, powers and remedies under this Agreement and each Security Instrument shall continue in full force and effect. In such event, each Security Instrument shall be automatically reinstated and the Obligors shall take such action as may be reasonably requested by the Administrative Agent and the Lenders to effect such reinstatement.

Section 12.11 Captions. Captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

Section 12.12 NO ORAL AGREEMENTS. The Loan Documents embody the entire agreement and understanding between the parties and supersede all other agreements and understandings between such parties relating to the subject matter hereof and thereof. The Loan Documents represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

Section 12.13 GOVERNING LAW, SUBMISSION TO JURISDICTION.

(a) This Agreement and the Notes shall be governed by, and construed in accordance with, the Law of the State of New York (without giving effect to its conflicts of law rules other than Section 5-1401 of the New York General Obligation Law) and applicable federal law; and the Administrative Agent and the Lenders shall retain all rights arising under federal law.

(b) Any legal action or proceeding with respect to the Loan Documents shall be brought in the courts of the State of New York or of the United States of America for the Southern District of New York, and, by execution and delivery of this Agreement, the Borrower and each Guarantor hereby accepts for itself and (to the extent permitted by Law) in respect of its Property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each of the Borrower and each Guarantor hereby irrevocably waives any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions. This submission to jurisdiction is non-exclusive and does not preclude the Administrative Agent or any Lender from obtaining jurisdiction over the Borrower or any Guarantor in any court otherwise having jurisdiction.

(c) The Borrower and each Guarantor hereby irrevocably designates CT Corporation System located at 111 Eighth Avenue, 13th Floor, New York, New York, 10011, or other agent acceptable to the Administrative Agent, as the designee, appointee and agent of the Borrower and each Guarantor to receive, for and on behalf of the Borrower and each Guarantor, service of process in such respective jurisdictions in any legal action or proceeding with respect to the Loan Documents. It is understood that a copy of such process served on such Administrative Agent will be promptly forwarded by overnight courier to the Borrower and the relevant Guarantor at their addresses set forth under its signature below, but the failure of the Borrower or such Guarantor to receive such copy shall not affect in any way the service of such process. The Borrower and each Guarantor further irrevocably consents to the service of process of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to each of the Borrower and any Guarantor at its said address, such service to become effective thirty (30) days after such mailing.

(d) Nothing herein shall affect the right of the Administrative Agent or any Lender or any holder of a Note to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Borrower or any Guarantor in any other jurisdiction.

(e) The Borrower, each Guarantor and each Lender hereby (i) irrevocably and unconditionally waive, to the fullest extent permitted by law, trial by jury in any legal action or proceeding relating to this Agreement or any Security Instrument and for any counterclaim therein; (ii) irrevocably waive, to the maximum extent not prohibited by law, any right it may have to claim or recover in any such litigation any special, exemplary, punitive or consequential damages, or damages other than, or in addition to, actual damages; (iii) certify that no party hereto nor any representative of the Administrative Agent or counsel for any party hereto has represented, expressly or otherwise, or implied that such party would not, in the event of litigation, seek to enforce the foregoing waivers, and (iv) acknowledge that it has been induced to enter into this agreement, the security instruments and the transactions contemplated hereby and thereby by, among other things, the mutual waivers and certifications contained in this Section 12.13.

Section 12.14 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.

Section 12.15 Interest. It is the intention of the parties hereto to conform strictly to applicable usury laws regarding the use, forbearance or detention of the indebtedness evidenced by this Agreement, the Notes and the other Loan Documents, whether such laws are now or hereafter in effect, including the laws of the United States of America or any other jurisdiction whose laws are applicable, and including any subsequent revisions to or judicial interpretations of those laws, in each case to the extent they are applicable to this Agreement, the Notes and the other Loan Documents (the “Applicable Usury Laws”). Accordingly, if any acceleration of the maturity of the Notes or any payment by Borrower or any other Person produces a rate in excess of the Highest Lawful Rate or otherwise results in Borrower or such other Person being deemed to have paid any interest in excess of the Maximum Amount, as hereinafter defined, or if any Lender shall for any reason receive any unearned interest in violation of any Governmental Requirement, or if any transaction contemplated hereby would otherwise be usurious under any

Governmental Requirement, then, in that event, regardless of any provision contained in this Agreement or any other Loan Document or other agreement or instrument executed or delivered in connection herewith, the provisions of this Section 12.14 shall govern and control, and neither Borrower nor any other Person shall be obligated to pay, or apply in any manner to, any amount that would be excessive interest. No Lender shall ever be deemed to have contracted for or be entitled to receive, collect, charge, reserve or apply as interest on any Loan (whether termed interest therein or deemed to be interest by judicial determination or operation of law), any amount in excess of the Highest Lawful Rate, and, in the event that such Lender ever receives, collects, or applies as interest any such excess, such amount which would be excessive interest shall be applied as a partial prepayment of principal and treated hereunder as such, and, if the principal amount of the applicable Loans are paid in full, any remaining excess shall forthwith be paid to Borrower. In determining whether or not the interest contracted for, received, collected, charged reserved, paid or payable, including under any specific contingency, exceeds the Highest Lawful Rate, Borrower and each Lender shall, to the maximum extent permitted under applicable law, (i) characterize any non-principal payment (other than payments which are expressly designated as interest payments hereunder) as an expense or fee rather than as interest, (ii) exclude voluntary pre-payments and the effect thereof, and (iii) amortize and spread the total amount of interest throughout the entire stated term of the Loans so that the interest rate is uniform throughout such term; provided that if the Loans are paid in full prior to the end of the full contemplated term hereof, and if the interest received for the actual period of existence thereof exceeds the Highest Lawful Rate, if any, then the Lenders shall refund to Borrower the amount of such excess, or credit the amount of such excess against the aggregate unpaid principal balance of all Loans made by Lender. As used herein, the term “Maximum Amount” means the maximum nonusurious amount of interest which may be lawfully contracted for, reserved, charged, collected or received by Lender in connection with the indebtedness evidenced by this Agreement, the Notes and other Loan Documents under all Governmental Requirements. Texas Finance Code, Chapter 346, which regulates certain revolving loan accounts and revolving tri-party accounts, shall not apply to any revolving loan accounts created under, or apply in any manner to, the Note, this Agreement or the other Loan Documents.

Section 12.16 Confidentiality. Each of the Administrative Agent, the Lenders and the Issuing Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder, under any other Loan Document or Hedging Agreements or any action or proceeding relating to this Agreement, any other Loan Document or Hedging Agreements or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or, (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) subject to each such Person being informed of the confidential nature of the Information and to their agreement to keep such Information confidential, to (i) an investor or prospective investor in securities issued by an Approved Fund that also agrees that Information shall be used solely for the purpose of evaluating an investment in such securities issued by the Approved Fund, (ii) a trustee, collateral manager, servicer, backup servicer, noteholder or secured party in securities issued by an Approved Fund in connection with the administration, servicing and reporting on the assets serving as collateral for securities issued by an Approved Fund, or (iii) a nationally recognized rating agency that requires access to information regarding the Borrower and its Subsidiaries, the Loans and Loan Documents in connection with ratings issued in respect of securities issued by an Approved Fund, (h) with the consent of the Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower. For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries; provided that, in the case of information received from the Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 12.17 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the Borrower and each other Obligor acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower, the other Loan Parties and their respective Affiliates, on the one hand, and the Administrative Agent and the Lead Arranger, on the other hand, and the Borrower and the other Loan Parties are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Administrative Agent and the Lead Arranger are and have been acting solely as a principal and is not the financial advisor, agent or fiduciary, for any of the Borrower, any other Loan Parties or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) neither the Administrative Agent nor the Lead Arranger has assumed or will assume an advisory, agency or fiduciary responsibility in favor of any Borrower or any other Obligor with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent of the Lead Arranger has advised or is currently advising any of the Borrower, the other Loan Parties or their respective Affiliates on other matters) and neither the Administrative Agent nor the Lead Arranger has any obligation to any of the Borrower, the other Loan Parties or their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agent, the Lead Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent nor the Lead Arranger has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Administrative Agent and the Lead Arranger have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Borrower and each other Obligor has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. The Borrower and each other Obligor hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent and the Lead Arranger with respect to any breach or alleged breach of agency or fiduciary duty.

[The remainder of this page intentionally left blank. Signatures begin on the next page.]

IN WITNESS WHEREOF, the undersigned, with the intent of being legally bound hereby, have caused this Agreement to be executed this 27th day of July, 2007.

BORROWER:

ATLAS PIPELINE PARTNERS, L.P., a Delaware limited partnership

By:	Atlas Pipeline Partners GP, LLC, its general partner

By:
Name:
Title:

[SIGNATURE PAGE TO THE CREDIT AGREEMENT]

IN WITNESS WHEREOF, the undersigned, with the intent of being legally bound hereby, have caused this Agreement to be executed this 27th day of July, 2007.

GUARANTORS:

ATLAS ARKANSAS PIPELINE, LLC

ATLAS CHANEY DELL, LLC

ATLAS MIDKIFF, LLC

ATLAS PIPELINE NEW YORK, LLC

ATLAS PIPELINE OHIO, LLC

ATLAS PIPELINE PENNSYLVANIA, LLC

ATLAS PIPELINE OPERATING PARTNERSHIP, L.P.

ATLAS PIPELINE MID-CONTINENT LLC

ELK CITY OKLAHOMA PIPELINE, L.P.

ELK CITY OKLAHOMA GP, LLC,

MID-CONTINENT ARKANSAS PIPELINE, LLC

NOARK PIPELINE SYSTEM, LIMITED

PARTNERSHIP

NOARK ENERGY SERVICES, L.L.C.

OZARK GAS GATHERING, L.L.C.

OZARK GAS TRANSMISSION, L.L.C.

[SIGNATURE PAGE TO THE CREDIT AGREEMENT]

ATLAS PIPELINE OHIO, LLC, a Pennsylvania limited liability company

By:	Atlas Pipeline Operating Partnership, L.P., a Delaware limited partnership and its sole member

	By:	Atlas Pipeline Partners GP, LLC, a Delaware limited liability company and its sole general partner

By:
Name:
Title:

ATLAS PIPELINE PENNSYLVANIA, LLC, a Pennsylvania limited liability company

By:	Atlas Pipeline Operating Partnership, L.P., a Delaware limited partnership and its sole member

	By:	Atlas Pipeline Partners GP, LLC, a Delaware limited liability company and its sole general partner

By:
Name:
Title:

ATLAS PIPELINE OPERATING PARTNERSHIP, L.P.,

By:	Atlas Pipeline Partners GP, LLC, a Delaware limited liability company and its sole general partner

By:
Name:
Title:

ATLAS PIPELINE MID-CONTINENT LLC, a Delaware limited liability company

By:	Atlas Pipeline Operating Partnership, L.P., a Delaware limited partnership and its sole member

	By:	Atlas Pipeline Partners GP, LLC, a Delaware limited liability company and its sole general partner

By:
Name:
Title:

[SIGNATURE PAGE TO THE CREDIT AGREEMENT]

ELK CITY OKLAHOMA PIPELINE, L.P. a Texas limited partnership

By:	ELK City Oklahoma GP, LLC, a Delaware limited liability company and its sole general partner

By:	Atlas Pipeline Mid-Continent LLC, a Delaware limited liability company and its sole member

By:	Atlas Pipeline Operating Partnership, L.P., a Delaware limited partnership and its sole member

	By:	Atlas Pipeline Partners GP, LLC, a Delaware limited liability company and its sole general partner

By:
Name:
Title:

ELK CITY OKLAHOMA GP, LLC, a Delaware limited liability company

By:	Atlas Pipeline Mid-Continent LLC, a Delaware limited liability company and its sole member

By:	Atlas Pipeline Operating Partnership, L.P., a Delaware limited partnership and its sole member

	By:	Atlas Pipeline Partners GP, LLC, a Delaware limited liability company and its sole general partner

By:
Name:
Title:

[SIGNATURE PAGE TO THE CREDIT AGREEMENT]

ADMINISTRATIVE AGENT, ISSUING BANK AND A LENDER:

WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent, Issuing Bank and a Lender

By:

[SIGNATURE PAGE TO THE CREDIT AGREEMENT]